UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

VISA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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VISA INC.

P.O. Box 8999

San Francisco, California 94128-8999

December 17, 2012

Dear Stockholder:

You are cordially invited to attend our 2013 Annual Meeting of Stockholders, which will be held on January 30, 2013 at 8:30 a.m. Pacific Time at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404.

At the Annual Meeting, stockholders will be asked to vote on each of the four proposals set forth in the Notice of Annual Meeting of Stockholders and the proxy statement, which describe the formal business to be conducted at the Annual Meeting and follow this letter.

It is important that your shares are represented and voted at the Annual Meeting regardless of the size of your holdings. Whether or not you plan to attend the Annual Meeting, please vote electronically via the Internet or by telephone, if permitted by the broker or other nominee that holds your shares. If you receive a paper copy of the proxy materials, please complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. Voting electronically, by telephone, or by returning your proxy card in advance of the Annual Meeting does not deprive you of your right to attend the Annual Meeting.

If you wish to attend the Annual Meeting in person, you must reserve your seat by January 25, 2013 by contacting our Investor Relations Department at (650) 432-7644. Additional details regarding requirements for admission to the Annual Meeting are described in the proxy statement under the heading “Do I have to do anything in advance if I plan to attend the Annual Meeting in person?”

If you have any questions concerning the Annual Meeting and you are the stockholder of record of your shares, please contact our Investor Relations Department at (650) 432-7644. If your shares are held by a broker or other nominee (that is, in “street name”), please contact your broker or other nominee for questions concerning the Annual Meeting. For questions related to voting procedures, you may contact AST Phoenix Advisors, our proxy solicitor, at (877) 478-5038 (within the U.S.) or +1 (877) 478-5038 (International). If you are the stockholder of record of your shares and have questions regarding your stock ownership, please contact our transfer agent, Wells Fargo Shareowner Services, by telephone at (866) 456-9417 (within the U.S.) or +1 (651) 306-4433 (International).

Thank you for your continued support. We look forward to seeing those of you who will be able to attend the Annual Meeting.

Sincerely yours,

Joseph W. Saunders
Executive Chairman of the Board

VISA INC.

NOTICE OF 2013 ANNUAL MEETING OF STOCKHOLDERS

January 30, 2013

8:30 a.m. Pacific Time

Visa Inc.’s 2013 Annual Meeting of Stockholders will be held on January 30, 2013 at 8:30 a.m. Pacific Time, at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404:

1.	To elect the eleven directors nominated by our board of directors and named in the proxy statement;

2.	To approve, on an advisory basis, the compensation paid to our named executive officers;

3.	To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013;

4.	To consider a stockholder proposal, if properly presented; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

The proxy statement more fully describes these proposals.

Only stockholders of our Class A common stock at the close of business on December 4, 2012 are entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof.

On or about December 17, 2012, we will mail a Notice of Internet Availability of Proxy Materials to stockholders of our Class A common stock at the close of business on December 4, 2012, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including our proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement.

The vote of each eligible stockholder is important. Please vote as soon as possible to ensure that your vote is recorded promptly, even if you plan to attend the Annual Meeting.

By	Order of the Board of Directors

Ariela St. Pierre
Corporate Secretary

December 17, 2012

Please note that the contents of our website are not incorporated into this proxy statement.

PROXY SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information you should consider. You should read the entire proxy statement carefully before voting.

INFORMATION ABOUT OUR 2013 ANNUAL MEETING OF STOCKHOLDERS

Date and Time:	Wednesday, January 30, 2013 at 8:30 a.m. Pacific Time
Place:	Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404
Webcast:	An audio webcast of the Annual Meeting will be available live on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on January 30, 2013.

Record Date:	December 4, 2012

PROPOSALS

Proposal	Board Vote Recommendation	Page Number

1 – Election of Eleven Directors	For Each Director Nominee	25
2 – Advisory Vote to Approve Executive Compensation	For	71
3 – Ratification of Independent Registered Public Accounting Firm	For	72

A fourth proposal also may be voted on, if properly presented by the stockholder proponents. The board of directors recommends a vote AGAINST the stockholder proposal.

OUR DIRECTOR NOMINEES (PAGE 25)

Name	Age	Director Since	Independent	AC	CC	NCGC	Other Current Public Boards

Gary P. Coughlan	68	2007	Yes				0
Mary B. Cranston	64	2007	Yes				4
Francisco Javier Fernández–Carbajal	57	2007	Yes				4
Robert W. Matschullat	65	2007	Yes	C			2
Cathy E. Minehan	65	2007	Yes				0
Suzanne Nora Johnson	55	2007	Yes			C	3
David J. Pang	69	2007	Yes				1
Joseph W. Saunders	67	2007	No				0
Charles W. Scharf	47	2012	No				0
William S. Shanahan	72	2007	Yes		C		0
John A. Swainson*	58	2007	Yes				0

*	Lead Director

AC = Audit and Risk Committee                     CC = Compensation Committee

NCGC	= Nominating and Corporate Governance Committee

= Member                     C = Chair

INFORMATION ABOUT OUR BOARD AND COMMITTEES (PAGE 18)

	Number of Members	Independence	Number of Meetings during Fiscal Year 2012

Full Board	11	82%	13
Audit and Risk Committee	5	100%	6
Compensation Committee	4	100%	6
Nominating and Corporate Governance Committee	4	100%	7

Our Corporate Governance Facts (Page 7)

Size of Board	11
Number of Independent Directors	9
Board Committees Consist Entirely of Independent Directors	Yes
Separate Chair & Chief Executive Officer	Yes
Lead Director	Yes
Annual Election of All Directors	Yes
Majority Voting for Directors in Uncontested Elections	Yes
Annual Advisory Approval of Named Executive Officer Compensation	Yes
All Directors Attended at least 75% of Meetings Held	Yes
Independent Directors Meet Regularly in Executive Session	Yes
Annual Board and Committee Self-Evaluations	Yes
Code of Business Conduct and Ethics	Yes
Board Orientation/Education Program	Yes
Stock Ownership Guidelines for Directors and Executive Officers	Yes
Political Contributions Policy	Yes
Stockholder Rights Plan (Poison Pill)	No

OUR COMPENSATION PHILOSOPHY AND PRACTICES (PAGE 37)

Our executive compensation program is designed to reward the achievement of specific annual, long-term and strategic goals, and align named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Our compensation program includes the following key features:

•	One-half of the annual long-term incentive awards made to our named executive officers are granted as performance shares.

•	We maintain a Clawback Policy, which allows Visa to recoup any excess incentive compensation paid to our named executive officers if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive.

•	We maintain an Executive Severance Plan for our named executive officers, which does not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

•	We eliminated most perquisites at the time of our initial public offering and do not provide tax gross ups for perquisites, except for tax gross ups related to certain relocation expenses as provided in our relocation policy or in certain limited circumstances.

•	Our insider trading policy prohibits our named executive officers, employees and directors from hedging the economic interest in the Visa shares they hold.

•	Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

•

The Compensation Committee reviews both the external marketplace and internal comparisons among the executive team in order to factor in internal equity considerations when making compensation determinations.

•	The Compensation Committee engages its own independent compensation consultant.

Core Compensation Components (Page 42)

Our named executive officers’ core compensation is comprised of a mix of base salary, annual incentive compensation and long-term incentive compensation.

Core Component	Objective/Key Features

Base Salary	Base salary is intended to reward demonstrated experience, skills and competencies relative to the market value of the job. Please see page 43 for additional information.

Annual Incentive Awards	The Visa Inc. Incentive Plan is designed to reward annual performance and achievement of strategic goals, align our named executive officer’s interests with those of our stockholders and provide market-competitive compensation to our named executive officers on an individual basis. For fiscal year 2012, our named executive officers were eligible to receive cash awards based on corporate performance against specified financial targets (80%) and individual performance evaluated against individual performance goals (20%). Please see page 43 for additional information.

Long-term Incentive Awards

The Visa Inc. 2007 Equity Incentive Compensation Plan is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining our named executive officers. Accordingly, for fiscal year 2012, a significant portion of each named executive officer’s total compensation was allocated to incentive-based compensation in the following combination of equity vehicles: stock options (25% of the equity incentive award), restricted stock/restricted stock units (25% of the equity incentive award), and performance shares (50% of the equity incentive award). Please see page 47 for additional information.

Stock Options and Restricted Stock/ Restricted Stock Units: Generally vest in equal increments over a three-year period.

Performance Shares: Named executive officers only earn awarded shares if Visa achieves the pre-established performance targets over multiple years. Beginning in fiscal year 2012, the performance period was lengthened from two to three years and the number of shares earned over the performance period is dependent on: (i) our achievement of the annual earnings per share goal established for each fiscal year; and (ii) an overall modifier applied at the end of the three-year period based on our total shareholder return relative to the other companies comprising the S&P 500 over the three-year performance period.

VISA INC.

P.O. Box 8999

San Francisco, California 94128-8999

PROXY STATEMENT

FOR THE ANNUAL MEETING OF STOCKHOLDERS

January 30, 2013

We are providing you with these proxy materials in connection with the solicitation by the board of directors of Visa Inc. of proxies to be used at our 2013 Annual Meeting of Stockholders. The Annual Meeting will be held at the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404 on January 30, 2013 at 8:30 a.m. Pacific Time. This proxy statement contains important information regarding our Annual Meeting, the proposals on which you are being asked to vote, information you may find useful in determining how to vote, and information about voting procedures. As used herein, “we,” “us,” “our,” “Visa” or the “Company” refers to Visa Inc., a Delaware corporation.

A Notice of Internet Availability of Proxy Materials, this proxy statement, any accompanying proxy card or voting instruction form, and our 2012 Annual Report to Stockholders will be made available to our stockholders on or about December 17, 2012.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND THESE PROXY MATERIALS

What matters will be voted on at the Annual Meeting?

The following matters will be voted on at the Annual Meeting:

•	Proposal 1: To elect the eleven directors nominated by our board of directors and named in this proxy statement;

•	Proposal 2: To approve, on an advisory basis, the compensation paid to our named executive officers;

•	Proposal 3: To ratify the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013;

•	Proposal 4: To consider a stockholder proposal, if properly presented at the Annual Meeting; and

•	Such other business as may properly come before the Annual Meeting and any adjournment or postponement of the Annual Meeting.

How does the board of directors recommend that I vote?

The board of directors recommends that you vote:

•	FOR the election of the eleven directors nominated by our board of directors and named in this proxy statement;

•	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers;

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013; and

•	AGAINST the stockholder proposal, if properly presented.

Will there be any other items of business on the agenda?

We do not expect any other items of business to be brought before the Annual Meeting because the deadlines for stockholder proposals and director nominations have already passed. Nonetheless, in case there is an unforeseen need, your proxy gives discretionary authority to the persons named on the proxy card with respect to any other matters that might be brought before the meeting. Those persons intend to vote the proxy in accordance with their best judgment.

Who is entitled to vote at the Annual Meeting?

Holders of our Class A common stock at the close of business on December 4, 2012, or the Record Date, may vote at the Annual Meeting. We refer to the holders of our Class A common stock as “stockholders” throughout this proxy statement. Each stockholder is entitled to one vote for each share of Class A common stock held as of the Record Date.

Stockholders at the close of business on the Record Date may examine a list of all stockholders as of the Record Date for any purpose germane to the Annual Meeting for ten days preceding the Annual Meeting, at our offices in Foster City, California or at the Annual Meeting. If you would like to view the stockholder list, please call our Investor Relations Department at (650) 432-7644 to schedule an appointment.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholders of Record. You are a stockholder of record if at the close of business on the Record Date your shares were registered directly in your name with Wells Fargo Shareowner Services, our transfer agent.

Beneficial Owner. You are a beneficial owner if at the close of business on the Record Date your shares were held by a brokerage firm or other nominee and not in your name. Being a beneficial owner means that, like most of our stockholders, your shares are held in “street name.” As the beneficial owner, you have the right to direct your broker or nominee how to vote your shares by following the voting instructions your broker or other nominee provides. If you do not provide your broker or nominee with instructions on how to vote your shares, your broker or nominee will be able to vote your shares with respect to some of the proposals in this proxy statement, but not all. Please see “What if I submit a proxy, but do not specify how my shares are to be voted?” for additional information.

Do I have to do anything in advance if I plan to attend the Annual Meeting in person?

Yes. Stockholders planning to attend the Annual Meeting in person must contact our Investor Relations Department at (650) 432-7644 by January 25, 2013 to reserve a seat at the Annual Meeting.

Individuals who are the beneficial owners of their Class A common stock must also bring with them to the Annual Meeting a legal proxy from the organization that holds their shares or a brokerage statement showing ownership of shares as of the close of business on the Record Date. Representatives of institutional stockholders must bring a legal proxy or other proof that they are representatives of a firm that held shares as of the close of business on the Record Date and are authorized to vote on behalf of the institution.

Anyone seeking admittance to the Annual Meeting who cannot prove ownership or representation as of the close of business on the Record Date, and has not reserved his or her seat in advance, may not be admitted. In addition, stockholders must also bring a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Why did I receive a notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to rules adopted by the Securities and Exchange Commission, or the SEC, we are making this proxy statement available to our stockholders electronically via the Internet. On or about December 17, 2012, we will mail the Notice of Internet Availability of Proxy Materials to stockholders of our Class A common stock at the close of business on the Record Date, other than those stockholders who previously requested electronic or paper delivery of communications from us. The Notice contains instructions on how to access an electronic copy of our proxy materials, including this proxy statement and our Annual Report. The Notice also contains instructions on how to request a paper copy of the proxy statement. We believe that this process will allow us to provide you with the information you need in a timely manner, while conserving natural resources and lowering the costs of printing and distributing our proxy materials.

Can I vote my shares by filling out and returning the Notice of Internet Availability of Proxy Materials?

No. The Notice only identifies the items to be voted on at the Annual Meeting. You cannot vote by marking the Notice and returning it. The Notice provides instructions on how to cast your vote. For additional information, please see the answer to the next question “How do I vote and what are the voting deadlines?”

How do I vote and what are the voting deadlines?

Stockholders of Record. If you are a stockholder of record, there are several ways for you to vote your shares.

•

By mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card. Proxy cards submitted by mail must be received no later than January 29, 2013 to be voted at the Annual Meeting.

•

By telephone or over the Internet. You may vote your shares by telephone or via the Internet by following the instructions provided in the Notice. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Internet and telephone voting are available 24 hours a day, 7 days a week. Votes submitted by telephone or through the Internet must be received by 11:59 p.m. Eastern Time on January 29, 2013.

•

In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you should have received a Notice of Internet Availability of Proxy Materials or voting instructions from the broker or other nominee holding your shares. You should follow the instructions in the Notice or voting instructions provided by your broker or nominee in order to instruct your broker or nominee on how to vote your shares. The availability of telephone and Internet voting will depend on the voting process of the broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from the broker or nominee giving you the right to vote the shares.

Can I revoke or change my vote after I submit my proxy?

Stockholders of Record. If you are a stockholder of record, you may revoke your vote at any time before the final vote at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote by telephone or via the Internet, since only your latest Internet or telephone vote received by 11:59 p.m. Eastern Time on January 29, 2013 will be counted;

•	attending the Annual Meeting in person and voting again; or

•	delivering a written revocation to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999, before the Annual Meeting.

Beneficial Owners. If you are a beneficial owner of your shares, you must contact the broker or other nominee holding your shares and follow its instructions for changing your vote.

What will happen if I do not vote my shares?

Stockholders of Record. If you are the stockholder of record of your shares and you do not vote by proxy card, by telephone, via the Internet or in person at the Annual Meeting, your shares will not be voted at the Annual Meeting.

Beneficial Owners. If you are the beneficial owner of your shares, and you do not instruct your broker or nominee how to vote your shares, your broker or nominee may exercise its discretion to vote on some proposals at the Annual Meeting, but not all. Under the rules of the New York Stock Exchange, or the NYSE, your broker or nominee does not have discretion to vote your shares on non-routine matters such as Proposals 1, 2 and 4. However, your broker or nominee does have discretion to vote your shares on routine matters such as Proposal 3.

What if I submit a proxy, but do not specify how my shares are to be voted?

Stockholders of Record. If you are a stockholder of record and you submit a proxy, but you do not provide voting instructions on the proxy, your shares will be voted:

•	FOR the election of the eleven directors nominated by our board of directors and named in this proxy statement (Proposal 1);

•	FOR the approval, on an advisory basis, of the compensation paid to our named executive officers (Proposal 2);

•	FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013 (Proposal 3);

•	AGAINST the stockholder proposal, if properly presented (Proposal 4); and

•	In the discretion of the named proxies regarding any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners. If you are a beneficial owner and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on your behalf. Under the NYSE’s rules, brokers and other nominees have the discretion to vote on routine matters such as Proposal 3, but do not have discretion to vote on non-routine matters such as Proposals 1, 2 and 4. Therefore, if you do not provide voting instructions to your broker or other nominee, your broker or other nominee may only vote your shares on Proposal 3 and any other routine matters properly presented for a vote at the Annual Meeting.

What is the effect of a broker non-vote?

Brokers or other nominees who hold shares of our Class A common stock for a beneficial owner have the discretion to vote on routine proposals when they have not received voting instructions from the beneficial owner at least ten days prior to the Annual Meeting. A broker non-vote occurs when a broker or other nominee does not receive voting instructions from the beneficial owner and does not have the discretion to direct the voting of the shares. Broker non-votes will be counted for purposes of calculating whether a quorum is present at the Annual Meeting, but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not impact our ability to obtain a quorum and will not otherwise affect the outcome of the vote on any of the proposals to be considered at the Annual Meeting.

What constitutes a quorum, and why is a quorum required?

We need a quorum of stockholders to hold our Annual Meeting. A quorum exists when at least a majority of the outstanding shares entitled to vote at the close of business on the Record Date are represented at the Annual Meeting either in person or by proxy. As of the close of business on the Record Date, we had 531,139,322 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting, meaning that 265,569,661 shares of Class A common stock must be represented at the Annual Meeting in person or by proxy to have a quorum.

Your shares will be counted towards the quorum if you vote by mail, telephone, or over the Internet or if you vote in person at the Annual Meeting. Abstentions and broker non-votes also will count towards the quorum requirement. If there is not a quorum, a majority of the shares present at the Annual Meeting may adjourn the meeting to a later date.

What is the vote required for each proposal?

Proposal	Vote Required	Broker Discretionary Voting Allowed

1 – Election of eleven directors	Majority of the Shares Cast for the Director’s Election	No
2 – Approval, on an advisory basis, of the compensation paid to our named executive officers	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	No
3 – Ratification of the appointment of KPMG as our independent registered public accounting firm for fiscal year 2013	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	Yes
4 – Stockholder proposal, if properly presented	Majority of the Shares Entitled to Vote and Present in Person or Represented by Proxy at the Annual Meeting	No

With respect to all Proposals, you may vote FOR, AGAINST or ABSTAIN. If you ABSTAIN from voting on Proposal 1 it will have no effect on the election of directors. If you ABSTAIN from voting on Proposals 2, 3 or 4, the abstention will have the same effect as an AGAINST vote.

What happens if an incumbent director nominee does not receive a majority of the votes cast for his or her re-election?

Our Corporate Governance Guidelines require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive a majority of the votes cast for his or her re-election, meaning that he or she does not have more votes cast FOR than AGAINST his or her re-election, the Nominating and Corporate Governance Committee will recommend to the board of directors that it accept the nominee’s contingent resignation, unless the Committee determines that acceptance of the resignation would not be in the best interest of the Company or its stockholders. The board of directors will decide whether to accept or reject the contingent resignation at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The board of directors’ decision and its reasons will be promptly disclosed in a periodic or current report filed with the SEC.

Who will count the votes?

Broadridge Financial Solutions, Inc. has been engaged as our independent agent to receive and tabulate stockholder votes. Broadridge will separately tabulate FOR and AGAINST votes, abstentions, and broker non-votes. We also have retained an independent inspector of election, who will certify the election results and perform any other acts required by the Delaware General Corporation Law.

What happens if the Annual Meeting is adjourned or postponed?

Your proxy will still be effective and will be voted at the rescheduled or adjourned Annual Meeting. You will still be able to change or revoke your proxy until it is voted.

Who is paying for the costs of this proxy solicitation?

We will bear the expense of soliciting proxies. We have retained AST Phoenix Advisors to solicit proxies for a fee of $11,000 plus a reasonable amount to cover expenses. Proxies may also be solicited in person, by telephone or electronically by Visa personnel who will not receive additional compensation for such solicitation. Copies of proxy materials and the Annual Report will be supplied to brokers and other nominees for the purpose of soliciting proxies from beneficial owners, and we will reimburse such brokers or other nominees for their reasonable expenses.

How can I find the results of the Annual Meeting?

Preliminary results will be announced at the Annual Meeting. Final results also will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If the official results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final results in an amendment to the Form 8-K as soon as they become available.

CORPORATE GOVERNANCE

The board of directors is responsible for overseeing the business of the Company in order to serve the long-term interests of our stockholders. Members of our board of directors are kept informed of our business through discussions with our Executive Chairman, Chief Executive Officer, President, Chief Financial Officer, General Counsel, Chief Risk Officer, and other officers and employees, and by reviewing materials provided to them and participating in regular meetings of the board of directors and its committees.

Highlights of our Corporate Governance

Because our board of directors is committed to strong and effective corporate governance, it regularly monitors our corporate governance policies and profile to ensure we meet or exceed the requirements of applicable laws, regulations and rules, and the NYSE’s listing standards. We have instituted a variety of practices to foster and maintain responsible corporate governance, including the following:

•

Effective November 1, 2012, the board of directors appointed Charles W. Scharf, formerly Chief Executive Officer of Retail Financial Services for JPMorgan Chase & Co., to succeed Joseph W. Saunders as our Chief Executive Officer. In connection with the succession of Mr. Saunders, the board separated the roles of the Chair and Chief Executive Officer. Mr. Saunders will continue his duties as Executive Chairman of the Company during the period of his employment, which extends to March 31, 2013. After Mr. Saunders retires, the board intends to select an independent Chair;

•	The Executive Chairman role will continue to be paired with an independent Lead Director, who is elected annually by the board and whose duties and responsibilities are set forth in our Bylaws;

•	Our board of directors is declassified, meaning that all directors are elected annually for a one year term;

•	We have a majority vote standard in uncontested elections of directors, which is coupled with a director resignation policy;

•	All of our directors other than Mr. Saunders and Mr. Scharf are independent, so that our board is comprised of 82% independent directors;

•	We hold an annual advisory vote on the compensation of our named executive officers;

•

We adopted a political contributions policy, which enhances transparency regarding our political activities and provides for robust oversight by the Nominating and Corporate Governance Committee of our board of directors (please see “Corporate Governance – Political Contributions Policy” for additional information);

•

Each of the board’s standing committees has a written charter, which clearly sets forth the roles and responsibilities of the committee and which, along with our Corporate Governance Guidelines, establish the framework for our corporate governance;

•	The board’s committees are comprised and chaired solely by independent directors;

•	Our independent directors meet regularly in executive session;

•

We limit the outside board and Audit Committee service of our directors, and the Nominating and Corporate Governance Committee reviews directors’ requests to join publicly-traded company boards to avoid conflicts of interest and ensure that directors will continue to devote the time required to effectively serve Visa;

•	We have a clear Code of Business Conduct and Ethics, and Code of Ethics for Senior Financial Officers;

•

Our insider trading policy includes a “no-hedging” policy, which prohibits all non-employee directors and employees, including our named executive officers, from hedging the economic risk in the Visa shares they own;

•	We have a Clawback Policy, which is discussed in the section of this proxy statement entitled “Executive Compensation – Compensation Discussion and Analysis;”

•

We executed a fixed term employment agreement with our former Chief Executive Officer, Mr. Saunders, which expires on March 31, 2013 and which does not allow for gross-ups for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control;

•

All of our other named executive officers participate in an Executive Severance Plan in lieu of individual employment contracts, which also does not allow for gross-ups for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control;

•	We limit the use of perquisites for directors and executive officers; and

•	The Compensation Committee engages an independent compensation consultant.

Additional information regarding the above aspects of our corporate governance is provided in the section below and in the sections entitled “Board of Directors and Committees of the Board” and “Executive Compensation – Compensation Discussion and Analysis.”

Corporate Governance Guidelines

As a part of our board of directors’ commitment to sound corporate governance, our board has adopted a set of Corporate Governance Guidelines, which guides the operation of the board and its committees. The Nominating and Corporate Governance Committee reviews our Corporate Governance Guidelines at least annually and recommends any changes to our board of directors for its consideration and approval.

Our Corporate Governance Guidelines cover, among other topics:

•	director independence;

•	board structure and composition;

•	board member nomination and eligibility requirements;

•	board leadership and executive sessions;

•	limitations on other board and committee service;

•	committees of the board;

•	director responsibilities;

•	board and committee resources, including access to officers and employees;

•	director compensation;

•	director orientation and ongoing education;

•	succession planning; and

•	board and committee self-evaluations.

Please see the section of this proxy statement entitled “Corporate Governance – Availability of Corporate Governance Documents” for information on how to view or obtain a copy of our Corporate Governance Guidelines.

Limitation on other Board Service and Change in Director Occupation

Our Corporate Governance Guidelines include a policy that our directors will not serve as a member of the board of directors of more than five publicly-traded companies (including the Company’s board). Additionally, board members who are chief executive officers are limited to service on no more than two publicly-traded companies in addition to their own (including the Company). Exceptions to these limits may be granted by the Nominating and Corporate Governance Committee on a case-by-case basis after taking into consideration the facts and circumstances of the exception request. The Nominating and Corporate Governance Committee and the board determined that these limits were appropriate after assessing the time commitments and other demands associated with effectively serving as a member of the Company’s board.

Prior to accepting an invitation to serve on the board of another publicly-traded company, a director should advise the Chair of the board and the Nominating and Corporate Governance Committee of the invitation so that the board, through the Nominating and Corporate Governance Committee, has the opportunity to review the director’s ability to continue to fulfill his or her responsibilities as a member of the Company’s board. When reviewing such a request, the Committee considers a number of factors, including the director’s other time commitments, record of attendance at board and committee meetings, potential conflicts of interest and legal considerations arising from the proposed directorship, and the impact of the proposed directorship on the director’s availability.

In addition, in order to evaluate whether a change in a director’s other professional responsibilities will directly or indirectly impact that director’s ability to fulfill his or her obligations to the Company, members of the board who experience a change of employer or primary occupation, or whose occupational responsibilities are substantially changed from when the director was elected to the board, are required to promptly tender their resignation from the board. The board, through the Nominating and Corporate Governance Committee, will consider the continued appropriateness of board membership under the circumstances.

Board Leadership Structure and Lead Director

During fiscal year 2012, our board leadership structure was comprised of a combined Chair of the board of directors and Chief Executive Officer, an independent Lead Director, an independent Nominating and Corporate Governance Committee Chair, an independent Audit and Risk Committee Chair, and an independent Compensation Committee Chair. Effective November 1, 2012, Charles W. Scharf succeeded Joseph W. Saunders as our Chief Executive Officer, and was appointed as a member of the board of directors. Mr. Scharf previously served as the Chief Executive Officer of Retail Financial Services for JPMorgan Chase & Co. and was a director of Visa Inc. and its predecessor, Visa U.S.A., from 2003 to 2011. Mr. Saunders, who has served as our Chairman and Chief Executive Officer since 2007, will remain Executive Chairman of the board during the period of his employment, which extends to March 31, 2013. After Mr. Saunders retires, the board intends to appoint a non-executive, independent Chair.

Mr. Saunders is a payments industry veteran who led Visa’s transition from a group of regional bank associations into a global public company, and who is intimately familiar with our history and business. By serving as both our Chairman and Chief Executive Officer, Mr. Saunders has been able to provide strong and consistent leadership and a unified voice for the Company during a critical period in our evolution. In planning for the succession of Mr. Saunders, the Nominating and Corporate Governance Committee and the board carefully reviewed the board’s leadership structure and determined that it would be appropriate to separate the roles of the Chair and Chief Executive Officer upon Mr. Saunders resignation from the latter position on November 1, 2012, and to appoint an independent Chair upon Mr. Saunders’ retirement as Executive Chairman in March 2013. The Nominating and Corporate Governance Committee will continue to periodically review the board’s leadership structure and to exercise its discretion in recommending an appropriate and effective framework on a case-by-case basis, taking into consideration the needs of the board and the Company at such time.

As Executive Chairman, Mr. Saunders will work closely with Mr. Scharf to transition the management and operations of the Company. The Executive Chairman position also will remain paired with an independent Lead Director, who is annually elected by the board and whose duties and responsibilities are set forth in our Bylaws. John A. Swainson has served as our Lead Director since October 2007. Mr. Swainson is an experienced former public company chief executive officer, executive and director, having served as the Chief Executive Officer and President of CA, Inc. (now CA Technologies) for many years, as well as in senior executive roles at International Business Machines and as a director of Cadence Design Systems, Assurant Inc. and Broadcom Corporation. Mr. Swainson currently serves as President of the Software Group of Dell Inc. For additional information regarding Mr. Swainson’s professional experience, please see “Proposal 1 – Election of Directors.”

As our Lead Director, Mr. Swainson has the following responsibilities, among others:

•

calling, setting the agenda for, and chairing periodic executive sessions and meetings of non-management directors and, as appropriate, providing prompt feedback to the Executive Chairman and the Chief Executive Officer;

•	chairing board meetings in the absence of the Executive Chairman or when it is deemed appropriate arising from the Executive Chairman’s management role or non-independence;

•

providing feedback to the Executive Chairman and the Chief Executive Officer on corporate and board policies and strategies and, when requested by the board, acting as a liaison between the board and the Chief Executive Officer;

•	facilitating one-on-one communication between directors and committee chairs and the Executive Chairman, the Chief Executive Officer, and other senior managers to keep abreast of their perspectives;

•	in concert with the Executive Chairman and the Chief Executive Officer, advising on the agenda and schedule for board meetings and strategic planning sessions based on input from directors;

•

providing advance feedback on background materials and resources necessary or desirable to assist directors in carrying out their responsibilities, and reviewing board materials and background papers in advance of board meetings;

•	interviewing potential candidates for election to the board;

•	holding one-on-one discussions with individual directors when the board so requests;

•	in concert with the board’s committees, overseeing the evaluation of individual members of the board and of the Chief Executive Officer; and

•	carrying out such other duties as are requested by the board or any of its committees from time to time.

Our Bylaws provide that if the Chair of the board is an independent director and no Lead Director is then serving, the Chair will be responsible for performing the foregoing duties to the extent applicable.

Our board of directors also has three standing committees: the Nominating and Corporate Governance Committee, chaired by Suzanne Nora Johnson; the Audit and Risk Committee, chaired by Robert W. Matschullat; and the Compensation Committee, chaired by William S. Shanahan. Ms. Nora Johnson, Mr. Matschullat, and Mr. Shanahan each have significant public company director experience, and have served in senior executive and leadership roles at large, multinational corporations. In addition, in their capacities as Lead Director and independent committee chairs, respectively, Mr. Swainson, Ms. Nora Johnson, Mr. Matschullat, and Mr. Shanahan have substantial responsibilities, which contribute to the board’s oversight of management and facilitate frequent and open communication among the board and the Executive Chairman. The roles and responsibilities of the committee chairs and their committees, which are comprised solely of independent directors, are set forth in the committee charters and in our Corporate Governance Guidelines. These responsibilities include, among other things, evaluating the performance of and determining the compensation for the Chief Executive Officer and other members of senior management, overseeing executive succession and development planning, and overseeing the Company’s risk management framework and programs, including strategic risks. For additional information regarding the committees of the board, please see the section of this proxy statement entitled “Board of Directors and Committees of the Board of Directors,” and for the biographies of the Chairs of each of the committees, please see “Proposal 1 – Election of Directors.”

The Board of Directors’ Role in Risk Oversight

Our board of directors recognizes the importance of effective risk oversight in running a successful business and in fulfilling its fiduciary responsibilities to Visa and its stockholders. While the Chief Executive Officer, Chief Risk Officer, and other members of our senior leadership team are responsible for the day-to-day management of risk, our board of directors is responsible for ensuring that an appropriate culture of risk management exists within the Company and for setting the right “tone at the top,” overseeing our aggregate risk profile, and assisting management in addressing specific risks, such as strategic and competitive risks, financial risks, brand and reputation risks, legal risks, regulatory risks, and operational risks.

The board believes that its current leadership structure facilitates its oversight of risk by combining independent leadership, through the Lead Director, independent board committees, and majority independent board composition, with an experienced Executive Chairman and an experienced Chief Executive Officer who is a member of the board. Mr. Saunders’ knowledge of the Company and prior involvement in its day-to-day management as our Chief Executive Officer enable him to identify and raise key business risks to the board, call special meetings of the board when necessary to address critical issues, and focus the board’s attention on areas of concern. The Lead Director, independent committee chairs, Mr. Scharf and the other directors also are experienced professionals or executives who can and do raise issues for board consideration and review, and are not hesitant to challenge management. The board believes there is a well-functioning and effective balance between the Lead Director, non-employee board members, the Executive Chairman, the Chief Executive Officer, and other members of management, which enhances risk oversight.

The board of directors exercises its oversight responsibility for risk both directly and through its three standing committees. Throughout the year, the board and each committee spend a portion of their time reviewing and discussing specific risk topics. The full board is kept informed of each committee’s risk oversight and related activities through regular oral reports from the committee chairs, and committee meeting minutes are available for review by all directors. Strategic, operational and competitive risks also are presented and discussed at the board’s quarterly meetings, and more often as needed. On at least an annual basis, the board conducts a review of our long-term strategic plans and the Chief Risk Officer and other members of senior management report on our top risks and the steps management has taken or will take to mitigate these risks. In addition, at each quarterly meeting, or more often as necessary, the General Counsel updates the board on material legal and regulatory matters. Written reports also are provided to the board on a regular basis regarding recent developments in each of our principal operating areas, which reports include a discussion of business risks as well as enterprise risks.

The Audit and Risk Committee is responsible for reviewing our Enterprise Risk Management, or ERM, framework and programs, as well as the framework by which management discusses our risk profile and risk exposures with the full board and its committees. The Audit and Risk Committee meets regularly with our Chief Financial Officer, Chief Risk Officer, Chief Auditor, Chief Compliance Officer, independent auditor, General Counsel, and other members of senior management to discuss our major financial risk exposures, financial reporting, internal controls, credit and liquidity risk, compliance risk, key operational risks, and ERM framework and programs. Other responsibilities include at least annually reviewing the implementation and effectiveness of our compliance and ethics program and our business continuity plan and test results. The Audit and Risk Committee meets regularly in separate executive session with the Chief Financial Officer, Chief Risk Officer, Chief Auditor, and independent auditor, as well as with committee members only, to facilitate a full and candid discussion of risk and other issues.

The Compensation Committee is responsible for overseeing human capital and compensation risks, including evaluating and assessing risks arising from our compensation policies and practices for all employees and ensuring executive compensation is aligned with performance. The Compensation Committee also is charged with monitoring our incentive and equity-based compensation plans, including employee pension and benefit plans. For additional information regarding the Compensation Committee’s review of compensation-related risk, please see the section of this proxy statement entitled “Executive Compensation – Risk Assessment of Compensation Programs.”

The Nominating and Corporate Governance Committee oversees risks related to our overall corporate governance, including board and committee composition, board size and structure, director independence, our corporate governance profile and ratings, and our political participation and contributions. The Committee also is actively engaged in overseeing risks associated with succession planning for the board and management.

Succession Planning

Our board of directors believes that one of its primary responsibilities is to oversee the development and retention of executive talent and to ensure that an appropriate succession plan is in place for our Chief Executive Officer and other members of management. Executive development and succession planning were discussed by the full board as well as by our independent directors at virtually every regularly scheduled and special board meeting in fiscal year 2012, and the recent appointment of Mr. Scharf as our Chief Executive Officer was the culmination of a multi-year, robust succession planning process led by the board. At least annually, our Nominating and Corporate Governance Committee also meets with our Chief Executive Officer and Global Head of Human Resources to review development and succession plans for executive officers and key functions throughout our global organization, and to address potential vacancies in senior leadership.

In addition to management succession, the Nominating and Corporate Governance Committee regularly oversees and plans for director succession. In doing so, the Committee takes into consideration the overall needs, composition, and size of the board, as well as the criteria adopted by the board regarding director candidate qualifications, which are described in the section of this proxy statement titled “Corporate Governance – Nomination of Directors – Criteria for Nomination to the Board of Directors and Diversity.” Individuals identified by the Committee as qualified to become directors are then recommended to the full board for nomination or election.

Independence of Directors

The NYSE’s listing standards and our Corporate Governance Guidelines require that a majority of our board of directors and every member of the Audit and Risk, Compensation, and Nominating and Corporate Governance committees are “independent.” Our Certificate of Incorporation further requires that at least fifty-eight percent (58%) of our board of directors is independent. Under the NYSE’s listing standards, our Corporate Governance Guidelines, and our Certificate of Incorporation, no director will be considered to be independent unless and until our board of directors affirmatively determines that such director has no direct or indirect material relationship with Visa or our management. Our board of directors reviews the independence of its members annually.

Our board of directors adopted guidelines to assist it in making its independence determinations. These guidelines generally track the NYSE listing standards, but are in some cases more specific than the listing standards, or address considerations that are particular to the Company. Our director independence guidelines, which specify those commercial or charitable relationships that will not be considered material relationships that would impair a director’s independence, are a part of our Corporate Governance Guidelines and are available on the Investor Relations section of our website, or in print free of charge to any stockholder who requests a copy in writing from our Corporate Secretary.

In October 2012, with the assistance of legal counsel, the Nominating and Corporate Governance Committee reviewed the applicable legal and NYSE standards for independence, as well as the commercial and charitable relationships, as applicable, specified in our guidelines, and found that each of Gary P. Coughlan, Mary B. Cranston, Francisco Javier Fernández-Carbajal, Suzanne Nora Johnson, Robert W. Matschullat, Cathy E. Minehan, David J. Pang, William S. Shanahan and John A. Swainson qualify as independent directors. Copies of the annual questionnaires completed by each of our directors and a summary of the Company’s relationships with director-affiliated entities also were made available to the Committee. Following its review, the Committee delivered a report to the full board of directors, and the board made its independence determinations based upon the report and other supporting information. As executive officers of Visa, Mr. Saunders, our Executive Chairman and former Chief Executive Officer, and Mr. Scharf, our new Chief Executive Officer, do not meet the NYSE’s bright-line independence test.

In making the determination that the directors listed above are independent, the Committee and the board considered relevant transactions, relationships and arrangements, including those specified in the NYSE listing standards and our director independence guidelines. In this regard, the Committee and the board considered that certain directors serve as directors of other companies with which the Company engages in ordinary-course-of-business transactions, and that, in accordance with our director independence guidelines, none of these relationships would constitute material relationships that impair the independence of these directors. Discretionary contributions to certain charitable organizations with which certain of our independent directors are affiliated also were considered, and the board of directors determined that the amounts contributed to each of these charitable organizations in any fiscal year was less than the greater of $1 million or two percent of the organization’s consolidated gross revenues. In addition, the Committee and the board of directors considered the relationships set forth below and determined that, in accordance with the NYSE listing standards, our Certificate of Incorporation and our independence guidelines, each of these relationships were not considered material relationships that would impair the applicable director’s independence:

•

For Ms. Minehan, the Committee and the board considered the annual amount of lease payments made to an affiliate of the firm where her husband serves as a managing director (and not an executive officer), and determined that the amounts paid in any single fiscal year over the last three fiscal years did not equal or exceed the greater of $1 million or two percent of the annual consolidated gross revenues of the firm.

•

For Mr. Swainson, the Committee and the board considered (1) our ongoing business relationship with a company (in which we have a less than five percent equity interest and hold a warrant to purchase additional shares) where he serves as a member of the board of directors and is a less than 1% stockholder, and (2) the annual amounts paid to the company where he serves as an executive officer, pursuant to ordinary-course-of-business transactions, which in any single fiscal year did not equal or exceed the greater of $1 million or two percent of the annual consolidated gross revenues of that company.

•

For Ms. Cranston, the Committee and board considered (1) her daughter’s relationship with one of our employees, Russell Hamilton (who is not an executive officer), as discussed under “Certain Relationships and Related Person Transactions,” and (2) services provided to the Company by a law firm of which she is a retired senior partner, including that, pursuant to her retirement (which predated our engagement of the law firm), she receives no compensation from the firm, has no capital in the firm and is no longer a signatory to the firm’s partnership agreement.

Nomination of Directors

Criteria for Nomination to the Board of Directors and Diversity

Candidates for nomination to our board of directors are selected by the Nominating and Corporate Governance Committee in accordance with the Committee’s charter, our Certificate of Incorporation and Bylaws, our Corporate Governance Guidelines, and the criteria adopted by the board regarding director candidate qualifications. The Nominating and Corporate Governance Committee will evaluate all candidates in the same manner and using the same criteria, regardless of the source of the recommendation.

Since the identification and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors, and will be significantly influenced by the particular needs of the board from time to time, there is not a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and NYSE listing requirements and the provisions of our Certificate of Incorporation, Bylaws, Corporate Governance Guidelines, and charters of the board’s committees. When considering nominees, the Nominating and Corporate Governance Committee may take into consideration many factors, including a candidate’s:

•	record of accomplishment in his or her chosen field;

•

depth and breadth of experience at an executive, policy-making level in business, payment systems, financial services, academia, law, government, information technology, emerging technology or other areas relevant to the Company’s activities;

•

depth and breadth of experience at an executive, policy-making level at a publicly-listed company or other organization based in a strategic non-U.S. jurisdiction in which the Company operates or seeks to operate;

•

depth and breadth of experience at an executive, policy-making level at a multinational company or other organization, with significant managerial and operational responsibilities outside of the United States;

•	experience working as the chief executive officer of a publicly-listed company;

•	experience serving as a director of a publicly-listed company based in the United States;

•	experience serving as an executive officer or director of Visa Inc. or any pre-merger Visa entity;

•	personal and professional ethics, integrity and values;

•	commitment to enhancing stockholder value;

•	commitment to engaging with all of the Company’s constituencies, including merchants, clients, consumers, stockholders, employees, policy-makers, and the communities in which the Company operates;

•	ability to exercise good judgment and provide practical insights and diverse perspectives;

•	absence of real and perceived conflicts of interest;

•	ability and willingness to devote sufficient time to become knowledgeable about the Company and to effectively carry out the duties and responsibilities of service;

•	ability to attend all or almost all board of directors’ meetings in person;

•	ability to develop a good working relationship with other members of the board of directors; and

•	ability to contribute to the board of directors’ working relationship with senior management.

In addition to the above factors, the qualification criteria adopted by the board specify that the Nominating and Corporate Governance Committee should consider the value of diversity on the board of directors in the director nominee identification and nomination process. The Committee seeks nominees with a broad diversity of experience, strategic and operational views, and philosophies. The Committee’s evaluation of director nominees also includes consideration of their ability to contribute to the diversity of personal and professional experiences, opinions, perspectives and backgrounds on the board. Nominees are not discriminated against on the basis of race, color, religion, sex, ancestry, national origin, sexual orientation, disability or any other basis prescribed by law. The Committee will assess the effectiveness of this approach as part of its annual review of its charter as well as during the board of directors’ and Committee’s self-evaluation process.

When considering nominees, the Committee also may consider whether the candidate possesses the qualifications, experience and skills it considers appropriate in the context of the board of directors’ overall composition and needs. To assist it with its evaluation of the director nominees for election at the Annual Meeting, the Committee took into account the factors listed above. In making nomination decisions, the Committee also considers a nominee’s ability to commit the time required to serve as an effective member of our board and his or her attendance at meetings over the preceding year.

Under the heading “Proposal 1 – Election of Directors,” we provide an overview of each nominee’s principal occupation, business experience and other directorships of publicly-traded companies, together with the key attributes, experience and skills the Committee and the board of directors believe will best serve the interests of the board of directors, the Company and our stockholders.

Stockholder Proposed Nominees

The Nominating and Corporate Governance Committee will consider director candidates who are timely proposed by our stockholders in accordance with our Bylaws and other procedures established from time to time by the Nominating and Corporate Governance Committee.

The deadline to propose candidates to be considered for nomination at the Annual Meeting has passed. To propose a candidate to be considered for nomination at our 2014 annual meeting, stockholders must deliver or mail their nomination submission and such submission must be received by our Corporate Secretary no earlier than one hundred twenty (120) days and not less than ninety (90) days prior to the date of the annual meeting to ensure adequate time for meaningful review by the Nominating and Corporate Governance Committee and board of directors. However, if we give stockholders less than one hundred (100) days’ notice or other prior public disclosure of the date of our 2014 annual meeting, we must receive stockholder nomination submissions no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made.

Each stockholder nomination submission must include the following information:

•	a description of the nominee and the reasons for making the nomination;

•	the name and address, as they appear on our books, of the stockholder making the nomination, and the name and address of the beneficial owner, if any, on whose behalf the nomination is made;

•	the class and number of shares of common stock owned beneficially and of record by such stockholder and by the beneficial owner, if any, on whose behalf the nomination is made;

•

a description of all arrangements and understandings, whether or not in writing, between the stockholder and the nominee and any other person or persons, naming such person or persons, pursuant to which the nomination is to be made;

•	the name, age, business address and residential address of the nominee;

•	the class, series and number of shares of capital stock of the Company owned beneficially and of record by the nominee;

•	the written consent of the nominee to be named in the solicitation material and to serving as a director if elected;

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a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any take-over bid, tender offer, exchange offer, merger, consolidation, business combination, recapitalization, restructuring, liquidation, dissolution, distribution, stock purchase or other extraordinary transaction involving the Company or any of its subsidiaries or the assets or securities of the Company or any of its subsidiaries;

•

a description of any negotiations, transactions or contacts during the past two years between the stockholder or its affiliates and any other person (including the identity of such other person) concerning any solicitation of proxies or consents from stockholders, any stockholder proposal, the election, removal or appointment of directors or executive officers of the Company or any of its subsidiaries, or the policies, affairs or strategy of the Company or any of its subsidiaries; and

•

such other information regarding the nominee as would be required to be included in the solicitation material, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, or the Exchange Act.

For additional information about the stockholder nominee submission process, please see our Bylaws, which are available on the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.”

Majority Voting Standard for Director Elections and Director Resignation Policy

Our Bylaws and Corporate Governance Guidelines provide for a majority voting standard for uncontested elections of directors. This standard states that in uncontested director elections, a director nominee will be elected only if the number of votes cast FOR the nominee exceeds the number of votes cast AGAINST the nominee. To address the “holdover” director situation under the Delaware General Corporation

Law pursuant to which a director remains on the board of directors until his or her successor is elected and qualified, our Corporate Governance Guidelines require each incumbent nominee to submit an irrevocable contingent resignation letter prior to the mailing of the proxy statement for an annual meeting at which the nominee’s candidacy will be considered. If the nominee does not receive more votes cast FOR than AGAINST his or her election, our Nominating and Corporate Governance Committee will recommend to the board of directors that it accept the nominee’s contingent resignation, unless it determines that acceptance of the resignation would not be in the best interest of the Company or its stockholders. The board of directors will decide whether to accept or reject the contingent resignation at its next regularly scheduled meeting, but in no event later than 120 days following certification of the election results. The board of directors’ decision and its reasons will be promptly disclosed in a periodic or current report filed with the SEC.

Board of Directors and Committee Self-Evaluations

Our board of directors and each of the Nominating and Corporate Governance, Compensation and Audit and Risk committees conduct an annual self-evaluation, which includes a qualitative assessment by each director of the performance of the board of directors and the committee or committees on which the director sits. Starting in fiscal year 2012, the board also conducts an annual peer review, which is designed to assess individual director performance. The evaluations and peer review are conducted via oral interviews by a third party legal advisor selected by the board, using as the basis for discussion a list of questions that are provided to each director in advance. The results of the evaluation and any recommendations for improvement are compiled in a confidential written report, which is circulated to all directors and which is discussed with the Nominating and Corporate Governance Committee and the full board. The Nominating and Corporate Governance Committee oversees the evaluation process.

Code of Business Conduct and Ethics

Our board of directors has adopted a written Code of Business Conduct and Ethics, which applies to all executive officers, employees and directors of the Company. Additionally, the board of directors has adopted a supplemental Code of Ethics for Senior Financial Officers, which applies to our Chief Executive Officer, Chief Financial Officer, General Counsel, and other senior financial officers, whom we refer to collectively as senior officers. These Codes require the senior officers to engage in honest and ethical conduct in performing their duties, provide guidelines for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, and provide mechanisms to report unethical conduct. Our senior officers will be held accountable for their adherence to the Codes.

A copy of each of the Codes is available on the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.” If we amend or grant any waiver from a provision of our Codes, we will publicly disclose such amendment or waiver in accordance with and if required by applicable law, including by posting such amendment or waiver on our website at the address above or by filing a current report on Form 8-K.

Director Orientation and Continuing Education

Orientation and continuing education of the board of directors is an important component of our corporate governance, since we believe our stockholders are best served by directors who are well informed regarding our business, our industry, the risks we face and the legal and regulatory environment in which we operate, and other matters relevant to board service. Accordingly, the board has adopted Guidelines for Director Orientation and Continuing Education pursuant to which all new directors are required to receive internal orientation within two months of becoming a director. Continuing directors may attend the orientation sessions and also are encouraged to participate in both internal and external educational programs in order to maintain the necessary level of expertise to perform their responsibilities as directors. We will reimburse directors for the reasonable costs of attending external education programs, up to a maximum of $15,000 per calendar year.

In addition to external education programs, we regularly provide our directors with continuing education and strategic review sessions to keep them informed as to our business, strategy, risks, industry and other relevant issues. The board also receives regular updates and other materials on newsworthy or significant trends and developments in corporate governance, ethics and compliance and other areas.

Political Contributions Policy

In order to provide greater transparency to our stockholders regarding our political giving and to ensure board-level oversight of our political participation, lobbying and contributions, the Nominating and Corporate Governance Committee of our board of directors has adopted a Political Participation, Lobbying, and Contributions Policy. Under the Policy, the Nominating and Corporate Governance Committee must pre-approve the use of corporate funds for political contributions. The Policy also requires us to post an annual report of our political contributions, which is available on our website at http://corporate.visa.com under “Corporate Responsibility.” The Nominating and Corporate Governance Committee reviews the Policy annually.

For additional information regarding our political contributions policies and practices, please visit our website at http://corporate.visa.com under “Corporate Responsibility.”

Communication with the Board of Directors

We believe that communications between our board of directors, our stockholders and other interested parties are an important part of our corporate governance. As a result, our board of directors has adopted a formal process by which stockholders or other interested persons may communicate with the board or any of its members. Stockholders and other interested parties may send communications in writing to any or all directors (including the Lead Director, the Executive Chairman, or the non-employee directors as a group) electronically to board@visa.com or by mail c/o our Corporate Secretary, P.O. Box 8999, San Francisco, California 94128-8999. Communications that meet the procedural and substantive requirements of the process approved by the board of directors will be delivered to the specified member of the board of directors, non-employee directors as a group or all members of the board of directors, as applicable, on a periodic basis, which generally will be in advance of or at each regularly scheduled meeting of the board of directors. Communications of a more urgent nature will be referred to the General Counsel, the Corporate Secretary, or the Head of Global Corporate Legal, who will determine whether it should be delivered more promptly. Additional information regarding the procedural and substantive requirements for communicating with our board of directors may be found on our website at http://investor.visa.com, under “Corporate Governance” and “Board of Directors.”

All communications involving accounting, internal accounting controls and auditing matters, possible violations of, or non-compliance with, applicable legal and regulatory requirements or the Codes, or retaliatory acts against anyone who makes such a complaint or assists in the investigation of such a complaint, may be made via email to businessconduct@visa.com, through our Confidential Compliance Hotline at (888) 289-9322 within the United States or the AT&T International Toll-Free Dial codes available online at http://www.business.att.com/bt/access.jsp outside of the United States, through our Confidential Online Compliance Hotline at https://visa.alertline.com, or by mail to Visa Inc., Business Conduct Office, P.O. Box 8999, San Francisco, California 94128-8999. All such communications will be handled in accordance with our Whistleblower Policy.

The acceptance and forwarding of a communication to any director does not imply that the director owes or assumes any fiduciary duty to the person submitting the communication, all such duties being only as prescribed by applicable law.

Availability of Corporate Governance Documents

To learn more about Visa’s corporate governance and to view our Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for Senior Financial Officers, and the charters of each of the board of directors’ committees, please visit the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.” Copies of these documents also are available in print free of charge by writing to our Corporate Secretary at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

Structure of the Board of Directors

During fiscal year 2012, our board of directors was comprised of ten directors. The size of the board increased to eleven members effective November 1, 2012 with the appointment of Charles W. Scharf to the board. Our Nominating and Corporate Governance Committee and our board of directors continue to consider the appropriate size and composition of the board, to determine if other changes are necessary.

Beginning with the implementation of our majority vote standard in fiscal year 2012, all of our directors are elected at each annual meeting of stockholders and will hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified, or until their earlier death, resignation, retirement, disqualification or removal. As stated under the heading “Proposal 1 – Election of Directors,” however, the term of Joseph W. Saunders, our Executive Chairman, will end upon the expiration of the term of his employment on March 31, 2013.

Attendance at Board of Directors’, Committee and Annual Stockholders’ Meetings

Our board of directors and its committees meet throughout the year on a set schedule, hold special meetings as needed, and act by written consent from time to time. The board of directors met 13 times during fiscal year 2012. Each director attended at least 75% or more of the aggregate of: (i) the total number of meetings of the board of directors and independent directors held during fiscal year 2012, and (ii) the total number of meetings held by all committees of the board of directors on which such director served during fiscal year 2012. The total number of meetings held by each committee is set forth below, under “Board of Directors and Committees Board.”

It is our policy that all members of our board of directors should endeavor to attend annual meetings of stockholders at which directors are elected. All of our directors attended the 2012 annual meeting of stockholders.

Executive Sessions of the Board of Directors

The non-employee, independent members of our board of directors and all committees of our board of directors meet in executive session without management present at each regularly scheduled in-person board and committee meeting and on an as-needed basis during telephonic and special meetings. John A. Swainson, our Lead Director, presides over executive sessions of the board of directors and the committee chairs, each of whom is independent, preside over executive sessions of the committees.

Committees of the Board of Directors

The current standing committees of the board of directors are the Nominating and Corporate Governance Committee, the Audit and Risk Committee, and the Compensation Committee. Each of the standing committees operates pursuant to a written charter, which is available on the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.”

The following table provides membership (M) and Chair (C) information for each standing committee.

Name	Audit and Risk	Nominating and Corporate Governance	Compensation

Gary P. Coughlan	M
Mary B. Cranston	M
Francisco Javier Fernández-Carbajal	M
Robert W. Matschullat	C
Cathy E. Minehan	M
Suzanne Nora Johnson		C	M
David J. Pang		M	M
William S. Shanahan		M	C
John A. Swainson		M	M

Audit and Risk Committee and Audit and Risk Committee Financial Expert

Members:	Robert W. Matschullat (Chair)
Gary P. Coughlan
Mary B. Cranston
Francisco Javier Fernández-Carbajal
Cathy E. Minehan

Number of Meetings in Fiscal Year 2012:	6

Independence:	The board of directors has determined that each member of the Audit and Risk Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our director independence guidelines. Each member of the Audit and Risk Committee is also independent within the meaning of Rule 10A-3 under the Exchange Act.

Financial Expert:	Our board of directors has unanimously determined that Robert W. Matschullat is an “audit committee financial expert” as that term is defined under the SEC’s rules.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•

Overseeing the integrity of our financial statements, our compliance with legal and regulatory requirements, our internal control over financial reporting, and the performance of our internal audit function and independent registered public accounting firm;

•	Selecting, retaining, compensating, overseeing and terminating the work of our independent registered public accounting firm;

•	Reviewing and discussing with management the disclosures required to be included in our annual report on Form 10-K;

•	Monitoring compliance with our Code of Business Conduct and Ethics, our Code of Ethics for Senior Financial Officers, and applicable legal requirements;

•	Reviewing the implementation and effectiveness of the Company’s compliance and ethics programs;

•	Reviewing and approving or ratifying all related person transactions in accordance with the Company’s policies and procedures with respect to related person transactions;

•	Reviewing the Company’s risk management framework and programs, and internal risk management reports; and

•

Establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

Other Audit Committee Memberships:	No member of the Audit and Risk Committee simultaneously serves on the audit committees of more than three public companies, including Visa Inc.

Compensation Committee

Members:	William S. Shanahan (Chair)
Suzanne Nora Johnson
David J. Pang
John A. Swainson

Number of Meetings in Fiscal Year 2012:	6

Independence:	The board of directors has determined that each member of our Compensation Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our director independence guidelines. Each member of the Compensation Committee is also a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, as amended.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Establishing and reviewing the overall compensation philosophy for executive officers;

•	Reviewing and approving corporate goals and objectives relevant to our Chief Executive Officer’s and other executive officers’ compensation, including annual performance objectives;

•

Evaluating the performance of our Chief Executive Officer and other executive officers in light of the corporate goals and objectives and, based on such evaluation, determining, approving and reporting to the full board the annual compensation of our Chief Executive Officer and other executive officers, including salary, bonus, stock options and other benefits;

•	Reviewing and recommending the form and amount of compensation of our directors to the board;

•	Monitoring the Company’s incentive and equity-based compensation plans;

•	Reviewing on a periodic basis the operations of the Company’s executive compensation programs to determine whether they are properly coordinated and achieving their intended purposes;

•	Reviewing and recommending to the full board for approval changes to the Company’s policy on recoupment of incentive compensation in the event of a financial restatement;

•

Reviewing an annual compensation-risk assessment report and considering whether the Company’s incentive compensation policies and practices contain incentives for executive officers and employees to take risks in performing their duties that are reasonably likely to have a material adverse effect on the Company;

•	Reviewing and discussing with the Company’s management the compensation disclosures required to be included in the Company’s annual filings;

•	Overseeing the Company’s submissions to a stockholder vote on executive compensation matters;

•	Reviewing the results of stockholder votes on executive compensation matters and discussing with management the appropriate communications in response to the votes; and

•	Reviewing the Company’s programs and policies related to workforce diversity and administration of executive compensation programs in a non-discriminatory manner.

Nominating and Corporate Governance Committee

Members:	Suzanne Nora Johnson (Chair)
David J. Pang
William S. Shanahan
John A. Swainson

Number of Meetings in Fiscal Year 2012:	7

Independence:	The board of directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the NYSE’s listing standards, our Certificate of Incorporation, and our director independence guidelines.

Responsibilities:	The Committee provides assistance to our board of directors in various matters, including fulfilling its responsibilities with respect to the following:

•	Identifying individuals qualified to become our directors and selecting, or recommending that our board of directors select, nominees for our board of directors;

•	Developing and recommending to the board of directors a set of Corporate Governance Guidelines;

•	Recommending to the board of directors categorical or other standards to use in determining director independence;

•	Reviewing the qualifications and independence of the members of the board of directors;

•

Recommending to the board of directors criteria to use in identifying individuals qualified to become our directors, including specific minimum qualifications, if any, necessary for our directors to possess;

•	Recommending changes to the board of directors as to the composition or size of the board and its committees, as well as to the board’s committee structure and committee functions;

•	Reviewing directors’ compliance with the Corporate Governance Guidelines and approving, or recommending to the board of directors for approval, exceptions or other actions;

•

Reviewing any director resignations made in accordance with the director resignation policy included in the Corporate Governance Guidelines, and determining or recommending to the board of directors whether such resignations should be accepted;

•

Establishing and monitoring a process that ensures a management continuity plan is in place and reviewed at least annually with the board of directors, including policies and principles for the selection of the Chief Executive Officer and development planning for executive officers;

•	Overseeing the board of director orientation and continuing education programs;

•	Overseeing the evaluation of the board of directors and its committees, and executive management; and

•	Adopting policies with respect to political contributions as the Committee deems appropriate, and reviewing and approving the Company’s political contributions as contemplated by such policies.

Compensation of Non-Employee Directors

We use a combination of cash and equity-based compensation to attract and retain non-employee directors and to compensate such directors for their service on the board in an amount that is commensurate with their role and involvement. In setting director compensation, we consider the significant amount of time our directors will expend in fulfilling their duties as well as the skill level required of our board of directors. Neither Mr. Saunders, who is our Executive Chairman, nor Mr. Scharf, who became our Chief Executive Officer on November 1, 2012, receives additional compensation for their service as directors. The Compensation Committee, which is comprised solely of independent directors, has the primary responsibility for reviewing and considering any revisions to our director compensation program. In fiscal year 2012, the Compensation Committee undertook its annual review of the type and form of compensation paid to our non-employee directors in connection with their service on the board of directors and its committees. The Compensation Committee consulted with our human resources department and also considered the results of an independent review completed by Frederic W. Cook & Co., the Compensation Committee’s independent compensation consultant. As part of this review, Cook & Co. analyzed non-employee director compensation trends and reviewed data from companies comprising the same peer group adopted for review of our executive compensation program. Based on this review, no changes were made to the compensation of our non-employee directors for fiscal year 2012.

Annual Retainers Paid in Cash

Each non-employee director receives an annual cash retainer for his or her service on the board of directors, as well as additional cash retainers if he or she serves as the Lead Director, on a committee or as the chair of a committee. The following table lists the cash retainer amounts in effect during fiscal year 2012.

Type of Retainer	Amount of Retainer

Annual Board Membership	$100,000

Lead Director	$30,000

Audit and Risk Committee Membership	$10,000

Compensation Committee Membership	$10,000

Nominating and Corporate Governance Committee Membership	$5,000

Audit and Risk Committee Chair	$25,000 (in addition to member retainer)

Compensation Committee Chair	$20,000 (in addition to member retainer)

Nominating and Corporate Governance Committee Chair	$15,000 (in addition to member retainer)

All of these cash retainers are paid in quarterly installments throughout the year. In addition, directors are reimbursed for customary expenses incurred while attending meetings of the board of directors and its committees.

Equity Compensation

Each non-employee director also receives an annual stock grant. For fiscal year 2012, a grant with a value of $175,000 was awarded on November 5, 2011. Grants made to U.S. based directors are made in the form of restricted stock and grants made to non-U.S. based directors are made in the form of restricted stock units. In each case, the shares and units vest on the first anniversary of the grant dates, but may be accelerated upon completion of service on the board of directors or in other limited circumstances.

Stock Ownership Guidelines

The board of directors’ stock ownership guidelines for our non-employee directors require that each director own shares of our common stock equal to five times the annual board membership retainer. Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the director, shares jointly owned, and restricted shares and restricted stock units. Directors have five years from the date they become a member of the board to attain these ownership levels. Each non-employee director currently meets or exceeds the ownership guidelines. We also have an insider trading policy which, among other things, prohibits directors from hedging the economic risk of their stock ownership.

Charitable Matching Gift Program

Our non-employee directors may participate in our Board Charitable Matching Gift Program. Under this program, Visa will match contributions to eligible non-profit organizations, up to a maximum of $15,000 per director per calendar year.

Director Compensation Table

The following table provides information on the total compensation earned by each of our non-employee directors during fiscal year 2012.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)		Total ($)
Gary P. Coughlan	110,000	174,997	15,000	(2)	299,997
Mary B. Cranston	110,000	174,997	15,000	(2)	299,997
Francisco Javier Fernández-Carbajal	110,000	174,997	—		284,997
Robert W. Matschullat	135,000	174,997	60,939	(2)(3)	370,936
Cathy E. Minehan	110,000	174,997	—		284,997
Suzanne Nora Johnson	130,000	174,997	15,000	(2)	319,997
David J. Pang	115,000	174,997	15,000	(2)	304,997
William S. Shanahan	135,000	174,997	25,000	(2)	334,997
John A. Swainson	145,000	174,997	22,983	(4)	342,980
(1)	Amounts represent the aggregate grant date fair value of the awards granted to each director computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 17 – Share-based Compensation to our fiscal year 2012 consolidated financial statements, which are included in our Annual Report on Form 10-K filed with the SEC on November 16, 2012. As of September 30, 2012, each non-employee director had 1,889 unvested shares of restricted stock or restricted stock units outstanding.
(2)	Amounts reflect the matching contributions we made on behalf of our directors for fiscal year 2012 pursuant to our Board Charitable Matching Gift Program. Because the fiscal year overlaps two calendar years, amounts matched on behalf of Mr. Matschullat and Mr. Shanahan during the fiscal year are greater than $15,000 even though, for each, both donations were within the $15,000 per calendar year limit.
(3)	Includes $30,000 reflecting the matching contribution we made on behalf of Mr. Matschullat pursuant to our Board Charitable Matching Gift Program. Also includes his guest’s travel and other expenses totaling $30,691 related to a board of directors’ meeting and the 2012 Summer Olympics in London.
(4)	Includes $10,000 reflecting the matching contribution we made on behalf of Mr. Swainson pursuant to our Board Charitable Matching Gift Program. Also includes Mr. Swainson’s guest’s travel and other expenses totaling $12,983 related to a board of directors’ meeting.

Fees Earned or Paid in Cash

The following table sets forth additional information with respect to the amounts reported in the “Fees Earned or Paid in Cash” column in the “Director Compensation Table” above for fiscal year 2012.

Name	Board Retainer ($)	Lead Director Retainer ($)	Audit and Risk Committee Chair/ Member Retainers ($)	Compensation Committee Chair/ Member Retainer ($)	Nominating and Corporate Governance Committee Chair/Member Retainer ($)
Gary P. Coughlan	100,000	—	10,000	—	—
Mary B. Cranston	100,000	—	10,000	—	—
Francisco Javier Fernández-Carbajal	100,000	—	10,000	—	—
Robert W. Matschullat	100,000	—	35,000	—	—
Cathy E. Minehan	100,000	—	10,000	—	—
Suzanne Nora Johnson	100,000	—	—	10,000	20,000
David J. Pang	100,000	—	—	10,000	5,000
William S. Shanahan	100,000	—	—	30,000	5,000
John A. Swainson	100,000	30,000	—	10,000	5,000

PROPOSAL 1 – ELECTION OF DIRECTORS

Our stockholders will be asked to consider eleven nominees for election to our board of directors. All of the nominees other than Joseph W. Saunders will serve as a director for a one year term until the 2014 annual meeting of stockholders, and until their successors, if any, are elected or appointed, or their earlier death, resignation, retirement, disqualification or removal. Mr. Saunders’ term as a director will end upon the expiration of the term of his employment on March 31, 2013.

The names of the eleven nominees for director, their current positions and offices, age, tenure as a Visa director, and their board committee memberships are set forth in the table below. All of the nominees are current Visa directors and, with the exception of Mr. Saunders and Mr. Scharf, have been determined by our board to be independent. All of the nominees other than Mr. Scharf were elected by our stockholders at the 2012 annual meeting of stockholders. Our Nominating and Corporate Governance Committee reviewed the qualifications of each of the nominees and recommended to our board of directors that each nominee be submitted to a vote of our stockholders at the Annual Meeting. The board unanimously approved the Committee’s recommendation at its meeting on October 23, 2012.

The board of directors expects each nominee to be able to serve if elected. If any director nominee is unable or unwilling to serve as a nominee at the time of the Annual Meeting, the persons named as proxies may vote for a substitute nominee chosen by the present board of directors to fill the vacancy. In the alternative, the proxies may vote just for the remaining nominees, leaving a vacancy that may be filled at a later date by the board of directors, or the board of directors may reduce the size of the board.

Name	Position with Visa	Age	Director Since	Committee Membership

Gary P. Coughlan	Director	68	October 2007	Audit and Risk Committee
Mary B. Cranston	Director	64	October 2007	Audit and Risk Committee
Francisco Javier Fernández-Carbajal	Director	57	October 2007	Audit and Risk Committee
Robert W. Matschullat	Director	65	October 2007	Audit and Risk Committee (Chair and Audit Committee Financial Expert)
Cathy E. Minehan	Director	65	October 2007	Audit and Risk Committee
Suzanne Nora Johnson	Director	55	October 2007	Compensation Committee Nominating and Corporate Governance Committee (Chair)
David J. Pang	Director	69	October 2007	Compensation Committee Nominating and Corporate Governance Committee
Joseph W. Saunders	Executive Chairman	67	May 2007	None
Charles W. Scharf	Chief Executive Officer	47	November 2012	None
William S. Shanahan	Director	72	October 2007	Compensation Committee (Chair) Nominating and Corporate Governance Committee
John A. Swainson	Lead Independent Director	58	October 2007	Compensation Committee Nominating and Corporate Governance Committee

The following is additional information about each of the nominees as of the date of this proxy statement, including their business experience, director positions held currently or at any time during the last five years, involvement in certain legal or administrative proceedings, if applicable, and the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and our board of directors to determine that the nominees should serve as one of our directors.

Gary P. Coughlan was the Chief Financial Officer and Senior Vice President of Finance of Abbott Laboratories, a global, broad-based health care company, from May 1990 until his retirement in March 2001. Prior to joining Abbott Laboratories, Mr. Coughlan was employed by Kraft Foods in various financial positions, the last one being Senior Vice President and Chief Financial Officer. He also previously served as a director of The Hershey Company, Arthur J. Gallagher & Co., and General Binding Corporation. Mr. Coughlan holds a Bachelor of Arts degree in Economics from St. Mary’s College, a Masters degree in Economics from the University of California, Los Angeles and a Master of Business Administration degree from Wayne State University.

Qualifications, Experience, Key Attributes and Skills: Mr. Coughlan has more than 30 years of leadership and financial experience with U.S. publicly-traded companies, having served in senior finance roles at Abbott Laboratories and Kraft Foods and as a member of the board of directors of The Hershey Company, Arthur J. Gallagher & Co., and General Binding Corporation. While at Abbott Laboratories, Mr. Coughlan was responsible for treasury, controllership, tax, audit, corporate strategy and development, investor relations, public affairs, information technology, e-commerce, administration and purchasing, areas that are directly relevant to Visa’s operations and activities as well as to Mr. Coughlan’s service on our Audit and Risk Committee. Mr. Coughlan also has extensive experience reviewing corporate strategic risks, determining risk appetites, and overseeing processes for risk identification, avoidance and mitigation, through his prior roles as Chief Financial Officer and audit committee chairman for several major companies.

Mary B. Cranston is a Retired Senior Partner of Pillsbury Winthrop Shaw Pittman LLP, an international law firm. She was the Chair and Chief Executive Officer of Pillsbury from January 1999 until April 2006, and continued to serve as Chair of the firm until December 2006. She was Firm Senior Partner until January 2012. Ms. Cranston also serves as a director of GrafTech International, Ltd., Juniper Networks, Inc., Exponent, Inc. and International Rectifier Corporation. Ms. Cranston holds an A.B. degree in Political Science from Stanford University, a Juris Doctor degree from Stanford Law School, and a Master of Arts degree in Educational Psychology from the University of California, Los Angeles.

Qualifications, Experience, Key Attributes and Skills: Through her tenure at the Pillsbury law firm, Ms. Cranston has gained a broad understanding of the business and regulation of the financial services industry as well as of the management of a global enterprise. Ms. Cranston has represented banks and financial institutions for over 30 years, and as Chief Executive Officer of the firm, she regularly met with senior executives from its banking clients, covering their concerns and issues relevant to the financial services industry. She also oversaw the opening of the firm’s offices in London, Singapore, Sydney and Hong Kong, and expanded the Tokyo office. In addition to her financial services background, Ms. Cranston has substantial expertise in complex antitrust, class action and securities law and was recognized by the National Law Journal in 2002 as one of the “100 Most Influential Lawyers in America.” As a director of four other U.S. publicly-traded companies she has regularly reviewed corporate strategies and financial and operational risks, and throughout her legal career has identified and managed legal risks for many Fortune 500 companies. Ms. Cranston’s experience and background provide her with significant insight into the legal and regulatory issues facing Visa and its clients, as well as into the challenges of operating a diverse multinational enterprise.

Francisco Javier Fernández-Carbajal has been a consultant for public and private investment transactions and a wealth management advisor since January 2002. From July 2000 to January 2002, Mr. Fernández-Carbajal served as Chief Executive Officer of the Corporate Development Division of Grupo Financiero BBVA Bancomer, S.A., a Mexico-based banking and financial services company that owns BBVA Bancomer, one of Mexico’s largest banks. Prior to this role, he held other senior executive positions at Grupo Financiero Bancomer since joining in September 1991, serving as President from October 1999 to July 2000, and as Chief Financial Officer

from October 1995 to October 1999. Until August 2007, Mr. Fernández-Carbajal also served as a member of the boards of several publicly-traded companies in Mexico, including Grupo Bimbo, S.A.B. de C.V., Grupo Gigante, S.A.B. de C.V., IXE Grupo Financiero, S.A.B. de C.V., and Grupo Lamosa, S.A.B. de C.V.; until March 2008, as a member of the board of El Puerto de Liverpool, S.A.B. de C.V.; and until August 2011, as a member of the board of Grupo Aeroportuario del Pacifico, S.A.B. de C.V. He currently serves on the boards of directors of CEMEX S.A.B. de C.V.; Fomento Economico Mexicano, S.A.B. de C.V.; Fresnillo, PLC; and ALFA S.A.B. de C.V. Mr. Fernández-Carbajal holds a degree in Mechanical and Electrical Engineering from the Instituto Tecnológico y de Estudios Superiores de Monterrey and a Master of Business Administration degree from Harvard Business School.

Qualifications, Experience, Key Attributes and Skills: Mr. Fernández-Carbajal has substantial payment systems, financial services, and leadership experience from his tenure with Grupo Financiero BBVA Bancomer, for which he served in a variety of senior executive roles, including Chief Executive Officer of the Corporate Development Division, Executive Vice President of Strategic Planning, Deputy President of Systems and Operations, Chief Information Officer, Deputy President, President and Chief Financial Officer. Mr. Fernández-Carbajal’s background and career in the payments and financial services industry in Mexico enables him to bring global perspectives to the board and to provide relevant insights regarding Visa’s strategies, operations and management. In addition, while at BBVA Bancomer, Mr. Fernández-Carbajal chaired the bank’s Assets and Liabilities Committee, Credit Committee, and Operational Risk Committee, which enhanced his understanding of risk management of large, complex organizations. As the Chief Financial Officer of a large publicly traded company, and through his board and committee membership with several large companies in Mexico, Mr. Fernández-Carbajal has accumulated extensive experience in corporate finance and accounting, financial reporting, and internal controls, which contributes to his service on our Audit and Risk Committee.

Robert W. Matschullat is a private equity investor. From March 2006 to October 2006, Mr. Matschullat served as the interim Chairman and interim Chief Executive Officer of The Clorox Company, a global consumer products company. From January 2004 through January 2005, and from January 2005 through March 2006, he served as both Chairman and Presiding Director of the Clorox board, respectively. He also served as the Vice Chairman of the board of directors and as Chief Financial Officer of The Seagram Company Limited, a global company with entertainment and beverage operations, from 1995 until 2000. Previously, he was head of worldwide investment banking at Morgan Stanley & Co. Incorporated, a securities and investment firm, from 1991 to 1995 and served on the board of directors of Morgan Stanley from 1992 to 1995 and McKesson Corporation from 2002 to 2007. Mr. Matschullat currently serves on the board of directors of The Clorox Company and The Walt Disney Company. Mr. Matschullat holds a Bachelor of Arts degree in Sociology from Stanford University and a Master of Business Administration degree from the Stanford Graduate School of Business.

Qualifications, Experience, Key Attributes and Skills: Mr. Matschullat has substantial leadership, financial services, and risk management experience, having served as the head of worldwide investment banking and a director of Morgan Stanley, the Vice Chairman and Chief Financial Officer of Seagram, and the Chairman and interim Chief Executive Officer of Clorox. While at Seagram, Mr. Matschullat was responsible for all finance, strategic planning, corporate communications, government, tax, accounting and internal auditing, mergers and acquisitions, and risk management functions. Mr. Matschullat is the chair of the Audit Committee of Disney, and also has served as the chair of the audit committee of Clorox and as chair of the finance committee and a member of the audit committee of McKesson. These roles enhanced his expertise in the areas of corporate finance, accounting, internal controls and procedures for financial reporting, risk management oversight, and other audit committee functions. Mr. Matschullat’s background and experience are directly relevant to his service on our board of directors and our Audit and Risk Committee, for which he serves as both committee chairman and financial expert. Mr. Matschullat also has experience managing multinational operations from his tenure at Morgan Stanley, which operates in over 35 countries around the world, as well as Seagram and Clorox, which operates in over 23 countries.

Cathy E. Minehan was appointed Dean of the School of Management of Simmons College, a private university, in August 2011 and is Managing Director of Arlington Advisory Partners, a private advisory services firm. Ms. Minehan retired from the Federal Reserve Bank of Boston in July 2007, after serving 39 years with the Federal Reserve System. From July 1994 until her retirement, she was the President and Chief Executive Officer of the Federal Reserve Bank of Boston and served on the Federal Open Market Committee, the body responsible for U.S. monetary policy. She also was the First Vice President and Chief Operating Officer of the Bank from July 1991 to July 1994. Ms. Minehan served as a director of Becton, Dickinson and Company from November 2007 to January 2012 and currently is a director of Massachusetts Mutual Life Insurance Company (MassMutual) and the MITRE Corporation, both of which are private companies. Ms. Minehan holds a Bachelor of Arts degree in Political Science from the University of Rochester and a Master of Business Administration degree from New York University.

Qualifications, Experience, Key Attributes and Skills: Ms. Minehan has extensive payment systems, financial services, risk management, leadership, and financial and economic policy-making experience from her long tenure with the Federal Reserve System. She has served as the President and Chief Executive Officer, as well as the First Vice President and Chief Operating Officer, of the Federal Reserve Bank of Boston, and as Senior Vice President of the Funds, Securities and Accounts Group of the Federal Reserve Bank of New York. While at the Federal Reserve Bank of Boston, she chaired the Financial Services Policy Committee, which oversees the activities of the Federal Reserve Banks’ product and function offices in providing $1 billion in financial services to U.S. financial organizations. She also was a member of the Payment System Policy Advisory Committee, a committee of Governors and Reserve Bank Presidents that considers issues related to systemic risk in national and international payment systems and advises Reserve Bank officials on public policy issues in the nation’s retail payment system. As President and Chief Executive Officer of the Federal Reserve Bank of Boston, she oversaw the Bank’s Enterprise Risk Management (ERM) process and, as Chair of the Conference of Reserve Bank Presidents, oversaw ERM discussions among all of the Reserve Banks. She also was a participant in regulatory oversight of risk management systems at large financial institutions in New England. Ms. Minehan has remained current on risk management issues and best practices for audit committees and boards through her service on the audit committees of MassMutual and MITRE Corporation, experience which is relevant to her board and Audit and Risk Committee service at Visa.

Suzanne Nora Johnson was the Vice Chairman of The Goldman Sachs Group, Inc., a bank holding company and a global investment banking, securities and investment management firm, from November 2004 until her retirement in January 2007. Prior to this position, she served in various leadership roles since joining Goldman Sachs, including Chair of the Global Markets Institute, head of the Global Investment Research Division, and head of the Global Healthcare Business. She also founded the firm’s Latin American business. Ms. Nora Johnson currently serves as a director of the American International Group, Inc., Intuit Inc., Pfizer Inc., and as a member of the board of several not-for-profit organizations. Ms. Nora Johnson holds a Bachelor of Arts degree in Economics, Philosophy/Religion and Political Science from the University of Southern California and a Juris Doctor degree from Harvard Law School.

Qualifications, Experience, Key Attributes and Skills: Ms. Nora Johnson has extensive financial services, international and executive leadership experience from her 21 year tenure at Goldman Sachs. As Vice Chairman of the firm, as well as in her prior roles as Chair of the Global Markets Institute, head of the Global Investment Research Division, and head of the firm’s Global Healthcare Business, Ms. Nora Johnson gained expertise in strategic and financial planning, risk oversight, and multinational operations, which enables her to provide sound guidance and insight regarding Visa’s strategies and management. Ms. Nora Johnson also has significant financial experience from her work in investment banking and investment research, including a thorough understanding of financial statements, corporate finance, accounting and capital markets. Prior to joining Goldman Sachs, Ms. Nora Johnson clerked for the United States Court of Appeals for the Fourth Circuit and practiced transactional and banking law at a pre-eminent national law firm, a background that provides her with insight into the laws and regulations that impact Visa. Ms. Nora Johnson’s board and committee service for Pfizer, American International Group, and Intuit similarly contribute to her strong understanding of corporate governance and the best practices of effective publicly-traded company boards, which facilitate her role as Chair of our Nominating and Corporate Governance Committee.

David J. Pang is the Chief Executive Officer of Kerry Group Kuok Foundation Limited, a charitable organization, and Chairman of the board of directors of SCMP Group Limited, a diversified media company whose publications include the South China Morning Post. Dr. Pang has been an adjunct Professor in the Faculty of Business Administration of The Chinese University of Hong Kong since 2002 and the Faculty of Business of City University of Hong Kong since 2004. He served as Chief Executive Officer of the Airport Authority of Hong Kong, a statutory body in Hong Kong, from January 2001 to February 2007, and as the Corporate Vice President of E.I. DuPont de Nemours and Company, a global science and technology company, and the Chairman of DuPont Greater China from 1995 to 2000. He holds a Masters degree in Engineering from the University of Rhode Island and a Ph.D. in Engineering from the University of Kentucky.

Qualifications, Experience, Key Attributes and Skills: Dr. Pang has significant leadership, strategic planning and operational experience in a diverse range of disciplines and businesses, and a long record of achievement as a senior executive for multinational corporations and organizations operating in the United States, Asia and elsewhere. As the Chief Executive Officer of the Airport Authority of Hong Kong, he substantially improved the financial and operational performance of the Hong Kong Airport, and played a leading role in its long-term commercial growth and development. The Airport was named the world’s best airport for five consecutive years during his tenure. Dr. Pang also enjoyed a successful career with E.I. DuPont, where he was Corporate Vice President in charge of DuPont’s worldwide nonwovens business and Chairman of DuPont Greater China. While at DuPont, Dr. Pang held a number of progressively senior positions across various DuPont businesses, with management responsibilities spanning Asia Pacific, North America, Europe, the Middle East, and South America. Dr. Pang also has taught and lectured on business and engineering at universities in North America and Asia. Dr. Pang’s demonstrated leadership ability and broad international business and academic experience enhance the board’s diversity of knowledge and perspectives, and contribute to the board’s understanding of the global markets in which Visa operates.

Joseph W. Saunders was named Chairman of the board and Chief Executive Officer of Visa Inc. upon its formation in May 2007. Effective November 1, 2012, Mr. Saunders assumed the role of Executive Chairman of the board, and Mr. Scharf became our Chief Executive Officer. Prior to joining Visa, Mr. Saunders was President and Chief Executive Officer of Providian Financial Corporation from November 2001, and Chairman of the board of directors from May 2002, until Washington Mutual’s acquisition of Providian in 2005. Following the acquisition Mr. Saunders agreed to remain with Washington Mutual as President of Card Services, for a transitional period from October 2005 to February 2007. Washington Mutual filed for Chapter 11 voluntary bankruptcy in September 2008. From 1997 until 2001, Mr. Saunders served as Chairman and Chief Executive Officer of Fleet Credit Card Services at FleetBoston Financial Corporation. Prior to joining FleetBoston, Mr. Saunders spent 12 years at Household International, Inc., where he held various senior roles including Chief Executive of Card Services and head of the private label credit card business. Mr. Saunders also was a member of the Visa U.S.A. board of directors from October 2002 to February 2007, a member of the Visa International Service Association board of directors from October 2005 to February 2007, and the Executive Chairman of Visa International’s Transition Governance Committee until the formation of Visa Inc. in May 2007. From 1993 to 1997, while Mr. Saunders was at Household International, Mr. Saunders served as a member of the boards of MasterCard International Inc. and MasterCard U.S.A., and was elected Chairman of MasterCard International’s board in 1996. He also served as a director of NewStar Financial, Inc. from December 2006 to October 2007. Mr. Saunders holds a Bachelor of Science degree in Business Administration and a Master of Business Administration degree, both from the University of Denver.

Qualifications, Experience, Key Attributes and Skills: Mr. Saunders is an industry veteran who has more than 30 years of payment systems, financial services, leadership, and international experience, as well as comprehensive knowledge of our Company and its operations. Mr. Saunders has had the benefit of viewing Visa from many perspectives, both as a former customer and board member and as our Chief Executive Officer and Chairman. As the prior Chairman of Visa’s Transition Governance Committee and as our Chief Executive Officer, Mr. Saunders led the Company through its merger and transition from a group of regional operating companies into a global, integrated public enterprise. Mr. Saunders also managed all facets of Visa’s domestic and international businesses, which has provided him with critical insight into our operations and the challenges and opportunities we face. In addition, in his prior senior executive roles with Washington Mutual, Providian, Fleet Credit Card Services, and Household International, as well as his board service with MasterCard, Mr. Saunders gained extensive experience in the payment card and financial services industry and in executive management. This experience, coupled with his in-depth knowledge of our Company, contributes to Mr. Saunders’ effective leadership of our board of directors and facilitates the board’s oversight of risk, strategic and financial planning, and other critical management functions.

Charles W. Scharf has served as Chief Executive Officer and a director of Visa Inc. since November 1, 2012. Previously, Mr. Scharf was a Managing Director of One Equity Partners, the private investment arm of JPMorgan Chase & Co., a global financial services firm. From July 2004 to June 2011, Mr. Scharf served as Chief Executive Officer of Retail Financial Services at JPMorgan Chase & Co. and from May 2002 to July 2004 he served as Chief Executive Officer of the retail division of Bank One Corporation, a financial institution. Mr. Scharf also served as Chief Financial Officer of Bank One Corporation from 2000 to 2002, Chief Financial Officer of the Global Corporate and Investment Bank division at Citigroup, Inc., an international financial conglomerate, from 1999 to 2000, and Chief Financial Officer of Salomon Smith Barney, an investment bank, and its predecessor company from 1995 to 1999. He was a member of the Supervisory Board of SMARTRAC N.V., a Dutch public company, from June 2012 to October 2012 and a director of Travelers Property Casualty Corporation from September 2002 to September 2005. Mr. Scharf also was a director of Visa Inc. from October 2007 to January 2011 and a director of Visa U.S.A. from February 2003 to October 2007. He currently is a member of the Board of Trustees of Johns Hopkins University. Mr. Scharf holds a Bachelor of Arts degree from Johns Hopkins University and a Master of Business Administration degree from New York University.

Qualifications, Experience, Key Attributes and Skills: Mr. Scharf has more than 25 years of payment systems, financial services and leadership experience from his senior executive roles with JPMorgan Chase, Bank One, Citigroup, Salomon Smith Barney and its predecessor company. In his role as Chief Executive Officer of Retail Financial Services at JPMorgan Chase, a major issuer of Visa-branded cards, Mr. Scharf was responsible for building one of the premier retail banking operations in the United States and served as a member of the firm’s Operating Committee and Executive Committee. He also led Bank One’s consumer banking business, helping to rebuild the brand, expand the bank’s branch and ATM network, and develop senior talent. Following his appointment as Bank One’s Chief Financial Officer in 2000, he fortified the bank’s balance sheet, improved financial discipline and strengthened management reporting. Prior to joining Bank One, Mr. Scharf spent 13 years at Citigroup and its predecessor companies, serving as Chief Financial Officer for Citigroup’s Global Corporate and Investment Bank, a complex global business that operated in more than 110 countries providing securities, transaction processing and banking services to institutional clients. In addition to his extensive experience in the financial services industry, as a former director of Visa Inc. and Visa U.S.A., Mr. Scharf oversaw the transition of Visa from a group of regional operating companies into a global, integrated public enterprise. As a former client, former board member and the current Chief Executive Officer of the Company, Mr. Scharf has a deep understanding of our industry and the challenges and opportunities we face, and is uniquely qualified to contribute to the board’s oversight of our business, operations, and strategies.

William S. Shanahan was the President of Colgate-Palmolive Company, a global consumer products company, from 1992 to September 2005. Previously, he served as Colgate-Palmolive’s Chief Operating Officer, a position he held from 1989 until his appointment as President in 1992. While at Colgate-Palmolive, Mr. Shanahan worked in senior management positions for a number of Colgate-Palmolive’s foreign subsidiaries, and from 1978 to 1980 was the Chief Executive Officer of Helena Rubinstein, Inc., a global cosmetics company (then a Colgate subsidiary). From 1980 to 1981 Mr. Shanahan ran Colgate Palmolive’s Latin American division and from 1982 to 1984 he was the Group Vice President of Europe and Africa. Mr. Shanahan also has served on the board of directors of several publicly-traded companies, including Diageo plc. from 1999 to 2009, Life Technologies, Inc. from 2008 to 2010, and Central European Distribution Corporation from 2010 to 2012. Mr. Shanahan currently is a Management Advisor to ValueAct Capital LLC, a privately owned hedge fund based in San Francisco. Mr. Shanahan holds a Bachelor of Arts degree from Dartmouth College and has done graduate studies in Japan and the Philippines.

Qualifications, Experience, Key Attributes and Skills: Mr. Shanahan has significant leadership, operational and international experience from his long tenure as a senior executive and director of large, multinational corporations. For almost 40 years, Mr. Shanahan served in positions of increasing responsibility at Colgate-Palmolive, most recently as its President from 1992 until his retirement in September 2005, and as its Chief Operating Officer from 1989 to 1992. While serving as President, Mr. Shanahan was responsible for all of Colgate Palmolive’s operating divisions worldwide, including its businesses in Latin America, Europe, Africa, Central Europe and Russia, the United States, Canada, the Caribbean, Asia Pacific, and the South Pacific. He also was responsible for global manufacturing, research and development, global marketing, global sales, information technology, and global diversity. Previously, Mr. Shanahan served in leadership positions with several foreign and domestic Colgate-Palmolive subsidiaries, including as the Chief Executive Officer of Helena Rubinstein, a subsidiary with global operations. In addition, Mr. Shanahan has been a director of several large, publicly-traded international companies, including Diageo plc, Life Technologies, Inc., Central European Distribution Corporation, and prior to 2005, The Mead Corporation, The Molson Companies Limited, and Duracell International, Inc. Mr. Shanahan’s many senior executive and global roles provide him with a unique perspective regarding Visa’s worldwide operations and strategies, as well as regarding corporate performance, leadership development, and best practices and processes for complex organizations.

John A. Swainson was appointed President of the Software Group of Dell Inc., a global computer manufacturer and information technology solutions provider, in February 2012. Prior to joining Dell, Mr. Swainson served as a Senior Advisor to Silver Lake Partners, a global private investment firm, from June 2010 to February 2012. Mr. Swainson was the Chief Executive Officer of CA, Inc. (now CA Technologies), an information technology management software company, from February 2005 to December 2009 and was President and a director of CA, Inc. from November 2004 to December 2009. Prior to his joining CA, Inc., from July 2004 to November 2004, Mr. Swainson was the Vice President of Worldwide Sales for the Software Group of International Business Machines Corporation (IBM), a globally integrated technology company. From 1997 to 2004, Mr. Swainson was General Manager of the Application Integration Middleware division of IBM. He also served as a director of Visa U.S.A. from April 2006 to October 2007, Cadence Design Systems Inc. from February 2006 to May 2012, Assurant Inc. from May 2010 to May 2012 and Broadcom Corporation from August 2010 to May 2012. Mr. Swainson holds a Bachelor of Applied Science degree in Engineering from the University of British Columbia.

Qualifications, Experience, Key Attributes and Skills: Mr. Swainson has significant experience in the information technology industry, as well as in executive management, international operations, strategy, sales and marketing, from his tenure at Dell, CA and IBM. As the President of the Software Group of Dell, Mr. Swainson is responsible for leading Dell’s worldwide software businesses, including software delivered as part of Dell’s hardware and services operations. This is a key element of Dell’s transformation from a hardware provider to a leading solutions provider. Similarly, as the Chief Executive Officer of CA, Mr. Swainson oversaw the strategic direction and day to day operations of the company, which is a multinational enterprise serving clients around the globe. He also spent 26 years as a senior executive at IBM, including as Vice President of Worldwide Software Sales, where he oversaw sales for all IBM software products globally. Prior to that he served as the General Manager of the Application Integration and Middleware Division, IBM’s largest software division, where he and his team developed, marketed and launched highly successful middleware products. Mr. Swainson also was a member of IBM’s Worldwide Management Council, strategy team and senior leadership team. Mr. Swainson’s extensive executive experience from his roles at Dell, CA and IBM enables him to provide valuable insight into Visa’s product and growth strategies and other key aspects of the Company’s day to day business and management. In addition, Mr. Swainson’s prior board and committee service for Cadence Design Systems Inc., Assurant Inc. and Broadcom Corporation broadened his exposure to new technologies, and provided him with expertise in the corporate governance of U.S. publicly-traded companies, which is relevant to his service on our Nominating and Corporate Governance and Compensation Committees.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” ALL

NOMINEES TO SERVE AS DIRECTORS.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

The Audit and Risk Committee of the board of directors has adopted a written Statement of Policy with Respect to Related Party Transactions, or the Policy, governing any transaction, arrangement or relationship between the Company and any Related Party where the aggregate amount involved will or may be expected to exceed $120,000 and any Related Party had, has or will have a direct or indirect material interest. Under the Policy, the Audit and Risk Committee or its management delegate shall review Related Party Transactions and may approve or ratify them only if it is determined that they are in, or not inconsistent with, the best interests of the Company and its stockholders. When reviewing a Related Party Transaction, the Audit and Risk Committee or management delegate may take into consideration all of the relevant facts and circumstances available to it, including (if applicable), but not limited to: (i) the material terms and conditions of the transaction or transactions; (ii) the Related Party’s relationship to Visa; (iii) the Related Party’s interest in the transaction, including their position or relationship with, or ownership of, any entity that is a party to or has an interest in the transaction; (iv) the approximate dollar value of the transaction; (v) the availability from other sources of comparable products or services; and (vi) an assessment of whether the transaction is on terms that are comparable to the terms available to us from an unrelated third party. Related Party Transactions that are approved or ratified by the management delegate must be reported to the Audit and Risk Committee at its next regularly scheduled meeting.

In the event we become aware of a Related Party Transaction that was not previously approved or ratified under the Policy, the Audit and Risk Committee or management delegate shall evaluate all options available, including ratification, revision or termination of the Related Party Transaction. The Policy is intended to augment and work in conjunction with our other policies that include code of conduct and/or conflict of interest provisions, including our Code of Business Conduct and Ethics and Code of Ethics for Senior Financial Officers.

We engage in transactions, arrangements and relationships with many other entities, including financial institutions and professional organizations, in the ordinary course of our business. Some of our directors, executive officers, greater than five percent stockholders and their immediate family members, each a Related Party, may be directors, officers, partners, employees or stockholders of these entities. We carry out transactions with these entities on customary terms, and, in many instances, our directors and executive officers may not be aware of them. To our knowledge, since the beginning of fiscal year 2012, no Related Party has had a material interest in any of our business transactions or relationships other than as described below.

Relationship with a Visa U.S.A. Employee

Mary B. Cranston, an independent member of our board of directors, is related to an employee of our subsidiary, Visa U.S.A. Inc. Ms. Cranston’s daughter married a Visa U.S.A employee, Russell Hamilton, in September 2008, after Ms. Cranston joined our board. While Mr. Hamilton is not an executive officer of the Company, his compensation is approximately $295,000 per year. Accordingly, Mr. Hamilton is both a Related Party and his employment is a Related Party Transaction for purposes of the Company’s Statement of Policy with Respect to Related Party Transactions. Both the Audit and Risk Committee, with Ms. Cranston abstaining, and the Nominating and Corporate Governance Committee previously reviewed the circumstances surrounding Mr. Hamilton’s employment and his relationship to Ms. Cranston and concluded that they are not material. Accordingly, the Audit and Risk Committee, with Ms. Cranston abstaining, approved Mr. Hamilton’s continued employment and compensation, and the Nominating and Corporate Governance Committee and the board determined that the relationship would not impede the exercise of independent judgment by Ms. Cranston.

BENEFICIAL OWNERSHIP OF EQUITY SECURITIES

The following tables set forth information known to Visa with respect to beneficial ownership of our Class A common stock as of December 4, 2012 by:

•	our named executive officers for fiscal year 2012;

•	our directors; and

•	all executive officers and directors as a group.

As of December 4, 2012, based on information available to us, we do not believe any stockholder beneficially owns 5% or more of our Class A common stock. Except where otherwise indicated, we believe that the stockholders named in the tables below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

The tables assume that the total number of shares of our Class A common stock outstanding as of December 4, 2012 is 531,139,322.

Name of Beneficial Owner	Class of Common Stock	Shares Owned (#)		Shares Issuable Pursuant to Options Exercisable Within 60 days of December 4, 2012 (#)		Total Shares Beneficially Owned		Percentage of Class (%)

Named Executive Officers(1):
Joseph W. Saunders(2)	Class A	143,390	(2)	247,534		390,924		*
John M. Partridge	Class A	77,759	(3)	208,515		286,274		*
Byron H. Pollitt	Class A	97,469	(4)	140,768		238,237		*
Elizabeth Buse	Class A	30,108	(5)	53,939		84,047		*
William M. Sheedy	Class A	108,259		69,853		178,112		*

Directors:
Gary P. Coughlan	Class A	17,796	(6)	—		17,796		*
Mary B. Cranston	Class A	8,296	(7)	—		8,296		*
Francisco Javier Fernández - Carbajal	Class A	42,454		—		42,454		*
Robert W. Matschullat	Class A	13,455		—		13,455		*
Cathy E. Minehan	Class A	29,296	(8)	—		29,296		*
Suzanne Nora Johnson	Class A	23,796	(9)	—		23,796		*
David J. Pang	Class A	12,594		—		12,594		*
Charles W. Scharf(1)	Class A	75,663		52,944		128,607		*
William S. Shanahan	Class A	41,508	(10)	—		41,508		*
John A. Swainson	Class A	15,796		—		15,796		*

All Directors and Executive Officers, as a Group (19 persons)	Class A	907,601	(11)	1,016,617	(11)	1,924,218	(11)	*

*	Represents less than 1 percent.
The address of each director and executive officer is c/o Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.
(1)	Mr. Scharf became our Chief Executive Officer on November 1, 2012. As a result, Mr. Scharf was not a named executive officer for fiscal year 2012.
(2)	Mr. Saunders also is a director of the Company. Includes 375 shares of Class A common stock held by Mr. Saunders’ son. Also includes 91,112 shares of Class A common stock held by the Joseph W. and

Sharon P. Saunders Trust dated 03/31/2000 of which Mr. Saunders and his wife are the sole trustees and beneficiaries and of which Mr. Saunders exercises shared voting and investment power, and 10,000 shares of Class A common stock held by the Saunders Family Charitable Fund of which Mr. Saunders exercises dispositive power.
(3)	Includes 3,540 shares of Class A common stock held in trusts for the benefit of Mr. Partridge’s children and 10,416 shares of Class A common stock held by the Partridge Revocable Trust of which Mr. Partridge and his wife are the sole trustees and of which Mr. Partridge exercises shared voting and investment power.
(4)	Includes 49,559 shares of Class A common stock held by the Pollitt Family Trust of which Mr. Pollitt and his wife are the sole trustees and of which Mr. Pollitt exercises shared voting and investment power.
(5)	Includes 4,500 shares of Class A common stock held by The Buse Family Trust of which Ms. Buse and her husband are the sole trustees and beneficiaries and of which Ms. Buse exercises shared voting and investment power.
(6)	Includes 3,000 shares of Class A common stock held by the Gary P. Coughlan 1991 Trust of which Mr. Coughlan is the sole trustee and beneficiary.
(7)	Includes 5,205 shares of Class A common stock held by the Mary B. Cranston Trust of which Ms. Cranston is the sole trustee and beneficiary.
(8)	Includes 8,000 shares of Class A common stock held by Ms. Minehan’s husband and 4,000 shares of Class A common stock held in trusts for the benefit of Ms. Minehan’s children and step-children. Ms. Minehan disclaims beneficial ownership of the shares held by her husband, her children and her step-children.
(9)	Includes 22,594 shares of Class A common stock held by The Johnson Family Trust of which Ms. Nora Johnson and her husband are the sole trustees and beneficiaries and of which Ms. Nora Johnson exercises shared voting and investment power.
(10)	Includes 38,417 shares of Class A common stock held by the William Shanahan Revocable Trust of which Mr. Shanahan is the sole trustee and beneficiary.
(11)	Includes 169,962 shares of Class A common stock and 243,064 shares of Class A common stock subject to options exercisable within 60 days of December 4, 2012 held by four additional executive officers.

EXECUTIVE OFFICERS

Biographical data for each of our current executive officers is set forth below, excluding Mr. Saunders’ and Mr. Scharf’s biographies, which are included under the heading “Proposal 1 – Election of Directors” above.

Name	Age	Title

Joseph W. Saunders	67	Executive Chairman*
Charles W. Scharf	47	Chief Executive Officer
John M. Partridge	63	President*
Byron H. Pollitt	61	Chief Financial Officer
Joshua R. Floum	54	General Counsel
Ellen Richey	63	Chief Enterprise Risk Officer
Elizabeth Buse	51	Group President – APCEMEA**
William M. Sheedy	45	Group President – Americas
Antonio Lucio	53	Chief Marketing Officer and Global Head of Human Resources
Oliver Jenkyn	39	Group Executive – North America
*	Mr. Saunders stepped down from the position of Chief Executive Officer effective November 1, 2012, but will continue to serve as the Company’s Executive Chairman providing transition services until the expiration of the term of his employment agreement on March 31, 2013. In addition, on December 12, 2012, we announced that Mr. Partridge will retire from the Company effective as of March 31, 2013. Mr. Partridge will continue to serve as President, and will provide transition and related services to the Company, through the date of his retirement.
**	Asia Pacific, Central Europe, Middle East and Africa

John M. Partridge was appointed as President of Visa Inc. in October 2009. From October 2007 until October 2009, Mr. Partridge was the Chief Operating Officer of Visa Inc. He joined Visa U.S.A. in October 1999 and served as President and Chief Executive Officer of Inovant, the company that owns and operates VisaNet, from November 2000 until October 2007. From 1998 until joining Visa, Mr. Partridge served as Senior Vice President and Chief Information Officer of Unum Provident Corp., a disability insurance company, where he led a corporate restructuring initiative and had direct responsibility for technology and operations. From 1989 to 1998, Mr. Partridge was Executive Vice President for Credicorp Inc., where he was responsible for consumer banking, technology and operations. Prior to joining Credicorp Inc., Mr. Partridge held various management positions with Wells Fargo Bank. He currently serves as a member of the board of directors of CIGNA Corporation. Mr. Partridge holds a Bachelor of Science degree in Economics from the University of California, Berkeley.

Byron H. Pollitt was appointed as Chief Financial Officer of Visa Inc. in October 2007. Prior to joining Visa, he was the Executive Vice President and Chief Financial Officer at the Gap Inc., a global specialty retailer, from January 2003 until September 2007. From 1990 until January 2003, Mr. Pollitt worked at The Walt Disney Company, a diversified worldwide entertainment company, including most recently as the Executive Vice President and Chief Financial Officer of Walt Disney Parks and Resorts. Mr. Pollitt holds a Bachelor of Science degree in Business Economics from the University of California, Riverside and a Master of Business Administration degree from Harvard Business School.

Joshua R. Floum was appointed as General Counsel of Visa Inc. in October 2007. Previously, he served as Executive Vice President, General Counsel and Secretary of Visa U.S.A., from January 2004 until October 2007 and as Corporate Secretary of Visa Inc. from October 2007 until July 2010. Prior to joining Visa U.S.A., Mr. Floum was a partner in the law firms of Holme, Roberts & Owen LLP from 2001 to 2004, Legal Strategies Group from 1996 to 2001, and Heller Ehrman White & McAuliffe LLP from 1985 to 1996. Mr. Floum holds a Bachelor of Arts degree in Economics and Political Science from the University of California, Berkeley and a Juris Doctor from Harvard Law School.

Ellen Richey was appointed as the Chief Enterprise Risk Officer of Visa Inc. in October 2007. Prior to joining Visa, Ms. Richey was the Senior Vice President of Enterprise Risk Management and Executive Vice President of Card Services at Washington Mutual Inc., a financial institution, from October 2005 until June 2006. From October 1999 until October 2005, she served as Vice Chairman of Providian Financial Corporation, until its acquisition by Washington Mutual. At Providian, Ms. Richey also served as the Vice Chairman, Enterprise Risk Management and Chief Legal Officer from 2003 to 2005, General Counsel from 1999 to 2003, Chief Enterprise Risk Officer from 2004 to 2005 and Corporate Secretary from 1999 to 2005. Ms. Richey also serves as a member of the board of directors of Monitise plc. Ms. Richey holds a Bachelor of Arts degree in Linguistics and Far Eastern Languages from Harvard University and a Juris Doctor from Stanford Law School.

Elizabeth Buse was appointed Group President – APCEMEA of Visa Inc. in March 2011. Prior to that she served as Group Executive – International of Visa Inc. from March 2010 to March 2011, and as Global Head of Product of Visa Inc. from October 2007 to March 2010. Previously, Ms. Buse was the Executive Vice President of Product Development and Management for Visa U.S.A. Inc. from January 2002 until October 2007, where she was responsible for the product development cycle, including research, product innovation, new product development and product deployment, and for managing Visa U.S.A.’s consumer, small business and commercial products. Prior to joining Visa U.S.A. in 1998, she served as Vice President of strategic initiatives for the Electronic Funds Division of First Data Corporation, from 1996 to 1998. She was a member of the board of directors of Monitise plc from July 2010 to October 2012 and currently is a director of Artio Global Investors, Inc., a registered investment adviser. Ms. Buse holds a Bachelor of Arts degree in Spanish Linguistics from the University of California, Los Angeles and a Master of Business Administration degree from the Haas School of Business at the University of California, Berkeley.

William M. Sheedy was appointed Group President – Americas of Visa Inc. in March 2011. Prior to this role, he served as Group Executive – Americas of Visa Inc. from October 2009 to March 2011, as Group President of the North America region of Visa Inc. from July 2009 to October 2009, as President of the North America region of Visa Inc. from September 2008 to July 2009, and as the Global Head of Corporate Strategy and Business Development of Visa Inc. from October 2007 to September 2008. He also served as the Executive Vice President of Finance and Accounting of Visa Inc., acting in the capacity of principal financial officer, from June 2007 until the completion of Visa’s reorganization in October 2007. Previously, he was the Executive Vice President of Interchange Strategy and Corporate Restructuring Initiatives at Visa U.S.A., and in November 2006 assumed responsibility for all financial-related matters associated with the reorganization. From 1990 until joining Visa U.S.A. in 1993, he was employed as a Senior Financial Manager in Corporate Finance at Ford Motor Company’s First Nationwide Bank. Mr. Sheedy holds a Bachelor of Science degree in Finance from West Virginia University and a Master of Business Administration degree from the University of Notre Dame.

Antonio Lucio was appointed the Chief Marketing Officer of Visa Inc. in February 2008 and Global Head of Human Resources in September 2012. Prior to joining Visa Inc. in December 2007, Mr. Lucio was the Chief Innovation and Health and Wellness Officer for PepsiCo Inc. from 2005 until December 2007, the Senior Vice President and Chief Marketing Officer of PepsiCo Beverages International from 2000 to 2004, and the Vice President of Marketing Operations of PepsiCo International from 1999 to 2000. He was also the Vice President of Marketing for South America and the Caribbean for PepsiCo from 1996 to 1999 and the General Manager Designate of Pepsi-Cola North America from 1995 to 1996. Prior to joining PepsiCo, Mr. Lucio was the Director of Marketing at Kraft General Foods from 1985 to 1995. Mr. Lucio holds a Bachelor of Arts degree in History from Louisiana State University.

Oliver Jenkyn joined Visa Inc. as Global Head of Strategy and Corporate Development in September 2009 and became Group Executive – North America in March 2011. Previously, from 2002 until August 2009, Mr. Jenkyn was a Partner with McKinsey & Company in London, New York, and San Francisco, and a leader in the firm’s North American Retail Banking Practice and Global Payments Practice. Prior to joining McKinsey & Company, Mr. Jenkyn worked at Bain & Company in the Private Equity Group, based out of London and Toronto. Mr. Jenkyn holds a Bachelor of Arts degree in Economics from McGill University, and two Masters degrees in Finance from Harvard University and Queen’s University.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This Compensation Discussion and Analysis describes our executive compensation philosophy and programs, compensation decisions made under those programs, and factors considered in making these decisions for our named executive officers for fiscal year 2012, who were our:

•	Chairman and Chief Executive Officer, Joseph W. Saunders;

•	Chief Financial Officer, Byron H. Pollitt;

•	President, John M. Partridge;

•	Group President – APCEMEA, Elizabeth Buse; and

•	Group President – Americas, William M. Sheedy.

On November 1, 2012, after the end of fiscal year 2012, Charles W. Scharf became our Chief Executive Officer. Mr. Saunders will continue to serve as our Executive Chairman for the remaining term of his employment contract, which expires on March 31, 2013. Unless otherwise specified, references to our Chief Executive Officer and/or Chairman in this Compensation Discussion and Analysis section and the Executive Compensation Tables refer to Mr. Saunders. In addition, on December 12, 2012, we announced that Mr. Partridge will retire from the Company effective as of March 31, 2013. Mr. Partridge will continue to serve as President, and will provide transition and related services to the Company, through the date of his retirement.

Fiscal Year 2012 Financial Highlights

Visa delivered strong financial results for fiscal year 2012. The following table summarizes key financial results for fiscal year 2012 and fiscal year 2011. Please see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for a more detailed discussion of our fiscal year 2012 financial results.

	Fiscal Year 2012	Fiscal Year 2011	Change %
Operating Revenues Growth, as reported	13%	14%	n/a
Net Income, as adjusted(2) (in millions)	$4,203	$3,528	19%	(1)
Earnings Per Share, as adjusted(2)	$6.20	$4.99	24%
(1)	Calculated based on whole numbers, not rounded numbers.
(2)	Both fiscal year 2012 and fiscal year 2011 data reflect as reported U.S. generally accepted accounting principles, or GAAP, results adjusted to exclude items approved by the Compensation Committee. For fiscal year 2011, the results exclude the revaluation of the Visa Europe put option, which is not subject to tax, and for fiscal year 2012, the results exclude the impact of the interchange litigation and related tax benefits, the reversal of tax reserves related to the deductibility of covered litigation expense, and a non-cash deferred tax liability re-measurement. For supplemental financial data and corresponding reconciliation to GAAP, see page 34 of Item 7, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the fiscal year ended September 30, 2012 filed with the SEC on November 16, 2012. Non-GAAP measures should be viewed in addition to, and not as an alternative for, financial results prepared in accordance with GAAP. When making its determination of Earnings Per Share, as adjusted, used as a goal for performance shares granted under the Visa Inc. 2007 Equity Compensation Incentive Plan, the Compensation Committee made an additional adjustment to the shares outstanding, which is discussed under the heading “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Components – Long-Term Incentive Compensation.”

Impact of Company Performance on Fiscal Year 2012 Compensation

Our fiscal year 2012 corporate performance was a key factor in the compensation decisions and outcomes for the fiscal year:

•

Net Income, as adjusted, and Operating Revenues Growth (also referred to as Net Revenue Growth in this Compensation Discussion and Analysis) as described in more detail under the heading “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Components – Annual Incentive Plan” below, are the key metrics for annual incentive awards. Actual performance for each of these metrics was above target, resulting in the corporate performance portion of the annual incentive award paying out at 176.8% of target.

•

Long-term Incentives make up a significant portion of each of our named executive officer’s compensation and the value of their equity awards is directly linked to the performance of our stock. Based on two-year Net Income, as adjusted, and our total shareholder return measured over a two-year period relative to the total shareholder return of the companies that comprise the S&P 500 over the two year period (the “TSR Rank”), the shares earned under the performance share awards granted to our named executive officers on November 5, 2010 paid out at 193.9% of target.

•	Based on a review of competitive positioning, we made no salary changes in fiscal year 2012 for our named executive officers.

Highlights of our Compensation Programs

To further align our executive compensation structure with our stockholders’ interests and current market practice, we made a number of changes to our compensation programs in fiscal year 2011 and for fiscal year 2012, which built upon our existing compensation governance framework and pay for performance philosophy. With these changes, our compensation programs include the following key features:

•	One-half of the annual long-term incentive awards made to our named executive officers are granted as performance shares.

•

We maintain a Clawback Policy, which allows the board of directors to recoup any excess incentive compensation paid to our named executive officers if the financial results on which the awards were based are materially restated due to fraud, intentional misconduct or gross negligence of the executive officer.

•

We maintain significant stock ownership guidelines, which each of our named executive officers and directors for fiscal year 2012 either meets or exceeds. Our stock ownership guidelines provide that those executive officers who do not meet the applicable guideline within the time required must hold a minimum of 50% of the net shares resulting from any future vesting of restricted shares, restricted stock units or performance shares, or the exercise of stock options, until the guideline is met.

•

We eliminated most perquisites at the time of our initial public offering and do not provide tax gross ups for perquisites, except for tax gross ups related to certain relocation expenses as provided in our relocation policy or in certain limited circumstances such as in connection with relocation and flight reimbursements made available to our new Chief Executive Officer in his offer of employment.

•

We executed a fixed term employment agreement with our Chief Executive Officer, Mr. Saunders, which expires on March 31, 2013 and which does not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

•

We maintain an Executive Severance Plan for our other named executive officers, which also does not contain a gross-up for excise taxes that may be imposed as a result of severance or other payments deemed made in connection with a change of control.

•

Both our employment agreement with Mr. Saunders and the Executive Severance Plan require a termination of employment in addition to a change of control of Visa before change of control benefits are triggered.

•	Our insider trading policy prohibits our named executive officers, employees and directors from hedging the economic interest in the Visa shares they hold.

•	Our equity incentive plan prohibits the repricing of stock options and stock appreciation rights without prior stockholder approval.

•

The Compensation Committee of our board reviews both the external marketplace and internal comparisons among the executive team in order to factor in internal equity considerations when making compensation determinations.

•	The Compensation Committee also engages its own independent compensation consultant, who does not provide services to management.

Compensation Philosophy and Objectives

In order to be competitively positioned to attract and retain key executives, we target total compensation for our named executive officers, including salary, annual incentive target and long-term incentive target, at the 50th percentile of compensation paid to similarly situated executive officers of the companies that make up our compensation peer group. The actual level of our named executive officers’ total direct compensation is determined based on both individual and corporate performance and can exceed the 50th percentile of our compensation peer group’s total compensation for those named executive officers who demonstrate exceptional experience, skills, competencies and performance. For fiscal year 2012, the actual level of total compensation awarded to our named executive officers was between the 50th and 75th percentile of our compensation peer group’s total compensation.

Our Compensation Committee believes that the most effective executive compensation program is one that is designed to reward the achievement of specific annual, long-term and strategic goals, and that aligns named executive officers’ interests with those of our stockholders by rewarding performance that meets or exceeds established goals, with the ultimate objective of increasing stockholder value. Our Compensation Committee also considers potential risks when reviewing and approving compensation programs and takes steps to prevent incentives that would encourage excessive levels of risk. Our Compensation Committee annually evaluates both the performance and compensation of named executive officers to ensure that:

•	Compensation levels remain competitive relative to our peer companies;

•	Compensation provided is consistent with the level of performance delivered; and

•	The mix of cash and equity-based compensation provides the proper incentive without encouraging excessive risk taking.

A significant percentage of each named executive officer’s total compensation is allocated to performance-based compensation consistent with our pay for performance philosophy. Although our Compensation Committee has not adopted any formal guidelines for allocating total compensation between cash and non-cash, and between annual and long-term incentive compensation, we maintain compensation plans that tie a substantial portion of our named executive officers’ overall compensation to the achievement of our corporate performance goals. In addition, the Compensation Committee evaluates the potential risks associated with the performance drivers that it is considering and approves performance drivers that it believes support long-term stockholder value creation, while avoiding excessive risk taking. The Compensation Committee employs multiple performance measures, and considers the balance between annual incentives and long-term equity incentives to avoid overweighting annual objectives.

Role of Chief Executive Officer in Compensation Decisions

Our Chief Executive Officer annually reviews the performance of each named executive officer (other than his own performance, which is reviewed by the Compensation Committee) relative to their individual annual performance goals established for the fiscal year. He then presents his compensation recommendations based on these reviews to the Compensation Committee. The Compensation Committee exercises discretion in modifying any compensation recommendations relating to named executive officers that were made by our Chief Executive Officer and approves all compensation decisions for our named executive officers. When making compensation decisions for our Chief Executive Officer and other named executive officers, the Compensation Committee considers the views of the other independent members of the board of directors.

Setting Executive Compensation

Compensation Consultant

Our Compensation Committee has the sole authority to retain or replace, as necessary, compensation consultants to provide independent advice to the Compensation Committee. The Compensation Committee has engaged Frederic W. Cook & Co., which we refer to as Cook & Co., as its independent consultant to advise it on executive compensation and non-employee director compensation matters. This selection was made without the input or influence of management. Under the terms of its agreement with the Compensation Committee, Cook & Co. will not provide any other services to the Company, unless directed to do so by the Compensation Committee. During fiscal year 2012, Cook & Co. provided no services to the Company other than its advice to the Compensation Committee on executive and non-employee director compensation issues.

Competitive Position

The Compensation Committee reviewed with Cook & Co. an analysis of the fiscal year 2012 executive compensation program, which reported on the aggregate level of total compensation of the executives, as well as the combination of elements used to compensate our named executive officers. It then compared the compensation of our named executive officers to the compensation of named executive officers of other companies. In particular, the Compensation Committee reviewed compensation levels at the 50th percentile of our compensation peer group as a reference point of competitive compensation levels. The review was based on public information and data from Towers Watson’s Compensation DataBank regarding compensation paid by publicly-traded peer companies of similar size and focus, including financial services, processing and technology companies, which we refer to, collectively, as our compensation peer group.

The criteria used to identify our compensation peer group were:

•	Industry – we expect we will compete for talent with companies in the following industries:
1.	Financial services
2.	Processing
3.	Technology

•	Geography – to ensure that the companies identified as peers have broad international presence because we have extensive global operations; and

•	Financial Scope – our management talent should be similar to that of companies that have similar financial characteristics, including revenues, market capitalization and total assets.

The companies comprising the compensation peer group we used to set our fiscal year 2012 target levels of compensation for our named executive officers were:

	Financial Services	Processing	Technology

Equivalent-Sized Peers	• American Express Company • Bank of New York Mellon Corporation • BB&T Corporation • Capital One Financial Corporation • Franklin Resources, Inc. • PNC Financial Services Group • U.S. Bancorp	• Automatic Data Processing Inc. • Discover Financial Services • eBay Inc. • MasterCard Incorporated • State Street Corporation	• Google Inc. • Oracle Corporation • Qualcomm, Inc. • Texas Instruments Incorporated • Yahoo! Inc.

Large Peers	• JPMorgan Chase & Co. • Wells Fargo & Co.		• Cisco Systems, Inc. • Intel Corporation • International Business Machines Corporation

Our compensation peer group was selected from companies with between $15 billion and $175 billion in market capitalization and divided into two groups (“equivalent-sized” peers and “large” peers) for purposes of our compensation comparison. For “equivalent-sized” peer companies (revenues generally less than $30 billion), the Compensation Committee selected comparative positions that most accurately reflected the responsibilities of our named executive officers. For “large” peer companies (revenues generally greater than $30 billion), the Compensation Committee selected comparative positions at the business unit level, where available, and positions with reporting levels that were generally one reporting level below comparable positions at Visa and the “equivalent-sized” companies in the compensation peer group. Where business unit or next level positions were not available at “large” peer companies, the Compensation Committee focused on the data of the “equivalent-sized” peers, but also reviewed the data of comparable positions at the large peer companies. Total asset size was a supplementary measure that the Committee reviewed; however it was not a primary determinant for the composition of the peer group.

In July 2012, as part of its annual review process, the Compensation Committee reviewed the companies comprising our compensation peer group with Cook & Co., and adopted changes in the criteria used to determine the peer companies. The changes included selecting from companies with between $15 billion and $260 billion in market capitalization and using revenues generally less than $40 billion to define “equivalent-sized” peer companies. Additionally, the Compensation Committee adopted refinements to focus on technology driven financial institutions and exclude hardware manufacturers from the technology peers. Based on these criteria, the Compensation Committee agreed to add The Charles Schwab Corporation, CME Group and Intuit, Inc. to our peer group and to remove Qualcomm Incorporated and Texas Instruments Incorporated. Data for the revised compensation peer group was considered by the Compensation Committee when it made its compensation decisions at the end of fiscal year 2012.

Internal Equity and Tally Sheets

As part of its annual compensation review process, the Compensation Committee also compares our named executive officers’ compensation levels to ensure they are internally consistent. While the internal review is not purely formulaic, the Compensation Committee reviews the ratio of our Chief Executive Officer’s total compensation to that of each executive officer and to that of a typical entry level employee. The resulting ratios then are assessed against comparable industry ratios. The Compensation Committee also reviews tally sheets annually for each named executive officer to ensure that it is considering a complete assessment of all compensation and benefits, including each named executive officer’s wealth accumulation, which is comprised of the aggregate amount of equity awards and other long-term benefits accumulated by each named executive officer, and potential payments upon termination or a change of control.

Executive Compensation Components

The table below summarizes the core elements, objectives and key features of our compensation program for our named executive officers.

Compensation Element	Objectives	Key Features

Base Salary	Attracts, retains and rewards named executive officers by providing a fixed level of cash compensation to reward demonstrated experience, skills and competencies relative to the market value of the job.	Annual cash compensation, which is not at risk. Adjustments are considered annually based on individual performance, level of pay relative to the market, and internal pay equity.
Annual Incentive Awards

Focuses named executive officers on our annual results by rewarding annual corporate and individual performance and achievement of strategic goals.

Aligns each named executive officer’s interests with those of our stockholders by promoting strong annual results through revenue growth and operating efficiency.

Retains named executive officers by providing market-competitive compensation.

Annual cash awards that are at risk because they are based on the achievement of specified financial targets and individual performance goals.

Each Annual Incentive Award can vary from 0% to 200% of the target amount.

Long-Term Incentive Awards (Equity Awards)

Aligns each named executive officer’s interests with long-term stockholder interests by linking part of each named executive officer’s compensation to long-term corporate performance that benefits our stockholders.

Provides opportunities for wealth creation and stock ownership, which promotes retention and enables us to attract and motivate our named executive officers.

Retains named executive officers through multi-year vesting of equity grants and multi-year performance periods.

Long-term compensation, which is at risk.

Utilizes different equity types, including stock options, restricted stock or restricted stock units and performance shares to balance multiple objectives.

Long-term equity awards generally vest in increments over a three-year period; performance shares have a three-year performance period and, to the extent earned, vest 100% at the end of the performance period.

Compensation Element	Objectives	Key Features

Retirement Benefits	Attracts and retains named executive officers by providing a level of retirement income.

Provides a cash balance plan formula defined benefit plan. Accounts are 100% vested after three years of service.

Provides a 401(k) plan with an employer matching contribution.

Supplemented with non-qualified benefits if the retirement or 401(k) contributions are limited by the Internal Revenue Code.

Non-Qualified Deferred Compensation	Attracts and retains named executive officers by permitting retirement savings in a tax-efficient manner.

Named executive officers can elect to defer up to 100% of their annual incentive cash payments.

Balances in the deferred compensation plan are unfunded obligations. Investment returns on balances are linked to the returns of actual mutual funds and do not generate any above market returns.

Base Salary

The Compensation Committee approves the base salaries of all of our named executive officers. Base salaries are targeted at the 50th percentile of our compensation peer group for comparable skills and experience, but the Compensation Committee allows for flexibility in setting salaries above or below the median amount based on the expertise, performance or proficiency of each named executive officer.

The base salary levels of our named executive officers are typically considered annually as part of our performance review process, as well as upon a named executive officer’s promotion or other change in job responsibilities. During its annual review of the base salaries of our named executive officers for fiscal year 2012, the Compensation Committee, with the assistance of Cook & Co., considered:

•	market data of our compensation peer group;

•	an internal review of each named executive officer’s compensation, both individually and relative to other executive officers; and

•	individual performance of the named executive officer.

Based on the factors noted above, the Compensation Committee determined that the salary of each of the named executive officers was appropriately positioned. As a result, no salary adjustments were made for our named executive officers for fiscal year 2012.

Annual Incentive Plan

The goals under the Visa Inc. Incentive Plan, which we refer to as the annual incentive plan, are based on global corporate performance metrics for the fiscal year. For our named executive officers, the Compensation Committee establishes incentive levels targeting the 50th percentile of our compensation peer group.

For fiscal year 2012, the Compensation Committee established a threshold performance level of Net Income, as adjusted, and/or Net Revenue Growth, that had to be exceeded before any payments under the annual incentive plan would be made to our named executive officers. Upon attainment of the threshold levels of Net Income, as adjusted, and/or Net Revenue Growth, each named executive officer is eligible to receive a maximum incentive award. The Compensation Committee then exercises negative discretion based on the attainment of the individual and corporate performance measures described below to determine each named executive officer’s actual award amount. The process is intended to permit the entire incentive payment to be considered performance-based compensation under Section 162(m) of the Internal Revenue Code and therefore be tax deductible. As the threshold corporate performance measure for fiscal year 2012 was achieved, the actual annual incentive payments were based on a combination of corporate performance and individual performance as described below.

For the fiscal year 2012 annual incentive plan awards to our named executive officers, the Compensation Committee established that 80% of their awards would be determined based on the achievement of corporate performance measures determined by the Compensation Committee, which are described below. The remaining 20% would be based on individual performance measures. Individual performance measures for the Chief Executive Officer were established with the oversight of the Compensation Committee. Individual performance measures for the other named executive officers were determined by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee determined that the split of 80% corporate and 20% individual performance goals for our named executive officers appropriately reflects that each of these named executive officers shares the primary goals and objectives of the Company, but also recognizes the importance of motivating each of them to achieve the goals that relate solely to their area of responsibility.

Corporate Performance Measures for Fiscal Year 2012

The Compensation Committee approved the following corporate performance measures for fiscal year 2012:

•	Net Income, as adjusted (defined below) weighted 65%;

•	Net Revenue Growth (defined below) weighted 35%; and

•	50%, 100% and 200% payouts as a percentage of each executive’s target annual bonus at threshold, target, and maximum levels of performance, respectively.

The Compensation Committee selected these performance measures because each is closely linked to our stockholders’ interests, by focusing on the growth of our business overall as well as our operating efficiency. After introducing Net Revenue Growth as a second measure in fiscal year 2009 to balance top line growth and net income, the Compensation Committee has gradually increased Net Revenue Growth’s weighting, including a change from 30% to 35% for fiscal year 2012.

The specific performance goals for each of target, threshold, and maximum level achievement as well as the actual level of performance achieved for fiscal year 2012, are displayed in the following table (in millions, except percentages):

Metric	Weighting	Threshold	Target	Maximum	Result	Payout as % of Target

Net Income, as adjusted	65%	$3,804	$4,047	$4,290	$4,203	164.3% of Target
Net Revenue Growth	35%	8.3%	11.1%	13.0%	13.4%	200.0% of Target

Weighted Result						176.8% of Target

For purposes of the annual incentive plan payout percentage in fiscal year 2012, our Net Income, as adjusted, of $4,203 million was determined by excluding the aforementioned items described in Footnote 2 to the table under the heading “Fiscal Year 2012 Financial Highlights” on page 37 from our reported GAAP Net Income. Interpolating this result between the target (100% payout) and maximum (200% payout) levels resulted in a payout percentage of 164.3% for this measure.

Our actual Net Revenue Growth of 13.4% was determined as year over year growth in gross operating revenues net of incentives. When determining the Net Revenue Growth for purposes of determining the annual incentive plan payout percentage, no adjustments were made to the Net Revenue Growth result for fiscal year 2012. Interpolating this result between the target (100% payout) and maximum (200% payout) levels resulted in a payout percentage of 200% for this measure.

Based on our actual results relative to the corporate goals, weighted 65% for Net Income, as adjusted, and 35% for Net Revenue Growth, the Compensation Committee determined that the corporate component of the annual incentive award for each named executive officer would be funded at 176.8% of target.

Individual Performance Goals for Fiscal Year 2012

Mr. Saunders

Mr. Saunders’ fiscal year 2012 individual performance goals were to:

•	drive global strategies to effectively evolve the Visa business model, grow revenues outside the U.S., and ensure an intense focus on product and technological innovation;

•	achieve superior financial performance by meeting or exceeding publicly communicated financial commitments;

•	develop and implement policies and processes appropriate for a world class organization;

•	plan and manage the workforce to deliver on key business strategies and maximize productivity and innovation;

•	and build and/or strengthen relationships with analysts, investors and government/regulatory leaders.

Based on Mr. Saunders’ performance in managing Visa and his progress made toward these individual goals, the Compensation Committee, in its discretion, determined that Mr. Saunders exceeded his individual performance goals and awarded the individual portion of Mr. Saunders’ annual incentive at 180% of the target.

Mr. Pollitt

Mr. Pollitt’s fiscal year 2012 individual performance goals were to:

•	deliver growth in investment income and monitor expenses with a goal of achieving Visa’s financial targets;

•	evaluate the current situation in the U.S debit market and identify any strategic adjustments;

•	evolve corporate financial reporting while enhancing global financial controls and process efficiency; and

•	develop and implement talent plans for his function.

Based on Mr. Pollitt’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, recommended, and the Compensation Committee agreed and determined, that Mr. Pollitt exceeded his individual performance goals and awarded the individual portion of Mr. Pollitt’s annual incentive at 180% of the target.

Mr. Partridge

Mr. Partridge’s fiscal year 2012 individual performance goals were to:

•	execute on emerging product initiatives;

•	protect and grow Visa’s global processing position;

•	deliver targeted systems availability and meet/exceed high levels of client, merchant and consumer satisfaction; and

•	develop and implement talent plans for his function.

Based on Mr. Partridge’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, recommended, and the Compensation Committee agreed and determined, that Mr. Partridge met his individual performance goals and awarded the individual portion of Mr. Partridge’s annual incentive at 100% of the target.

Ms. Buse

Ms. Buse’s fiscal year 2012 individual performance goals were to:

•	deliver on financial targets for net revenue growth and operating expenses for the Asia Pacific, Central Europe, Middle East and Africa region, which we refer to as APCEMEA;

•	achieve targeted revenue growth in specific countries thorough country specific products/projects;

•	expand product features across APCEMEA and engage constructively with governments in the region; and

•	develop and implement talent plans for her function.

Based on Ms. Buse’s performance in managing her function within Visa and her progress made toward these individual goals, the Chief Executive Officer, in his discretion, recommended, and the Compensation Committee agreed and determined, that Ms. Buse exceeded her individual performance goals and awarded the individual portion of Ms. Buse’s annual incentive at 180% of the target.

Mr. Sheedy

Mr. Sheedy’s fiscal year 2012 individual performance goals were to:

•	deliver on financial targets for net revenue growth and operating expenses for the Americas;

•	execute post-regulation strategy in the U.S. and grow net revenue outside the U.S.;

•	support emerging product initiatives;

•	exceed customer service targets; and

•	develop and implement talent plans for his function.

Based on Mr. Sheedy’s performance in managing his function within Visa and his progress made toward these individual goals, the Chief Executive Officer, in his discretion, recommended, and the Compensation Committee agreed and determined, that Mr. Sheedy exceeded his individual performance goals and awarded the individual portion of Mr. Sheedy’s annual incentive at 180% of the target.

Annual Incentive Plan Results for Fiscal Year 2012

Under our annual incentive plan, target incentive opportunities are expressed as a percentage of base salary, which percentage is determined by the Compensation Committee based on position, market pay levels and our overall compensation philosophy, which emphasizes performance-based compensation. The table below sets forth the fiscal year 2012 target annual incentive opportunities as a percentage of salary for our named executive officers and the threshold, target, maximum and actual payout amounts. The actual payout amounts are computed based on the actual performance, as outlined above, under our annual incentive plan for fiscal year 2012.

	FY2012 Target Award (% of base salary)	FY2012 Threshold Award (50% of Target Award) ($)	FY2012 Target Award (100% of Target Award) ($)	FY2012 Maximum Award (200% of Target Award) ($)	FY2012 Actual Award ($)
Joseph W. Saunders	250%	1,187,500	2,375,000	4,750,000	4,214,200
Byron H. Pollitt	125%	406,250	812,500	1,625,000	1,441,700
John M. Partridge	150%	562,500	1,125,000	2,250,000	1,816,200
Elizabeth Buse	100%	262,500	525,000	1,050,000	931,560
William M. Sheedy	100%	262,500	525,000	1,050,000	931,560

The following table provides a supplemental breakdown of the components that make up the named executive officers’ actual fiscal year 2012 award under our annual incentive plan. Both the dollar amount of the award and the award as a percentage of the target are displayed for each component.

	Corporate Component ($)	Percent of Target	Individual Component ($)	Percent of Target	Total FY2012 Award ($)	Percent of Target
Joseph W. Saunders	3,359,200	176.8%	855,000	180%	4,214,200	177.4%
Byron H. Pollitt	1,149,200	176.8%	292,500	180%	1,441,700	177.4%
John M. Partridge	1,591,200	176.8%	225,000	100%	1,816,200	161.4%
Elizabeth Buse	742,560	176.8%	189,000	180%	931,560	177.4%
William M. Sheedy	742,560	176.8%	189,000	180%	931,560	177.4%

Long-Term Incentive Compensation

In order to achieve our long-term incentive compensation objectives, the Visa Inc. 2007 Equity Incentive Compensation Plan, which we refer to as the equity incentive plan, was designed with the flexibility to award stock options, stock appreciation rights, restricted stock awards, restricted stock units, performance unit awards, performance share awards, cash-based awards and other equity-based awards to eligible persons, covering a total of up to 59,000,000 shares of our Class A common stock. Specifically, the equity incentive plan is intended to promote our long-term success and increase stockholder value by attracting, motivating and retaining our non-employee directors, officers, and employees. Additionally, to better tie our executive officers’ long-term interests with those of our stockholders, the equity incentive plan does not allow the repricing of stock grants once they are awarded, without prior stockholder approval. Each year the Compensation Committee considers both market practices and the desired impact of the incentive award when determining the type(s) of equity award to be granted.

The Compensation Committee and, with respect to our non-employee directors, the board of directors, administers the equity incentive plan and determines, in its discretion and in accordance with the equity incentive plan, the recipients that may be granted awards under the equity incentive plan, the size and types of awards, the terms and conditions of awards, including vesting and forfeiture conditions, the timing of awards, and the form and content of the award agreements.

In determining the form and amount of the awards, the Compensation Committee considers the practices of the companies in our compensation peer group and the performance of the named executive officers as well as corporate performance. The Compensation Committee also considers that different forms of equity create different incentives. For fiscal year 2012, the Compensation Committee elected a mix of equity award types to accomplish several objectives, including:

•	providing an incentive to grow stockholder value;

•	providing an incentive to preserve stockholder value and avoid excessive risks; and

•	positively impacting employee retention.

Long-Term Incentive Awards Granted in Fiscal Year 2012

The Compensation Committee approved annual equity awards to the named executive officers in fiscal year 2012 after considering the target value of equity for each named executive officer, individual and corporate performance generally and the total target levels of compensation for each named executive officer. The Compensation Committee considers both individual and corporate performance as well as the actual compensation levels of our compensation peer group companies when determining the size of equity awards. The Compensation Committee elected to award equity to our named executive officers during fiscal year 2012 composed of 25% stock options, 25% restricted stock and 50% performance shares because it concluded that this mix represented an appropriate balance between the incentives provided by the different types of equity referenced above. For example, stock options generate value only if the value of the stock appreciates; a limited amount of restricted stock provides a benefit by helping to retain key employees; and performance shares are designed to vary the level of rewards a named executive officer receives dependent on actual corporate performance results that are critical to our stockholders. The following table displays the total value approved by the Compensation Committee and the award value broken down by component.

	Total	Components
	Combined Value of Equity Awards ($)	Value of Options ($)	Value of RSAs/RSUs ($)(1)	Value of Performance Shares ($)
Joseph W. Saunders	5,486,250	1,371,563	1,371,562	2,743,125
Byron H. Pollitt	2,500,000	625,000	625,000	1,250,000
John M. Partridge	3,450,000	862,500	862,500	1,725,000
Elizabeth Buse	1,250,000	312,500	312,500	625,000
William M. Sheedy	1,250,000	312,500	312,500	625,000
(1)	Messrs. Saunders, Pollitt, and Partridge and Ms. Buse received restricted stock units while Mr. Sheedy received restricted stock.

The dollar value of the equity awards in the table above were converted to a specific number of options or shares on the November 5, 2011 grant date based on the fair market value on that date of our Class A common stock and the Black-Scholes value of options. The value displayed for performance shares reflects the target value of the award. As the aggregate grant date fair value of the performance shares displayed in the “Executive Compensation – Executive Compensation Tables – Summary Compensation Table” and the “Executive Compensation – Executive Compensation Tables – Grants of Plan-Based Awards in Fiscal Year 2012” table are computed in accordance with stock-based accounting rules and will be displayed in multiple years, the values in those tables differ from the target value displayed above.

The Compensation Committee implemented a new performance share design beginning with the grants made on November 5, 2011. Under the new design, the target number of shares is determined at the beginning of a three-year performance period and the number of shares earned at the end of the three-year period will range from zero to 200% of the target number of shares depending on our corporate performance as measured by: (1) Earnings Per Share, or EPS; and (2) a modifier based on Visa’s TSR Rank over the three-year performance period.

One-third of the target performance shares awarded on November 5, 2011 is tied to the fiscal year 2012 EPS goal that the Compensation Committee established within the first ninety days of fiscal year 2012. The remaining two-thirds of the target shares awarded will be tied to the EPS goals for each of fiscal years 2013 and 2014, which will be set by the Compensation Committee within the first ninety days of the respective fiscal year. The actual EPS result will be used to determine the percentage of target shares credited from each of the three award segments. At the end of fiscal year 2012, the Compensation Committee reviewed our adjusted EPS of $6.20, which includes the adjustments described on page 37 of this proxy statement, and determined that, under the guidelines established at the time of grant, an additional $0.01 adjustment was appropriate to exclude the impact of certain share repurchases made during the period. The Compensation Committee determined that the final EPS result, as adjusted, of $6.19 exceeded the target EPS goal of $5.88 for fiscal year 2012.

At the completion of the entire three-year performance period in November 2014, the shares credited from the three fiscal years will be summed and the overall number of shares may be modified based on Visa’s TSR Rank for the full three-year period. The TSR Rank modifier may increase or decrease the final number of shares earned by a maximum of 25%, however, the final number of shares is capped at 200% of the initial target number. The TSR Rank modifier helps to lower compensation to our named executive officers for periods when our stockholder’s value has not increased and enhances named executive officers’ compensation for periods when our stockholders’ returns exceed those of the companies comprising the S&P 500.

The following table displays the performance share awards made during fiscal year 2012 after the completion of year one of the three-year performance cycle. Also displayed for illustrative purposes is the performance share award for fiscal year 2013, which was made on November 19, 2012.

	Annual Earnings Per Share, as adjusted, and resulting Annual Performance as a Percentage of Target (1)							TSR Rank Modifier		Award Payout (%)
	FY12		FY13		FY14		FY15
EPS Target Goal ($)	5.88		—	(3)	—	(3)
EPS Actual Result ($)	6.19	(2)
November 2011 Award	188.6%		—	(3)	—	(3)		—	(4)	—	(5)
November 2012 Award			—	(3)	—	(3)	—	—	(4)	—	(5)
(1)	The primary performance metric for performance shares is the annual EPS result as compared to a target EPS goal established by the Compensation Committee for each fiscal year during the award’s three-year performance period.
(2)	Represents our final fiscal year 2012 EPS, as adjusted, used to determine the number of performance shares.
(3)	The EPS goals for fiscal years 2013 and 2014 will be established by the Compensation Committee in the first 90 days of the applicable fiscal year. These goals will apply to portions of the awards made in November 2011 and November 2012.
(4)	The TSR Rank modifier is determined based on Visa’s TSR Rank among the companies comprising the S&P 500 over the three-year performance period and may modify the amount of the final award by a maximum of 25%.
(5)	The Award Payout percentage is the average result of the EPS metric for the three fiscal years multiplied by the TSR Rank modifier. The maximum award is capped at 200% of the initial target number of shares.

Prior Year Performance Shares

The target number of performance shares awarded on November 5, 2010 was established at the beginning of a two-year performance period and the number of shares earned at the end of this period was determined by (1) two-year Net Income, as adjusted; and (2) a modifier based on Visa’s TSR Rank over the two-year performance period. These awards have completed this two-year performance period and the number of shares earned based on the Company’s actual results has been determined and certified by the Compensation Committee. As seen below, based on two-year Net Income, as adjusted, and our TSR Rank over the two-year period, the performance shares earned equated to 193.9% of the target.

Primary Metric	Threshold (50% of target)	Target (100% of target)	Maximum (200% of target)	Result	Payout as % of Target
2-year Cumulative Net Income, as adjusted (in millions, except percentages)	$6,557	$7,286	$8,015	$7,687	155.1% of Target

Modifying Metric	Threshold (75% modifier)	Target (100% modifier)	Maximum (125% modifier)	Result	Modifier %

TSR Rank v. S&P 500	25th percentile	50th percentile	75th percentile	94th percentile	125%

Primary Metric Result	Times	Modifying Metric	Equals	Final Payout Result as a % of Target (capped at 200%)

155.1%	X	125%	=	193.9%

Based on this final payout result, each named executive officer earned shares equal to 193.9% of the target number granted on November 5, 2010. As a result, Mr. Saunders earned 80,214 shares, Mr. Pollitt earned 34,018 shares, Mr. Partridge earned 48,597 shares, Ms. Buse earned 17,009 shares and Mr. Sheedy earned 17,009 shares. One-half of the performance shares earned vested on November 30, 2012 and the remaining one-half of the performance shares earned will vest on November 30, 2013. As described under the heading “Severance” below, Mr. Saunders’ earned, but unvested performance shares will vest in their entirety upon the expiration of the term of his employment on March 31, 2013 and his outstanding performance shares, to the extent earned, will vest at the conclusion of the applicable performance period.

Retention Grants

In fiscal year 2012 and in fiscal year 2013, the Compensation Committee approved retention equity awards in the form of restricted stock or restricted stock units to three of our named executive officers. The awards were made to retain these key executives to provide continuity of senior leadership through the critical period associated with the transition to our new Chief Executive Officer. To ensure these named executive officers continue to have a vested interest in the long-term value of the Company through its stock, the awards will vest over a period of three years. For awards granted on February 14, 2012, one half of the award vests on each of the second and third anniversaries of the award date if the named executive officer continues to be employed by the Company on that date. For awards granted on November 19, 2012, one third of the award vests on each of the first three anniversaries of the award date if the named executive officer continues to be employed by the Company on that date. In approving the grants, the Compensation Committee reviewed the total compensation of the named executive officers, including the vested and unvested outstanding equity awards previously made to each of them. The retention awards were made in addition to the annual equity grants discussed above.

The approved retention grant values are displayed in the following table. These values were converted to a specific number of shares on the award date using the fair market value of our Class A common stock on the award date. The aggregate grant date fair values of the retention awards granted on February 14, 2012 computed in accordance with stock-based accounting rules are included in the Summary Compensation Table for fiscal year 2012 on page of 58 this proxy statement.

	Retention Award Granted on February 14, 2012 ($)	Retention Award Granted on November 19, 2012 ($)
Byron H. Pollitt	2,000,000	2,000,000
Elizabeth Buse	3,000,000	6,000,000
William M. Sheedy	3,000,000	6,000,000

Stock Grant Practices

The Compensation Committee has adopted an equity grant policy with respect to equity awards, which contains procedures to prevent stock option backdating or other timing issues. Under the equity grant policy, the Compensation Committee approves annual grants to executive officers and other members of the executive leadership team at a meeting to occur during the quarter following each fiscal year end. For fiscal year 2012, the board of directors delegated the authority to Mr. Saunders as the sole member of the stock committee to make annual awards to other employees who are not members of the executive leadership team. The grant date for annual awards to all employees and non-employee directors has been established as November 5 of each year. Beginning with the November 2012 grants, however, the grant date for annual awards will be November 19 of each year.

In addition to the annual grants, stock awards may be granted at other times during the year to new hires, employees receiving promotions, and in other special circumstances. The equity grant policy provides that only the Compensation Committee may make such “off-cycle” grants to named executive officers and other members of the executive leadership team. The Compensation Committee has delegated the authority to the stock committee to make “off-cycle” grants to other employees, subject to guidelines established by the Compensation Committee. Any “off-cycle” awards approved by the stock committee or the Compensation Committee must be granted on the fourth business day after we publicly announce our earnings.

For all newly issued stock option awards, the exercise price of the stock option award will be the closing price of our Class A common stock on the NYSE on the date of the grant. If the grant date for the annual awards falls on a weekend, the exercise price of stock option awards will be the closing price of our Class A common stock on the NYSE on the last trading day preceding the date of grant.

Stock Ownership Guidelines

In February 2008, the Compensation Committee established stock ownership guidelines for our executive officers and select other employees. Beginning in fiscal year 2012, the guideline for our Chief Executive Officer was increased from five times his base salary to six times his base salary. In November 2012, the Compensation Committee determined that our Executive Chairman would have the same guideline as our Chief Executive Officer for the remaining term of his employment. These guidelines reinforce the importance of aligning the interests of our executive officers with the interests of our stockholders. The guidelines are expressed in terms of the value of the executive officer’s equity holdings as a multiple of the executive officer’s base salary, as follows:

Officer	Stock Ownership Guidelines
Charles W. Scharf	6 x base salary
Joseph W. Saunders	6 x base salary
Byron H. Pollitt	4 x base salary
John M. Partridge	4 x base salary
Elizabeth Buse	3 x base salary
William M. Sheedy	3 x base salary
Selected Other Executives	1 to 3 x base salary

Equity interests that count toward the satisfaction of the ownership guidelines include shares owned outright by the employee, shares jointly owned, restricted stock, and restricted stock units. Employees have five years from the date of our initial public offering or the commencement of their appointment as an executive officer or a position otherwise subject to our stock ownership guidelines, as applicable, to attain these ownership levels. Although all of the named executive officers are still within this five year period, each named executive officer currently meets or exceeds the applicable guideline set forth in the table above. If an officer does not meet the applicable guideline by the end of the five year period, the officer is required to hold a minimum of 50% of the net shares resulting from any future vesting of restricted stock, restricted stock units, performance shares, or exercised stock options until the guideline is met.

Additionally, we have instituted stock ownership guidelines for our non-employee directors. For information regarding these guidelines, see “Board of Directors and Committees of the Board – Compensation of Non-Employee Directors.”

Hedging Prohibition

As part of our insider trading policy, all employees, including our named executive officers, and non-employee directors are prohibited from engaging in short sales of our securities, establishing margin accounts or otherwise pledging our securities and engaging in hedging transactions involving our securities.

Policy Regarding Clawback of Incentive Compensation

We have a Clawback Policy pursuant to which named executive officers and other key executive officers will be required to return incentive compensation paid to them if the financial results upon which the awards were based are materially restated due to fraud, intentional misconduct, or gross negligence of the executive officer.

The Clawback Policy permits the board of directors to determine in its discretion if it will seek to recover applicable compensation, taking into account the following considerations as it deems appropriate:

•

Whether the amount of any bonus or equity compensation paid or awarded during the covered time period, based on the achievement of specific performance targets, would have been reduced based on the restated financial results;

•	The likelihood of success of recouping the compensation under governing law relative to the effort involved;

•	Whether the recoupment may prejudice Visa’s interest in any related proceeding or investigation;

•	Whether the expense required to recoup the compensation is likely to exceed the amount to be recovered;

•	The passage of time since the occurrence of the misconduct;

•	Any pending legal action related to the misconduct;

•	The tax consequences to the affected individual; and

•	Any other factors the board of directors may deem appropriate under the circumstances.

Under the Clawback Policy, we can require reimbursement of all or a portion of any bonus, incentive payment, equity based award (including performance shares, restricted stock or restricted stock units and outstanding stock options), or other compensation to the fullest extent permitted by law. Recoupment or reimbursement may include compensation paid or awarded during the period covered by the restatement and will apply to prospective compensation awarded in periods occurring subsequent to the adoption of the Clawback Policy.

We believe our Clawback Policy is sufficiently broad to reduce the potential risk that an executive officer would intentionally misstate results in order to benefit under an incentive program and provides a right of recovery in the event that an executive officer took actions that in hindsight, should not have been rewarded. In addition, appropriate language regarding the policy has been included in applicable documents and award agreements. Our named executive officers also have signed agreements acknowledging that compensation we have awarded to them may be subject to reimbursement, clawback or forfeiture pursuant to the terms of our Clawback Policy and/or applicable law.

Retirement and Other Benefits

Our benefits programs are designed to be competitive and cost-effective. We generally target the median of the market, with flexibility to position above or below the median where local conditions dictate. It is our objective to provide core benefits, including medical, retirement, life insurance, paid time off, and leaves of absence, to all employees and to allow for supplementary non-core benefits to accommodate regulatory, cultural and/or practical differences in the various geographies in which we have operations.

We sponsor a tax-qualified defined benefit pension plan, which we refer to as the retirement plan, and a tax-qualified defined contribution 401(k) plan, which we refer to as the 401k plan, to provide market driven retirement benefits to all eligible employees in the United States. In addition to the tax-qualified retirement plan and the 401k plan, we maintain a non-qualified excess retirement benefit plan and a non-qualified excess 401k plan to make up for the limitations imposed on these tax-qualified plans by the Internal Revenue Code. Effective January 1, 2011, the benefit under the tax-qualified retirement plan and the non-qualified excess retirement benefit plan accrues according to a cash balance plan formula for all employees. We also sponsor an unfunded non-qualified deferred compensation plan, which we refer to as the deferred compensation plan, which allows executive officers and certain other highly compensated employees to defer a portion of their annual incentive awards and sign-on bonuses to help them with tax planning and to provide competitive benefits. For additional information on these plans, see “Executive Compensation – Executive Compensation Tables – Pension Benefits” and “Executive Compensation – Executive Compensation Tables – Non-qualified Deferred Compensation.”

Perquisites and Other Personal Benefits

We may provide executive officers with perquisites and other personal benefits that we believe are reasonable and consistent with our overall compensation program to attract and retain qualified executive officers and to facilitate the performance of executive officers’ management responsibilities.

We maintain a company car and driver that are used primarily by the Chief Executive Officer for both business and personal use, with some business and limited personal use by other executive officers. In addition, we have a policy that allows for companion travel on business related flights on our corporate aircraft by the Chief Executive Officer, the President and other key employees, as approved by the Chief Executive Officer. It is our policy that employees are responsible for all income taxes related to their personal usage of the corporate car or aircraft, as well as travel by their companions.

We also provide employees on international assignments with certain housing, living expenses and tax reimbursements in connection with their assignments. This policy is designed to minimize the financial impact related to the assignment for the employee.

Severance

We believe that it is appropriate to provide severance pay to executive officers whose employment is involuntarily terminated by us without cause, and, in some cases, voluntarily terminated by the executive for good reason, to provide transition income replacement that will allow such executives to focus on our business priorities. The employment agreement we entered into with Mr. Saunders in December 2010 and the Executive Severance Plan our other named executive officers participate in provide for severance pay under certain circumstances. The level of severance provided by these arrangements is consistent with the practices of our compensation peer group and is necessary to attract and retain key employees.

The term of Mr. Saunders’ employment agreement expires on March 31, 2013. Pursuant to his employment agreement, Mr. Saunders will provide transition services until March 31, 2013 and upon the expiration of the term of the agreement on March 31, 2013, Mr. Saunders is entitled to full vesting of his then outstanding equity awards. The employment agreement does not contain a gross-up provision for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. The employment agreement calls for severance based on a multiplier applied to Mr. Saunders’ base salary and target annual incentive award. The multiplier is determined as a fraction equal to the months remaining in the employment period between the date of termination and March 31, 2013, divided by 12. Mr. Saunders will not receive cash severance payments in connection with the expiration of the term of his employment agreement.

The Executive Severance Plan generally provides for severance of two times base salary plus the named executive officer’s target annual incentive award, and excludes any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. Under the Executive Severance Plan, a named executive officer may receive severance pay if, following a change of control, the executive is involuntarily terminated by us without cause, and, in some cases, voluntarily terminated by the executive for good reason. The letter agreement we entered into with the named executive officers in connection with the Executive Severance Plan also includes a pre-change of control constructive termination provision, which describes the circumstances under which a named executive officer may be eligible to receive severance benefits upon a voluntary termination of employment in the event of specified circumstances, such as a material change in the executive’s job duties, salary, bonus or long term incentive award, during the period from the executive’s eligibility date under the Executive Severance Plan through December 31, 2013.

Compensation for Fiscal Year 2013

Offer Letter with Charles W. Scharf

On October 23, 2012, we entered into an offer letter agreement with Charles W. Scharf under which he became our Chief Executive Officer on November 1, 2012. The offer letter, which outlines the terms of Mr. Scharf’s employment, was the result of negotiations between Mr. Scharf and the Company. During the negotiations, the Compensation Committee consulted with Cook & Co., its independent compensation consultant, and external legal counsel with expertise in executive compensation matters. The Compensation Committee also reviewed relevant market data and the terms of Mr. Scharf’s compensation arrangements with his previous employer, including the value of benefits Mr. Scharf would forfeit with his prior employer by agreeing to become our Chief Executive Officer. The Compensation Committee and the independent members of the board determined, in their judgment and based on Mr. Scharf’s experience, qualifications, and skills, as well as prevailing market practices, that the compensation levels, awards and other terms contained in the offer letter were appropriate to attract Mr. Scharf to serve as our Chief Executive Officer.

Pursuant to the terms of the offer letter, Mr. Scharf receives an annual base salary of $950,000 and will participate in our annual incentive plan for fiscal year 2013, with a target bonus of 250% of his base salary and a maximum bonus opportunity of 500% of his base salary. In addition, Mr. Scharf is eligible for a long-term performance bonus with a target value equal to 500% of his base salary, with the actual bonus amount to be determined at the conclusion of fiscal year 2013 based on an evaluation of both the Company’s performance and his individual performance, and subject to the terms and conditions of our equity incentive plan. Mr. Scharf also is eligible to participate in our Executive Severance Plan.

On November 19, 2012, as required under the terms of his offer letter, Mr. Scharf received a one-time make-whole equity award comprised of restricted stock with a grant date value of $13,000,000 and stock options with a grant date value of $6,000,000, in order to compensate him for the loss of unvested equity awards and other compensation from his previous employer. The make-whole award vested immediately on the date of grant, with respect to that number of restricted shares having a grant date value of $4,447,368 and that number of stock options having a grant date value of $2,052,632. The remainder of the make-whole award will vest in three substantially equal installments on each of the three anniversaries of the date of grant, assuming Mr. Scharf’s continued employment by the Company through each such date, but subject to 12 months acceleration upon the occurrence of a qualifying termination of employment at any time following the first anniversary of the date of grant (and conditioned upon the execution and nonrevocation of a release of claims by Mr. Scharf), in which case all vested make-whole award stock options will remain exercisable for the remainder of the ten-year term from their date of grant.

Mr. Scharf also will receive assistance with his relocation to our headquarters in California in accordance with our standard relocation policy, as well as reimbursement of up to $10,000 per month for the cost of temporary housing and related expenses through June 30, 2013 and for the cost of 12 first-class round-trip flights between the San Francisco Bay Area and New York for Mr. Scharf and/or his family during such period. Mr. Scharf will be entitled to tax gross-up payments in connection with his taxable income related to the relocation and foregoing benefits, pursuant to the terms of our standard relocation policy and the offer letter. We also entered into an aircraft time sharing agreement with Mr. Scharf, which governs Mr. Scharf’s personal use of the Company’s aircraft during his employment and his reimbursement of the Company for the costs of any such use.

Annual Incentive Plan

For fiscal year 2013, the Compensation Committee has established a corporate threshold level of Net Income, as adjusted, and/or Net Revenue Growth, as adjusted, that must be exceeded before any payments under the annual incentive plan will be made to our named executive officers. This process is intended to permit the entire amount of the incentive payment to be considered performance-based under Section 162(m) of the Internal Revenue Code and therefore be tax deductible. If the threshold is achieved, the actual annual incentive payment will be based on a combination of corporate performance and individual performance.

Additionally, the Compensation Committee has established that it will use the same corporate performance measures weighted as follows to determine the corporate portion of the payout for fiscal year 2013: (i) Net Income, as adjusted, weighted at 60% (adjusted from 65% for fiscal year 2012); and (ii) Net Revenue Growth weighted at 40% (adjusted from 35% for fiscal year 2012). The Compensation Committee selected these performance measures because they are important indicators of increased stockholder value, and the Compensation Committee believes the increased weighting of the Net Revenue Growth measure balances these objectives appropriately. The fiscal year 2013 target annual incentive award levels and the proportion of the award determined by corporate performance are as follows:

	Fiscal Year 2013 Target Award (% of base salary)	Fiscal Year 2013 Target Award ($)(1)	Proportion of Award Determined by Corporate Goals
Joseph W. Saunders(2)	250%	2,375,000	80%
Byron H. Pollitt	125%	812,500	80%
John M. Partridge	150%	1,125,000	80%
Elizabeth Buse	125%	656,250	80%
William M. Sheedy	125%	656,250	80%
(1)	Represents the full target award value for fiscal year 2013.
(2)	Mr. Saunders’ fiscal year 2013 target award will be prorated by one-half to reflect his retirement on March 31, 2013.

Long-Term Incentive Compensation

On November 4, 2012, the Compensation Committee approved the annual equity awards for our named executive officers to be granted in fiscal year 2013. The awards were made on November 19, 2012, using a combination of stock options, restricted stock or restricted stock units, and performance shares. These are the same three equity vehicles used in prior years and the mix of the vehicles will remain the same as for fiscal year 2012: 25% stock options, 25% restricted stock/ restricted stock units and 50% performance shares. For the performance shares granted in November 2012, the actual number of shares earned will be dependent on: (i) the annual EPS goal established for each of the three fiscal years; and (ii) an overall modifier based on our TSR Rank over the three-year performance period. Consistent with prior fiscal years, the grant values were approved by the Compensation Committee after considering target equity values, individual and corporate performance generally, and overall levels of total compensation of our named executive officers relative to our compensation peer group. The table below displays the dollar value of the grants approved on November 4, 2012.

		Components
	Total Combined Value of Equity Awards ($)	Value of Options ($)	Value of RSAs/RSUs ($)(1)	Value of Performance Shares ($)
Joseph W. Saunders(2)	3,289,375	822,344	822,344	1,644,688
Byron H. Pollitt	3,800,000	950,000	950,000	1,900,000
John M. Partridge	3,000,000	750,000	750,000	1,500,000
Elizabeth Buse	1,650,000	412,500	412,500	825,000
William M. Sheedy	1,650,000	412,500	412,500	825,000
(1)	Messrs. Saunders, Pollitt, and Partridge and Ms. Buse received restricted stock units while Mr. Sheedy received restricted stock.
(2)	Mr. Saunders’ equity awards were granted with a target value prorated by one-half to reflect his retirement on March 31, 2013. As described under the heading “Executive Compensation – Compensation Discussion and Analysis – Executive Compensation Components – Severance” on page 53 of this proxy statement, certain of Mr. Saunders’ outstanding equity awards will accelerate upon his retirement.

Say-on-Pay

Our board of directors, our Compensation Committee, and our management value the opinions of our stockholders. As a result of the Company’s outreach to stockholders in 2010, the board and Compensation Committee determined that it would be appropriate and consistent with our stockholders’ interests to conduct an annual say-on-pay vote. At the 2012 annual meeting of stockholders, more than 98% of the votes cast on the Company’s annual say-on-pay proposal (Proposal 2) were in favor of our named executive officer compensation for fiscal year 2011. Accordingly, the Compensation Committee did not make any changes to our executive compensation program for fiscal year 2012. For more information regarding our annual say-on-pay proposal for fiscal year 2012, see “Proposal 2 – Advisory Vote on the Compensation of our Named Executive Officers” in this proxy statement.

Tax Implications

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits our ability to deduct for tax purposes compensation in excess of $1,000,000 that is paid to our principal executive officer or any one of our three highest paid executive officers, other than our principal executive officer or principal financial officer, who are employed by us on the last day of our taxable year, unless, in general, the compensation is paid pursuant to a plan that has been approved by our stockholders and is performance-related and non-discretionary. The Compensation Committee will review and consider the deductibility of executive compensation under Section 162(m) and may authorize certain payments in excess of the $1,000,000 limitation. The Compensation Committee believes that it needs to balance the benefits of designing awards that are tax-deductible with the need to design awards that attract, retain and reward executives responsible for our success.

During fiscal year 2012, we obtained stockholder approval of the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated. The amended and restated plan is used to provide long-term incentive awards, including awards that are intended to qualify as performance-based compensation under Section 162(m), thereby preserving our ability to deduct this compensation for tax purposes.

In addition, Section 274(e) of the Internal Revenue Code limits the amount that companies can deduct for the personal use of corporate aircraft to the amount recognized as income by the executives that used the aircraft. For fiscal year 2012, the total amount of our disallowed tax deduction resulting from the personal use of the corporate aircraft by our named executive officers and any guests was approximately $2,100,000.

Compensation Committee Report

The Compensation Committee has:

•	reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and

•	based on this review and discussion, the Compensation Committee recommended to the board of directors that the “Compensation Discussion and Analysis” section be included in this proxy statement.

COMPENSATION COMMITTEE

William S. Shanahan (Chair)

Suzanne Nora Johnson

David J. Pang

John A. Swainson

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee (whose names appear under “Compensation Committee Report” above) is or has ever been one of our officers or employees. In addition, during the last fiscal year, none of our executive officers served as a member of the board of directors or the compensation committee of any other entity that has one or more executive officers serving on our board of directors or Compensation Committee.

Risk Assessment of Compensation Programs

The Compensation Committee considers potential risks when reviewing and approving our compensation programs. We have designed our compensation programs, including our incentive compensation plans, with specific features to address potential risks while rewarding employees for achieving long-term financial and strategic objectives through prudent business judgment and appropriate risk taking. The following elements have been incorporated in our compensation programs for executive officers:

•

A Balanced Mix of Compensation Components – The target compensation mix for our executive officers is composed of salary, annual cash incentives and long-term equity incentives, representing a mix that is not overly weighted toward short-term cash incentives.

•

Multiple Performance Factors – Our incentive compensation plans use both company-wide metrics and individual performance goals, which encourage focus on the achievement of objectives for the overall benefit of the Company. The annual cash incentive is dependent on multiple performance metrics including Net Income and Net Revenue Growth, both as adjusted for unusual or non-recurring items, as well as individual goals related to specific strategic or operational objectives.

•	Long-term Incentives – Our long-term incentives are equity-based, with a three-year vesting schedule to complement our annual cash based incentives.

•	Capped Incentive Awards – Annual incentive awards and performance share awards are capped at 200% of target.

•	Stock Ownership Guidelines – Guidelines call for significant share ownership, which aligns the interests of our executive officers with the long-term interests of our stockholders.

•

Clawback Policy – Our Clawback Policy authorizes the board of directors to recoup past incentive compensation in the event of a material restatement of the Company’s financial results due to fraud, intentional misconduct or gross negligence of the executive officer.

Additionally, the Compensation Committee annually considers an assessment of compensation-related risks for all of our employees. Based on this assessment, the Compensation Committee concluded that our compensation programs do not create risks that are reasonably likely to have a material adverse effect on Visa. In making this determination, the Compensation Committee reviewed the key design elements of our compensation programs in relation to industry “best practices” as presented by Cook & Co, as well as the means by which any potential risks may be mitigated, such as through our internal controls and oversight by management and the board of directors. In addition, management completed an inventory of incentive programs below the executive level and reviewed the design of these incentives both internally and with Cook & Co. to conclude that such incentive programs do not encourage excessive risk-taking.

Executive Compensation Tables

Summary Compensation Table

The following table sets forth the total compensation earned for services rendered during fiscal years 2012, 2011 and 2010 by our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Non-qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)	Total ($)
Joseph W. Saunders Chairman and Chief Executive Officer*	2012	950,037	—	2,337,216	1,371,550	4,214,200	(3)	712,949	114,162	9,700,114
	2011	950,037	—	5,169,096	1,650,613	3,116,000		776,895	161,449	11,824,090
	2010	950,037	—	3,457,110	3,282,502	4,203,750		877,841	143,641	12,914,881

Byron H. Pollitt Chief Financial Officer	2012	650,025	—	3,065,019	625,002	1,441,700	(3)	239,696	92,078	6,113,520
	2011	650,025	—	2,192,123	699,993	1,066,000		298,382	63,569	4,970,092
	2010	650,025	—	1,579,766	1,500,009	1,450,000		265,331	58,620	5,503,751

John M. Partridge President*	2012	750,029	—	1,469,673	862,512	1,816,200	(3)	571,868	112,384	5,582,666
	2011	750,029	—	3,131,582	999,993	1,476,000		925,051	115,219	7,397,874
	2010	750,029	—	2,106,355	2,000,012	1,990,000		2,176,874	116,830	9,140,100

Elizabeth Buse Group President – APCEMEA	2012	525,020	—	3,532,560	312,486	931,560	(3)	624,084	646,256	6,571,966

William M. Sheedy Group President – Americas	2012	525,020	—	3,532,560	312,486	931,560	(3)	672,672	61,123	6,035,421
	2011	525,020	—	1,096,062	350,009	688,800		486,030	84,516	3,230,437
	2010	525,020	—	789,967	749,990	935,000		746	43,590	3,044,313
*	Mr. Saunders stepped down from the position of Chief Executive Officer effective November 1, 2012, but will continue to serve as the Company’s Executive Chairman providing transition services until the expiration of the term of his employment agreement on March 31, 2013. In addition, on December 12, 2012, we announced that Mr. Partridge will retire from the Company effective as of March 31, 2013. Mr. Partridge will continue to serve as President, and will provide transition and related services to the Company, through the date of his retirement.

(1)	Amounts reflect restricted stock awards or restricted stock units granted for each of fiscal years 2012, 2011 and 2010 and performance shares granted for fiscal years 2012, 2011 and 2010. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (Financial Standards Accounting Board (“FASB”) ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 17 – Share-based Compensation to our fiscal year 2012 consolidated financial statements, which is included in our Annual Report on Form 10-K filed with the SEC on November 16, 2012 (the “Form 10-K”). Restricted stock awards and restricted stock units vest in three annual increments from the grant date. Performance shares granted on November 5, 2011 vest on November 30, 2014. The table below displays the details of the components that make up the fiscal year 2012 stock award for each of our named executive officers. Consistent with the requirements of ASC Topic 718, the value of the performance shares displayed in the table below, at expected and maximum levels, is based on the one-third of the full number shares under the award for which an EPS goal was established in fiscal year 2012. Of the remaining two-thirds of the award, the one-third will be reported for fiscal year 2013 and the last one-third will be reported for fiscal year 2014 when the EPS goals for those portions are established. Also included in the table below is the value of the retention grants made in February 2012, which vest in two equal increments on February 14, 2014 and February 14, 2015.

	Retention Grant	Components of Annual Stock Awards		Additional Information
	RSA/RSU Value ($)	RSA/RSU Value ($)	Value of Performance Shares – Expected ($)	Value of Performance Shares – at Maximum ($)
Joseph W. Saunders	—	1,371,535	965,681	1,931,362
Byron H. Pollitt	1,999,990	625,042	439,986	879,973
John M. Partridge	—	862,478	607,195	1,214,390
Elizabeth Buse	3,000,043	312,475	220,042	440,084
William M. Sheedy	3,000,043	312,475	220,042	440,084

(2)	Amounts reflect option awards granted for each of fiscal years 2012, 2011 and 2010. The amounts represent the aggregate grant date fair value of the awards granted to each named executive officer computed in accordance with stock-based accounting rules (FASB ASC Topic 718). Assumptions used in the calculation of these amounts are included in Note 17 – Share-based Compensation to our fiscal year 2012 consolidated financial statements, which are included in our Form 10-K.
(3)	Amounts for fiscal year 2012 reflect cash awards earned under the annual incentive plan based on actual performance measured against the corporate objectives established for Net Income, as adjusted, and Net Revenue Growth. Under this component of our annual incentive plan, Mr. Saunders received $3,359,200, Mr. Pollitt received $1,149,200, Mr. Partridge received $1,591,200, Ms. Buse received $742,560 and Mr. Sheedy received $742,560. The amounts also reflect cash awards earned under the annual incentive plan based on actual performance against each named executive officer’s individual goals. Under this component of the plan, Mr. Saunders received $855,000, Mr. Pollitt received $292,500, Mr. Partridge received $225,000, Ms. Buse received $189,000 and Mr. Sheedy received $189,000.
(4)	Amounts reflect the aggregate positive change in the actuarial present value of accumulated benefits under all pension plans (except the Visa 401k Plan) during fiscal year 2012. These amounts were determined using interest rate and mortality rate assumptions consistent with those used in Note 11 – Pension, Postretirement and Other Benefits to our fiscal year 2012 consolidated financial statements, which are included in our Form 10-K. There are no above market or preferential earnings on non-qualified deferred compensation.

All Other Compensation in Fiscal Year 2012

The following table sets forth additional information with respect to the amounts reported in the “All Other Compensation” column of the “Summary Compensation Table” above for Fiscal Year 2012.

	Car ($)(1)	401k Plan Match ($)	Excess 401k Plan Contribution ($)	Companion Travel ($)	Corporate Aircraft ($)(2)	Executive LTD ($)	International Assignment ($)		Tax Payments ($)		Other ($)(3)	Total ($)
Joseph W. Saunders	8,229	15,000	42,002	—	14,120	1,250	—		—		33,562	114,162
Byron H. Pollitt	—	15,000	24,001	16,077	—	1,250	—		—		35,750	92,078
John M. Partridge	36	15,000	30,002	8,360	21,499	1,250	—		—		36,238	112,384
Elizabeth Buse	—	15,000	16,501	5,468	—	1,250	283,817	(4)	296,047	(5)	28,173	646,256
William M. Sheedy	—	15,000	16,501	—	—	1,250	—		—		28,372	61,123
(1)	Represents the cost of personal use (including commuting for Mr. Saunders) of a Company provided car and driver. The amount in the table is determined based on the incremental cost to Visa of the fuel related to the proportion of time the car was used for non-business trips and also includes the cost of the driver’s salary for the proportion of time the driver was utilized for non-business trips.
(2)	Represents the aggregate incremental cost to Visa of personal/guest travel on the corporate aircraft. The amount represents the variable operating cost per flight hour for the aircraft, which includes the cost of fuel, maintenance, engine insurance, associated travel cost for the crew, catering and any flight cost associated with repositioning the aircraft in connection with personal use “deadhead flights.” Fixed costs that do not change based on usage, such as pilot salaries, depreciation and insurance, are not included.
(3)	Includes: (i) contributions made on behalf of certain named executive officers under our charitable contribution matching programs, under which personal contributions meeting the guidelines of our program are eligible for Company matching contributions; and/or (ii) donations made by the Company to non-profit organizations in recognition of a named executive officer’s service as a member of the organization’s board of directors or comparable body. The total amounts of charitable contributions included in the table by officer are: Mr. Saunders $0; Mr. Pollitt $35,750; Mr. Partridge $10,000; Ms. Buse $10,000; and Mr. Sheedy $10,000. Also includes a one-time payout for accrued but unused paid time off, which was made pursuant to a companywide program. The total amounts of this payout included in the table by officer are: Mr. Saunders $32,885; Mr. Pollitt $0; Mr. Partridge; $25,962; Ms. Buse $18,173; and Mr. Sheedy $18,173.
(4)	Represents expatriate allowances/reimbursements for housing, automobile, cost of living differential, home leave and other costs associated with Ms. Buse’s expatriate assignment in Singapore.
(5)	Represents tax equalization payments and tax reimbursements in connection with Ms. Buse’s expatriate assignment in Singapore.

Grants of Plan-Based Awards in Fiscal Year 2012

The following table provides information about non-equity incentive awards and long-term equity-based incentive awards granted during fiscal year 2012 to each of our named executive officers. Equity awards are made pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan, as amended and restated.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)(3)			All Other Stock Awards: Number of Shares or Stock/ Units(3) (#) (i)		All Other Option Awards: Number of Securities Underlying Options(3)(6) (#) (j)		Exercise or Base Price of Option Awards ($/ Share) (k)	Grant Date Fair Value of Stock and Option Awards ($) (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Joseph W. Saunders		1,187,500	2,375,000	4,750,000
	11/5/2011				4,935	9,870	19,740						965,681	(8)
	11/5/2011							14,805	(4)				1,371,535
	11/5/2011									46,446	(7)	$92.64	1,371,550

Byron H. Pollitt		406,250	812,500	1,625,000
	11/5/2011				2,249	4,497	8,994						439,986	(8)
	11/5/2011							6,747	(4)				625,042
	11/5/2011									21,165	(7)	92.64	625,002
	2/14/2012							17,355	(5)				1,999,990

John M. Partridge		562,500	1,125,000	2,250,000
	11/5/2011				3,103	6,206	12,412						607,195	(8)
	11/5/2011							9,310	(4)				862,478
	11/5/2011									29,208	(7)	92.64	862,512

Elizabeth Buse		262,500	525,000	1,050,000
	11/5/2011				1,125	2,249	4,498						220,042	(8)
	11/5/2011							3,373	(4)				312,475
	11/5/2011									10,582	(7)	92.64	312,486
	2/14/2012							26,033	(5)				3,000,043

William M. Sheedy		262,500	525,000	1,050,000
	11/5/2011				1,125	2,249	4,498						220,042	(8)
	11/5/2011							3,373	(4)				312,475
	11/5/2011									10,582	(7)	92.64	312,486
	2/14/2012							26,033	(5)				3,000,043
(1)	Amounts represent the portion of the annual incentive plan award that is dependent on actual results against the corporate performance measure of Net Income, as adjusted, and Net Revenue Growth and the portion of the award that is dependent on actual results against pre-established individual goals. The amounts shown in column (c) reflect the minimum payment level for the minimum performance level required under the annual incentive plan in order to receive any payment, which is 50% of the target amount in column (d). The amounts shown in column (e) are 200% of such target amount. The actual amounts awarded under the annual incentive plan for fiscal year 2012 are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” above.
(2)	Consistent with the requirements of ASC Topic 718, represents the first one-third of the performance share award made on November 5, 2011 for which the grant date fair value was established in fiscal year 2012. The shares earned from this award will vest on November 30, 2014.
(3)	Equity awards made pursuant to the Visa Inc. 2007 Equity Incentive Compensation Plan will vest according to their terms, but may be subject to earlier vesting in full in the event of a termination of a grantee’s employment due to death, “disability” (as defined in the award agreement) or “retirement” (as defined in the award agreement) or a termination following a “change of control” (as defined in the equity incentive plan and/or award agreement) of a grantee’s employment by us without “cause” (as defined in the award agreement) or by the grantee for “good reason” (as defined in the award agreement).
(4)	Represents an award of restricted stock or restricted stock units that vests in three equal installments on each of the first three anniversaries of the date of grant.
(5)	Represents a retention award of restricted stock or restricted stock units that vests in two equal installments on the second and third anniversaries of the date of grant.
(6)	The stock options have an exercise price equal to $92.64, which was the fair market value of our Class A common stock as of the date of grant, and will expire ten years from the date of grant. The stock options will generally vest in three equal installments on each of the first three anniversaries of the date of grant.
(7)	Stock option grants made on November 5, 2011 were approved by the Compensation Committee on October 28, 2011.
(8)	Represents the value of performance shares based on the expected outcome as of the date of grant. In accordance with FASB ASC Topic 718, this result is based on (i) achieving the target level of Net Income; and (ii) a relative total shareholder return result modeled using a Monte-Carlo simulation.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth information with respect to equity awards made to each of our named executive officers that were outstanding on September 30, 2012.

Name	Grant Date	Option Awards				Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)(4)	Equity Incentive Awards: Market or Payout Value of Unearned Shares or Units of Stock That Have Not Vested ($)(3)
Joseph W. Saunders						55,298	7,425,415	102,479	13,760,835
	11/5/2011	—	46,446	92.64	11/5/2021	—	—	—	—
	11/5/2010	22,521	45,044	79.80	11/5/2020	—	—	—	—
	11/5/2009	74,205	37,104	79.59	11/5/2019	—	—	—	—
	11/5/2008	75,701	—	56.47	11/5/2018	—	—	—	—
	3/18/2008	—	—	44.00	3/18/2018	—	—	—	—
Byron H. Pollitt						42,153	5,660,305	44,083	5,919,510
	11/5/2011	—	21,165	92.64	11/5/2021	—	—	—	—
	11/5/2010	9,550	19,103	79.80	11/5/2020	—	—	—	—
	11/5/2009	33,909	16,956	79.59	11/5/2019	—	—	—	—
	11/5/2008	63,748	—	56.47	11/5/2018	—	—	—	—
	3/18/2008	—	—	44.00	3/18/2018	—	—	—	—
John M. Partridge						33,934	4,556,658	62,539	8,397,782
	11/5/2011	—	29,208	92.64	11/5/2021	—	—	—	—
	11/5/2010	13,644	27,289	79.80	11/5/2020	—	—	—	—
	11/5/2009	45,213	22,607	79.59	11/5/2019	—	—	—	—
	11/5/2008	95,622	—	56.47	11/5/2018	—	—	—	—
	3/18/2008	8,050	—	44.00	3/18/2018	—	—	—	—
Elizabeth Buse						36,400	4,887,792	22,042	2,959,800
	11/5/2011	—	10,582	92.64	11/5/2021	—	—	—	—
	11/5/2010	4,775	9,552	79.80	11/5/2020	—	—	—	—
	11/5/2009	11,303	5,652	79.59	11/5/2019	—	—	—	—
	11/5/2008	23,906	—	56.47	11/5/2018	—	—	—	—
	3/18/2008	0	—	44.00	3/18/2018	—	—	—	—
William M. Sheedy						38,432	5,160,649	22,042	2,959,800
	11/5/2011	—	10,582	92.64	11/5/2021	—	—	—	—
	11/5/2010	4,775	9,552	79.80	11/5/2020	—	—	—	—
	11/5/2009	16,954	8,478	79.59	11/5/2019	—	—	—	—
	11/5/2008	31,343	—	56.47	11/5/2018	—	—	—	—
	3/18/2008	30,000	—	44.00	3/18/2018	—	—	—	—
(1)	The stock options vest in three equal installments on each of the first three anniversaries of the date of grant.
(2)	The restricted stock and restricted stock units granted as part of the annual grant vest in three equal installments on each of the first three anniversaries of the date of grant. The retention grants made in fiscal year 2012 vest in two equal installments on the second and third anniversaries of the date of grant. The number of performance shares included is based on the actual number of performance shares earned under the grants made in November 2009 that were unvested as of September 30, 2012. These shares vest in two equal installments, approximately two years and three years following the respective date of grant.
(3)	The value shown is based on the September 30, 2012 per share closing price of our Class A common stock of $134.28.
(4)	Represents unearned shares under the performance share awards made in November 2010 and November 2011. Based on SEC guidance, the maximum potential number for such grants has been assumed. The amounts shown for the performance shares awarded on November 5, 2011 include only shares equal to the 1/3 of the award for which an EPS target has been established. The performance shares awarded on November 5, 2010 and determined to be earned at the completion of the performance period vest in two equal installments approximately two years and three years following the date of grant. Following the end of fiscal year 2012, the actual number of shares earned from the November 5, 2010 grant was determined to be 193.9% of target as discussed in the section “Executive Compensation – Compensation Discussion and Analysis –Executive Compensation Components – Long-Term Incentive Compensation – Prior Year Performance Shares.” The performance shares granted on November 5, 2011 and determined to be earned at the completion of the performance period vest in in full approximately three years following the date of grant.

Option Exercises and Stock Vested

The table below provides additional information about the value realized by our named executive officers on stock option award exercises, restricted stock and restricted stock units vesting and performance shares vesting during the fiscal year ended September 30, 2012.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Joseph W. Saunders	794,876	61,071,818	75,653	7,094,341
Byron H. Pollitt	212,484	15,357,154	32,834	3,080,972
John M. Partridge	345,000	26,584,584	47,008	4,407,132
Elizabeth Buse	63,201	4,814,509	12,170	1,140,501
William M. Sheedy	64,800	4,211,266	16,270	1,526,872
(1)	Amounts reflect the aggregate difference between the exercise price of the stock option and the market price of our Class A common stock at the time of exercise.
(2)	Amounts reflect the aggregate market value of Class A common stock on the day on which the restricted stock, restricted stock units or performance shares vested.

Pension Benefits

The table below shows the present value of accumulated benefits payable to our named executive officers, including the number of years of service credited to each executive, under the Visa Retirement Plan and the Visa Excess Retirement Benefit Plan. The value of the benefits is determined using interest rate and mortality rate assumptions consistent with those used in the Company’s consolidated financial statements.

Name	Plan Name	Number of Year Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Joseph W. Saunders	Visa Retirement Plan	5.3	1,359,217	—
	Visa Excess Retirement Benefit Plan	5.3	2,471,169	—

Byron H. Pollitt	Visa Retirement Plan	5.0	1,017,138	—
	Visa Excess Retirement Benefit Plan	5.0	88,005	—

John M. Partridge	Visa Retirement Plan	13.0	2,403,641	—
	Visa Excess Retirement Benefit Plan	13.0	6,992,159	—

Elizabeth Buse	Visa Retirement Plan	14.3	1,678,233	—
	Visa Excess Retirement Benefit Plan	14.3	1,258,078	—

William M. Sheedy	Visa Retirement Plan	19.4	1,339,322	—
	Visa Excess Retirement Benefit Plan	19.4	1,339,047	—

Visa Retirement Plan

Under the Visa Retirement Plan, our U.S.-based employees, including our named executive officers, generally earn the right to receive certain benefits:

•	upon retirement at the normal retirement age of 65;

•	upon early retirement at or after age 55 (or at or after age 50 if hired prior to October 1, 2002) and having completed at least ten years of service with us; or

•	upon an earlier termination of employment, but solely if the employee is vested at that time.

Retirement Plan benefits are based on a cash balance benefit accrual formula. Under the formula, 6% of an employee’s eligible monthly pay will be credited each month to the employee’s notional cash balance account, along with interest each month on the account balance at an annualized rate equal to the 30 year U.S. Treasury Bond average annual interest rate for November of the previous calendar year. Accrued benefits under the Visa Retirement Plan become fully vested and nonforfeitable after three years of service.

Prior to January 1, 2011, retirement benefits were calculated as the product of 1.25% times the employee’s years of service multiplied by the employee’s monthly final average earnings for the last 60 consecutive months before retirement (or, for employees hired prior to October 1, 2002, the product of 46.25% times the employee’s years of service divided by 25 years, multiplied by the employee’s monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement). Eligible earnings include salary, overtime, shift differentials, special and merit awards and short-term cash incentive awards. The formula below provides an illustration of how the retirement benefits are calculated.

For employees hired prior to October 1, 2002

46.25%	X	Completed years of service, including partial year based on completed months	X	Monthly final average earnings for the 36 highest consecutive months in the last 60 months before retirement
25 years

For employees hired on or after October 1, 2002

1.25%	X	Completed years of service, including partial year based on completed months (up to 35 full years)	X	Monthly final average earnings for the last 60 consecutive months before retirement

If an employee retires early, that is, between the ages of 55 and 64 (or between the ages of 50 and 61 if hired prior to October 1, 2002), and has completed at least ten years of service with the Company, the amount of that employee’s benefits is reduced for each complete year that the employee begins receiving early retirement benefits before the age of 65 (or before the age of 62 if hired prior to October 1, 2002). Mr. Partridge is eligible to retire early under this provision of the retirement plan, given his age and tenure with Visa. If an employee retires prior to becoming eligible for early or normal retirement, the amount of his or her benefits is actuarially reduced and is generally not as large as if the employee had continued employment until his or her early or normal retirement date.

The Visa Retirement Plan began transitioning to cash balance benefits effective January 1, 2008 and completed the transition effective January 1, 2011. The change to a cash balance benefit formula took effect immediately for employees hired or rehired after December 31, 2007. However, for employees hired before January 1, 2008 (and not rehired thereafter), the applicable Visa Retirement Plan benefit formula described above was grandfathered for a three-year period and grandfathered employees continued to accrue benefits under that benefit formula. Their accrued benefits at December 31, 2010 (the last day of the grandfathered period) or the date they terminated employment, if earlier, were preserved. Because we completed the conversion to a cash balance plan formula beginning on January 1, 2011, all future benefit accruals will be under the cash balance benefit formula.

Visa Excess Retirement Benefit Plan

To the extent that an employee’s annual retirement income benefit under the Visa Retirement Plan exceeds the limitations imposed by the Internal Revenue Code, such excess benefit is paid from our non-qualified, unfunded, noncontributory Visa Excess Retirement Benefit Plan. The vesting provisions of, and formula used to calculate the benefit payable pursuant to, the Visa Excess Retirement Benefit Plan are generally the same as those of the Visa Retirement Plan described above, except that benefits are calculated without regard to the Internal Revenue Code tax-qualified plan limits and then offset for benefits paid under the qualified plan.

Non-qualified Deferred Compensation

Visa Deferred Compensation Plan

Under the terms of the Visa Deferred Compensation Plan, eligible participants are able to defer up to 100% of their cash incentive awards or sign-on bonuses, if they submit a qualified deferral election. Benefits under the Visa Deferred Compensation Plan will be paid based on one of the following three distribution dates or events previously elected by the participant: (i) immediately upon, or up to five years following, retirement; (ii) immediately upon, or in the January following, termination; or (iii) if specifically elected by the participant, in January in a specified year while actively employed. However, upon a showing of financial hardship and receipt of approval from the plan administrator, a plan participant may be allowed to access funds in his or her deferred compensation account earlier than his or her existing distribution election(s). Benefits can be received either as a lump sum payment or in annual installments, except in the case of pre-retirement termination, in which case the participant must receive the benefit in a lump sum. Participants are always fully vested in their deferrals under the Visa Deferred Compensation Plan. Upon termination of the Visa Deferred Compensation Plan within 12 months of a “change of control,” participants’ benefits under the Visa Deferred Compensation Plan will be paid immediately in a lump sum.

Visa 401k Plan and Visa Excess 401k Plan

The Visa 401k Plan is a tax-qualified 401(k) retirement savings plan pursuant to which all of our U.S.-based employees, including our named executive officers, are able to contribute up to 50%, or 13% for highly compensated employees, of their salary up to the limit prescribed by the Internal Revenue Code to the Visa 401k Plan on a pre-tax basis. Employees also have the option of contributing on an after-tax basis from 1% up to 50%, or 13% for highly compensated employees, of salary or a combination of pre-tax and after tax contributions that do not exceed 50%, or 13% for highly compensated employees, of salary. All contributions are subject to the Internal Revenue Code limits. If an employee reaches the statutory pre-tax contribution limit during the calendar year, an employee may continue to make contributions to the Visa 401k Plan on an after-tax basis, subject to any applicable statutory limits.

During fiscal year 2012, we matched 200% of the first 3% of pay that was contributed by employees to the Visa 401k Plan. All employee and matching contributions to the Visa 401k Plan are fully vested upon contribution.

Because the Internal Revenue Code limits the maximum amount a company and an employee can contribute to an employee’s 401(k) plan account each year, we continue to provide the matching contribution, after the applicable Internal Revenue Code limits are reached, to the Visa Excess 401k Plan, which is a non-qualified noncontributory retirement savings plan. Employees are eligible to participate in the Visa Excess 401k Plan if their salary is greater than the Internal Revenue Code pay cap or if the total of their contributions and our matching contributions to the Visa 401k Plan exceed the Internal Revenue Code benefit limit. The features of the Visa Excess 401k Plan are generally the same as under the Visa 401k Plan, except that benefits cannot be rolled over to an IRA or another employer’s qualified plan.

The following table provides information about contributions, earnings, and balances under the Visa Deferred Compensation Plan and the Visa Excess 401k Plan in fiscal year 2012. There were no payouts, withdrawals by or distributions to our named executive officers during fiscal year 2012.

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last Fiscal Year ($)		Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
Joseph W. Saunders	Excess 401k Plan	—	42,002	(1)	41,531	—	273,931
	Deferred Compensation Plan	—	—		—	—	—

Byron H. Pollitt	Excess 401k Plan	—	24,001	(1)	21,271	—	140,998
	Deferred Compensation Plan	—	—		—	—	—

John M. Partridge	Excess 401k Plan	—	30,002	(1)	4,795	—	484,049
	Deferred Compensation Plan	—	—		1,756,168	—	9,321,440

Elizabeth Buse	Excess 401k Plan	—	16,501	(1)	39,715	—	251,439
	Deferred Compensation Plan	—	—		—	—	—

William M. Sheedy	Excess 401k Plan	—	16,501	(1)	37,253	—	174,113
	Deferred Compensation Plan	—	—		—	—	—
(1)	Amounts reflect our contribution to the Excess 401k Plan for each named executive officer. These amounts are also reported in the “All Other Compensation” column of the “Summary Compensation Table” and the “All Other Compensation in Fiscal Year 2012” table.

The following table shows the funds available under the Visa Deferred Compensation Plan and the Excess 401k Plan and their annual rate of return for fiscal year 2012, as reported by the administrator of the plans.

Name of Fund	Rate of Return (%)
Alger Capital Appreciation Institutional Fund-Institutional Class(1)	2.76%
Dodge & Cox Income (2)	5.93%
Dodge & Cox International Stock	-15.71%
Fidelity Balanced Fund – Class K	19.91%
Fidelity Low-Priced Stock Fund – Class K	25.70%
Fidelity Retirement Money Market Portfolio	0.01%
Vanguard Total International Stock Index Fund-Institutional Plus Shares	-14.57%
PIMCO Total Return Fund-Instl Class(1)	6.96%
Spartan U.S. Equity Index Fund-Investor Class	30.14%
T. Rowe Price Equity Income(2)	2.64%
Vanguard Morgan Growth Fund Class Admiral(2)	0.72%
Columbia Acorn Z	-2.78%
(1)	This fund is not available under the Excess 401k Plan.
(2)	This fund is not available under the Visa Deferred Compensation Plan.

Employment Arrangements and Potential Payments upon Termination or Change of Control

In December 2010, we entered into a new employment agreement with Mr. Saunders, which superseded his existing employment agreement. Our named executive officers other than Mr. Saunders are participants in our Executive Severance Plan. The following discussion relates only to the employment arrangements with our named executive officers that were in effect during fiscal year 2012.

Mr. Saunders. On December 1, 2010, we entered into an employment agreement with Mr. Saunders pursuant to which he served as our Chairman and Chief Executive Officer and as a member of the board of directors during fiscal year 2012. On November 1, 2012, Mr. Saunders stepped down as our Chief Executive Officer, although he will continue to provide services to the Company as our Executive Chairman and a member of the board of directors until the expiration of the term of his employment on March 31, 2013.

Under the terms of his employment agreement, Mr. Saunders is entitled to receive an annual base salary of at least $950,000 and, with respect to each fiscal year ending during the employment period, Mr. Saunders is eligible to receive an annual incentive payment with a target incentive payment opportunity of no less than 250% of his annual base salary and a maximum incentive payment opportunity of no less than 500% of his annual base salary. Mr. Saunders’ annual base salary, target incentive payment percentage and maximum incentive payment percentage are subject to annual review by the Compensation Committee for increase, but not decrease. With respect to each fiscal year ending during the employment period, Mr. Saunders also is eligible to receive an annual long-term incentive award with a target value of no less than 500% of his annual base salary. During the employment period, Mr. Saunders is entitled to employee benefits and fringe benefits on a basis no less favorable than those provided to our other executive officers and perquisites on a basis that is no less favorable than those provided to him immediately prior to the employment period.

If, during the employment period, Mr. Saunders’ employment is terminated by us following a “change of control” without “cause,” or by Mr. Saunders following a change of control for “good reason” (each as defined in his employment agreement), Mr. Saunders is entitled to receive: (i) certain accrued payments and benefits; (ii) a pro-rata annual incentive award payment based on his target annual incentive award; and (iii) a lump sum cash payment equal to the sum of his annual base salary and target annual incentive award multiplied by the number of months and portions thereof (if any) from the date of termination through March 31, 2013, divided by twelve. In addition, upon such a termination Mr. Saunders and his spouse will be entitled to continued health care benefits (or supplemental coverage to Medicare, as applicable) for the remainder of their lives, which will be provided to them through a combination of continued coverage under our plans and cash payments. Mr. Saunders’ equity-based compensation awards also will be treated as follows:

•	all stock options held by Mr. Saunders that are outstanding as of the date of termination will vest in full and become immediately exercisable for the remainder of their term;

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination and which (i) were granted to Mr. Saunders during the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code and (ii) were not intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code, will vest in full and all restrictions on these awards will lapse; and

•

all equity-based compensation awards (other than stock options) held by Mr. Saunders that are outstanding as of the date of termination and which (i) were granted to Mr. Saunders following the post-initial public offering reliance period for purposes of Section 162(m) of the Internal Revenue Code and (ii) were intended to satisfy the “qualified performance-based” exception of Section 162(m) of the Internal Revenue Code or for which the applicable performance period has ended, will remain outstanding and continue to vest (or be forfeited) in accordance with the terms of the applicable award agreement.

To receive these severance benefits, Mr. Saunders is required to execute a general release of claims against Visa. The pro-rata target annual incentive award payment, severance payments and payments in respect of certain of Mr. Saunders’ equity-based compensation awards may be delayed for six months following his “separation from service” with us if such delay in payments is necessary to comply with Internal Revenue Code Section 409A, and any delayed cash payments will accrue interest at the then-applicable federal rate. If the total severance amounts payable would subject Mr. Saunders to excise tax under Internal Revenue Code Section 4999, the payment may be reduced to a safe harbor amount.

We are also required to reimburse Mr. Saunders for any legal fees and expenses that he may reasonably incur in connection with any dispute involving his employment agreement provided that he prevails on any material issue in such dispute. Mr. Saunders’ employment agreement contains restrictive covenants, which prohibit him from disclosing confidential information obtained while employed by us and from soliciting our employees and customers during employment and for the one-year period following termination of his employment.

Other Named Executive Officers

Our other named executive officers are participants in the Executive Severance Plan, which provides for lump sum severance of two times base salary plus target annual incentive awards, and excludes any gross-ups for excise taxes imposed as a result of severance or other payments deemed made in connection with a change of control. Under the Executive Severance Plan, a named executive officer may receive severance pay if, following a change of control, the executive is involuntarily terminated by us without “cause,” and, in some cases, voluntarily terminated by the executive for “good reason” (each as defined in the Executive Severance Plan). The letter agreement we entered into with the named executive officers in connection with the Executive Severance Plan also includes a pre-change of control constructive termination provision, which describes the circumstances under which a named executive officer may be eligible to receive severance benefits upon a voluntary termination of employment in the event of specified circumstances, such as a material change in the executive’s job duties, salary, bonus or long term incentive award, during the period from the executive’s eligibility date under the Executive Severance Plan through December 31, 2013.

Equity Incentive Awards

Pursuant to the terms of the award agreements under the Visa Inc. 2007 Equity Incentive Compensation Plan, if the employment of a named executive officer is involuntarily terminated by us without “cause” at any time or voluntarily terminated by the named executive officer for “good reason” within two years following a change of control (or at any time, for Mr. Saunders) (as such terms are defined in the plan or applicable award or employment agreement), then the unvested portion of any equity incentive award will become fully vested (and at target levels, with respect to performance shares).

Quantification of Termination Payments and Benefits

The following tables reflect the amount of compensation that would be paid to each of our named executive officers in the event of termination of such executive officer’s employment under various scenarios. The amounts shown assume that such termination was effective as of September 30, 2012 and include estimates of the amounts that would be paid to each executive officer upon such executive officer’s termination. The tables only include additional benefits that result from the termination and do not include any amounts or benefits earned, vested, accrued or owing under any plan for any other reason. See “Executive Compensation – Executive Compensation Tables – Grants of Plan-Based Awards in Fiscal Year 2012,” “Executive Compensation – Executive Compensation Tables – Pension Benefits” and “Executive Compensation – Executive Compensation Tables – Non-qualified Deferred Compensation.” Payments that would be made over a period of time have been estimated as the lump sum present value using 120% of the applicable federal rate (with the exception of the retirement plan benefit). The actual amounts to be paid can only be determined at the time of such executive officer’s separation from Visa.

Mr. Saunders

Mr. Saunders stepped down as our Chief Executive Officer effective November 1, 2012. Mr. Saunders will serve as our Executive Chairman providing transition services for the remaining term of his employment, which expires on March 31, 2013. The amounts that Mr. Saunders would be entitled to receive if his employment had terminated as of the last business day of fiscal year 2012 are described in the table below. Pursuant to the terms of his employment agreement, Mr. Saunders is entitled to receive annual incentive and long-term incentive awards, which awards were granted to him on November 19, 2012. Upon his retirement, Mr. Saunders will become entitled to a pro rata portion of his fiscal year 2013 annual incentive award, and his outstanding stock option grants and restricted stock unit awards will vest in full and all applicable restrictions will lapse. Mr. Saunders’ earned performance shares also will vest in full, however, his outstanding performance share awards, to the extent earned, will not vest until the conclusion of the applicable performance period. Mr. Saunders will not receive cash severance payments in connection with the expiration of his employment agreement’s term.

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination or Voluntary Good Reason Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	156,899		156,899		156,899		65,147
Disability Income	—		—		—		—
Cash Severance	1,662,500		1,662,500		—		—
Pro-rata incentive for fiscal year 2012	4,214,200		2,375,000		2,375,000		2,375,000
Unvested Restricted Stock/ Restricted Stock Units	4,762,912		4,762,912		4,762,912		4,762,912
Unvested Options	6,417,226		6,417,226		6,417,226		6,417,226
Unvested Performance Shares	12,193,698	(1)	12,193,698	(2)	12,193,698	(1)	12,193,698	(1)
Total	29,317,435		27,568,235		25,905,735		25,813,983
(1)	Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.
(2)	Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

Mr. Pollitt

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	46,962		46,962		43,706		11,003
Disability Income	—		—		1,107,257		—
Cash Severance	2,925,000		2,925,000		—		—
Pro-rata incentive for fiscal year 2012	1,441,700		812,500		812,500		812,500
Unvested Restricted Stock/ Restricted Stock Units	4,443,728		4,443,728		4,443,728		4,443,728
Unvested Options	2,849,366		2,849,366		2,849,366		2,849,366
Unvested Performance Shares	5,384,225	(1)	5,384,225	(2)	5,384,225	(1)	5,384,225	(1)
Total	17,090,981		16,461,781		14,640,782		13,500,822
(1)	Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.
(2)	Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

Mr. Partridge

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	46,962		46,962		43,706		11,003
Disability Income	—		—		495,323		—
Cash Severance	3,750,000		3,750,000		—		—
Pro-rata incentive for fiscal year 2012	1,816,200		1,125,000		1,125,000		1,125,000
Unvested Restricted Stock/ Restricted Stock Units	2,934,555		2,934,555		2,934,555		2,934,555
Unvested Options	3,939,303		3,939,303		3,939,303		3,939,303
Unvested Performance Shares	7,487,856	(1)	7,487,856	(2)	7,487,856	(1)	7,487,856	(1)
Total	19,974,875		19,283,675		16,025,742		15,497,716
(1)	Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.
(2)	Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

Ms. Buse

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	41,983		41,983		39,839		9,812
Disability Income	—		—		3,936,548		—
Cash Severance	2,100,000		2,100,000		—		—
Pro-rata incentive for fiscal year 2012	931,560		525,000		525,000		525,000
Unvested Restricted Stock/ Restricted Stock Units	4,482,132		4,482,132		4,482,132		4,482,132
Unvested Options	1,270,135		1,270,135		1,270,135		1,270,135
Unvested Performance Shares	2,489,551	(1)	2,489,551	(2)	2,489,551	(1)	2,489,551	(1)
Total	11,315,361		10,908,801		12,743,206		8,776,631
(1)	Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.
(2)	Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

Mr. Sheedy

Termination Payments & Benefits

Incremental Benefits Due to Termination Event	Involuntary Not for Cause Termination ($)		Involuntary Not for Cause Termination or Voluntary Good Reason Termination Following Change of Control ($)		Disability ($)		Death ($)
Health and Welfare Benefits	46,962		46,962		43,706		11,003
Disability Income	–		–		5,655,133		–
Cash Severance	2,100,000		2,100,000		–		–
Pro-rata incentive for fiscal year 2012	931,560		525,000		525,000		525,000
Unvested Restricted Stock/ Restricted Stock Units	4,552,361		4,552,361		4,552,361		4,552,361
Unvested Options	1,424,689		1,424,689		1,424,689		1,424,689
Unvested Performance Shares	2,692,180	(1)	2,692,180	(2)	2,692,180	(1)	2,692,180	(1)
Total	11,747,751		11,341,191		14,893,068		9,205,233
(1)	Includes the target number of shares for grants that have not completed their performance period. The actual amount due for these grants will be determined following the completion of the performance period.
(2)	Includes the target number of shares for grants that have not completed their performance period. In the event of an Involuntary Not for Cause or Voluntary Good Reason Termination Following Change of Control, the target number of shares will vest.

PROPOSAL 2 – ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

In accordance with Section 14A to the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as described in the section of this proxy statement titled “Executive Compensation.” This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation.

As described in detail under the heading “Executive Compensation – Compensation Discussion and Analysis,” our executive compensation programs are designed to attract, motivate, and retain our named executive officers, who are critical to our success. Under these programs, our named executive officers are rewarded for the achievement of specific annual, long-term and strategic goals, corporate goals, and the realization of increased stockholder value. Please read the “Compensation Discussion and Analysis” beginning on page 37 for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officers.

The say-on-pay vote is advisory, and therefore not binding on the Company, the Compensation Committee or our board of directors. Our board of directors and our Compensation Committee value the opinions of our stockholders and, to the extent there is any significant vote against the compensation of our named executive officers as disclosed in this proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

The board of directors has adopted a policy providing for an annual say-on-pay vote. Unless the board of directors modifies this policy, the next say-on-pay vote will be held at our 2014 annual meeting of stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT

PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SECURITIES AND EXCHANGE COMMISSION.

PROPOSAL 3 – RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS OUR

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013

The Audit and Risk Committee has appointed KPMG LLP as our independent registered public accounting firm to audit the financial statements of Visa Inc. and its subsidiaries for the fiscal year ending September 30, 2013. KPMG was our independent registered public accounting firm for the fiscal year ended September 30, 2012.

A proposal will be presented at the Annual Meeting to ratify KPMG’s appointment. If the stockholders do not ratify KPMG’s appointment, the Audit and Risk Committee may reconsider the selection of our independent registered public accounting firm for fiscal year 2013. Even if the appointment is ratified, the Audit and Risk Committee, in its sole discretion, may select a different independent registered public accounting firm at any time during the fiscal year if it determines such a change would be in our best interests and the best interests of our stockholders.

A representative of KPMG will be present at the Annual Meeting and will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS

A VOTE “FOR” RATIFICATION OF THE APPOINTMENT OF KPMG LLP

AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2013.

INDEPENDENT AUDITOR’S SERVICES AND FEES

The following table sets forth the aggregate fees billed to the Company by KPMG for fiscal years 2012 and 2011:

	Fiscal Year
	2012	2011
	(in thousands)
Audit fees(1)	$5,846	$5,867
Audit-related fees(2)	1,420	1,490
Tax fees(3)	280	268
All other fees	—	—

Total	$7,546	$7,625
(1)	Represents aggregate fees billed for professional services rendered in connection with annual financial statement audits, audits of our internal control over financial reporting, quarterly review of financial statements and for services related to local statutory audits.
(2)	Represents aggregate fees billed for assurance and related audit services (but not included in the audit fees set forth above). The assurance and related audit services include employee benefit plan audits, review of internal controls for selected information systems and business units (Statement on Standards for Attestation Engagement No. 16 audits), and services related to web trust certifications.
(3)	Represents aggregate fees billed for tax services in connection with the preparation of tax returns, other tax compliance services, tax planning and expatriate tax services.

Consistent with SEC and Public Company Accounting Oversight Board, or PCAOB, requirements regarding auditor independence, the Audit and Risk Committee has responsibility for appointing, setting the compensation for and overseeing the work of our independent registered public accounting firm. In accordance with its charter and the Audit and Risk Committee’s Pre-Approval Policy, the Audit and Risk Committee is required to pre-approve all audit and internal control-related services and permitted non-audit services, including the terms thereof, to be performed for us by our independent registered public accounting firm, subject to the de minimis exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act that are approved by the Audit and Risk Committee prior to the completion of the audit. In addition, the Audit and Risk Committee’s charter requires the Committee to review and discuss with the independent registered public accounting firm any documentation supplied by it as to the nature and scope of any tax services to be approved, as well as the potential effects of the provision of such services on the firm’s independence. During fiscal year 2012, all services KPMG provided to the Company were pre-approved by the Audit and Risk Committee in accordance with applicable SEC regulations and the Pre-Approval Policy, and the Audit and Risk Committee reviewed and discussed the documentation KPMG supplied to it as to tax services and the potential effect of the provision thereof on KPMG’s independence.

To further help ensure the independence of our independent registered public accounting firm, we have adopted policies and procedures relating to the engagement of our independent registered public accounting firm and the hiring of employees or former employees of the independent registered public accounting firm.

REPORT OF THE AUDIT AND RISK COMMITTEE

The Audit and Risk Committee is responsible for monitoring and overseeing Visa’s financial reporting process on behalf of the board of directors. Visa’s management has the primary responsibility for establishing and maintaining adequate internal financial controls, for preparing the financial statements, and for the public reporting process. KPMG LLP, Visa’s independent registered public accounting firm, is responsible for expressing opinions on the conformity of the Company’s audited financial statements with generally accepted accounting principles and on the Company’s internal control over financial reporting.

In this context, the Audit and Risk Committee has reviewed and discussed with management the Company’s audited consolidated financial statements for the fiscal year ended September 30, 2012. In addition, the Audit and Risk Committee has discussed with KPMG the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit and Risk Committee also has received the written disclosures and the letter from KPMG required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and the Audit and Risk Committee has discussed the independence of KPMG with that firm.

Based on the Audit and Risk Committee’s review and discussions noted above, the Audit and Risk Committee recommended to the board of directors that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012, for filing with the Securities and Exchange Commission.

Submitted by:	Robert W. Matschullat (Chair) Gary P. Coughlan Mary B. Cranston Francisco Javier Fernández-Carbajal Cathy E. Minehan

PROPOSAL 4 – STOCKHOLDER PROPOSAL ON LOBBYING PRACTICES AND EXPENDITURES

Visa has received a stockholder proposal from Boston Common Asset Management, LLC, located at 84 State Street, Suite 940, Boston, Massachusetts, 02109, and the Unitarian Universalist Association of Congregations, located at 25 Beacon Street, Boston, Massachusetts, 02108 (the “Proponents”). Boston Common Asset Management, LLC and the Unitarian Universalist Association of Congregations have indicated that as of the date they submitted the proposal, they held 11,650 and 6,700 shares of our Class A common stock, respectively. The Proponents have requested that the Company include the following proposal and supporting statement (in italics) in the proxy statement for the Annual Meeting. The proposal may be voted on at the Annual Meeting only if properly presented by the Proponents or the Proponents’ representative.

Whereas, businesses, like individuals, have a recognized legal right to express opinions to legislators and regulators on public policy matters.

It is important that our company’s lobbying positions, and processes to influence public policy, are transparent. Public opinion is skeptical of corporate influence on Congress and public policy and questionable lobbying activity may pose risks to our company’s reputation when controversial positions are embraced. Hence, we believe full disclosure of Visa’s policies, procedures and oversight mechanisms is warranted.

Resolved, the stockholders of Visa Inc. (“Visa”) request the Board authorize the preparation of a report, updated annually, and disclosing:

1.	Company policy and procedures governing the lobbying of legislators and regulators, including that done on our company’s behalf by trade associations. The disclosure should include both direct and indirect lobbying and grassroots lobbying communications.

2.	A listing of payments (both direct and indirect, including payments to trade associations) used for direct lobbying as well as grassroots lobbying communications, including the amount of the payment and the recipient.

3.	Membership in and payments to any tax-exempt organization that writes and endorses model legislation.

4.	Description of the decision making process and oversight by the management and Board for

a.	direct and indirect lobbying contribution or expenditure; and

b.	payment for grassroots lobbying expenditure.

For purposes of this proposal, a “grassroots lobbying communication” is a communication directed to the general public that (a) refers to specific legislation, (b) reflects a view on the legislation and (c) encourages the recipient of the communication to take action with respect to the legislation.

Both “direct and indirect lobbying” and “grassroots lobbying communications” include efforts at the local, state and federal levels.

The report shall be presented to the Audit Committee or other relevant oversight committees of the Board and posted on the company’s website.

Supporting Statement

As stockholders, we encourage transparency and accountability in the use of staff time and corporate funds to influence legislation and regulation both directly and indirectly. We believe such disclosure is in stockholders’ best interests. Absent a system of accountability, company assets could be used for policy objectives contrary to Visa’s long-term interests.

Visa spent approximately $12.31 million in 2010 and 2011 on direct federal lobbying activities, according to disclosure reports. This figure may not include grassroots lobbying to directly influence legislation by mobilizing public support or opposition. Also, not all states require disclosure of lobbying expenditures. And Visa does not disclose its contributions to tax-exempt organizations that write and endorse model legislation, such as Visa’s $50,000 contribution to the American Legislative Exchange Council (“ALEC”) annual meeting (http://thinkprogress.org/politics/2011/08/05/288823/alec-exposed-corporations-funding/). Visa has also been identified serving on ALEC’s Commerce, Insurance, and Economic Development Task Force (http://www.commoncause.org/site/pp.asp?c=dkLNK1MOIwG&b=8078765).

Membership in ALEC became very controversial when ALEC’s role in Arizona style immigration bills, Stand Your Ground legislation and voter identification bills was exposed. Facing this controversy, companies like McDonald’s, PepsiCo, Wendy’s and Kraft Foods withdrew their involvement and funding of ALEC.

We urge stockholders to vote for this proposal.

Visa’s Response:

The board of directors recommends that stockholders vote AGAINST this proposal.

Public-sector decisions significantly affect Visa’s business, direction and growth. For this reason, we participate in the political process through regular and constructive engagement with government officials and policy-makers, by making political contributions, and by encouraging the civic involvement of our employees. In order to promote transparency, ensure that our political spending enhances stockholder value, and facilitate compliance with applicable laws and regulations, the Nominating and Corporate Governance Committee of our board adopted a comprehensive Political Participation, Lobbying and Contributions Policy in October 2010. Under the Policy, the Nominating and Corporate Governance Committee must pre-approve the use of corporate funds for political contributions, including contributions made to trade associations to support targeted political campaigns. The Policy also requires that management prepare and present to the Nominating and Corporate Governance Committee an annual report disclosing our corporate political contributions, including contributions to trade associations, and publish that report on our website. Stockholders may access our annual contribution reports for 2010 and 2011 at http://corporate.visa.com under “Corporate Responsibility – Responsible Business Practices – Political Contributions.”

Commencing in 2013, management also will prepare and present to the Nominating and Corporate Governance Committee an annual report regarding our lobbying expenditures and activities. This report will include information regarding our membership in and payments to tax-exempt organizations that write and endorse model legislation.

Visa does not regularly sponsor advertisements that qualify as “independent expenditures” or “electioneering communications” under U.S. federal campaign finance laws. However, in the event that we do make such contributions, they must be approved in advance by the Nominating and Corporate Governance Committee and publicly disclosed in our annual political contributions report.

Visa’s Political Participation, Lobbying and Contributions Policy is reviewed by the Nominating and Corporate Governance Committee each year and contains robust provisions regarding accountability, oversight, and the decision-making process relating to (i) the retention of lobbyists, (ii) contributions to political candidates, organizations and trade associations, and (iii) the activities of Visa’s Political Action Committee (“Visa PAC”). The Policy also prohibits our directors, officers and employees from using company resources to promote their personal political views, causes or candidates, and specifies that the Company will not directly or indirectly reimburse any personal political contributions or expenses. Directors, officers and employees also may not lobby government officials on the Company’s behalf absent the pre-approval of the Company’s Government Relations Department. As such, our lobbying and political spending seek to promote the interests of the Company and its stockholders, and not the personal political preferences of our executives.

In addition, our annual political contributions reports and our website provide stockholders with information about our political contributions and related internal oversight processes. These details include:

•

An itemized list of our corporate political contributions for 2010 and 2011, including the amounts of contributions made to trade associations and organizations registered under Section 527 of the U.S. federal tax code to support political activities. All contributions are disclosed, with no de minimis thresholds;

•	The criteria used in determining the recipients of our political contributions;

•	The approval and oversight processes for our political contributions and contributions made by the Visa PAC; and

•	Links to several third party websites that provide information about our Visa PAC contributions.

In short, Visa has a robust Policy in place governing its lobbying and political activities, and which provides for oversight by the Nominating and Corporate Governance Committee of the board. We already prepare annual reports regarding our political contributions, which are reviewed by the Nominating and Corporate Governance Committee and publicly disclosed to stockholders. These reports and our website provide substantial transparency regarding our political contributions and practices. Commencing in 2013, management also will prepare an annual report regarding lobbying expenditures, which will be reviewed by the Nominating and Corporate Governance Committee. While we appreciate the Proponents’ desire that this report be publicly disclosed, we must balance that desire against the need to safeguard confidential and strategic information in a highly competitive environment. Disclosures that may reveal such competitively sensitive data would be detrimental to the Company and to the interests of our stockholders as a whole. Accordingly, the board of directors recommends that you vote AGAINST this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “AGAINST” THIS PROPOSAL.

ADDITIONAL ANNUAL MEETING INFORMATION

Attending the Meeting in Person

If you plan to attend the Annual Meeting in person, please visit the Investor Relations page of our website at http://investor.visa.com for directions to the Crowne Plaza Hotel, 1221 Chess Drive, Foster City, CA 94404. The Annual Meeting will start at 8:30 a.m. Pacific Time on January 30, 2013. Please note that the doors to the meeting room will not open until 8:00 a.m. Pacific Time.

When you arrive, signs will direct you to the meeting room. Due to security measures, all bags will be subject to search, and all persons who attend the Annual Meeting will be subject to a metal detector and/or a hand wand search. We will be unable to admit anyone who does not comply with these security procedures. We will not permit the use of cameras (including cell phones with photographic or video capabilities) and other recording devices in the meeting room. Stockholders attending the Annual Meeting in person will be permitted to submit questions to management.

Only stockholders of our Class A common stock as of the close of business on the Record Date, who can prove such ownership and provide valid identification, will be allowed admittance to attend the Annual Meeting. Individuals who own shares through a broker or other nominee should bring to the Annual Meeting a legal proxy, brokerage statement or written proof of ownership as of the close of business on the Record Date. Beneficial owners who plan to vote their shares must follow the instructions in the section of this proxy statement entitled “Questions and Answers about the Annual Meeting and these Proxy Materials – How do I vote and what are the voting deadlines?” Representatives of institutional stockholders should bring a legal proxy or other proof that they are representatives of a firm that held shares on the Record Date and are authorized to vote on behalf of the institution. Stockholders intending to attend the Annual Meeting in person must reserve their seat by January 25, 2013 by contacting our Investor Relations Department at (650) 432-7644. In addition, stockholders must bring a form of government-issued photo identification, such as a driver’s license, state-issued ID card, or passport to gain entry to the Annual Meeting.

Anyone who cannot provide valid identification and proof of ownership or representation as of the close of business on the Record Date, and has not reserved his or her seat in advance, may not be admitted.

Annual Meeting Webcast

An audio webcast of the Annual Meeting will be available on the Investor Relations page of our website at http://investor.visa.com at 8:30 a.m. Pacific Time on January 30, 2013. The webcast will allow stockholders to listen to the Annual Meeting, but stockholders accessing the Annual Meeting through the webcast will not be considered present at the Annual Meeting and will not be able to vote through the webcast or ask questions. An archived copy of the webcast will be available on our website through February 28, 2013. Registration to listen to the webcast will be required.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who beneficially own more than ten percent of our Class A common stock, to file initial reports of ownership and reports of changes in ownership of our common stock and our other equity securities with the SEC, and to furnish copies of such reports to the Company. Based solely on our review of the reports provided to us and on representations received from our directors and executive officers that no annual Form 5 reports were required to be filed by them, we believe that all of our executive officers, directors and persons who beneficially own more than ten percent of our Class A common stock complied with all Section 16(a) filing requirements applicable to them with respect to transactions during fiscal year 2012.

Stockholder Proposals

Stockholder Proposals for 2014 Annual Meeting

The submission deadline for stockholder proposals to be included in our proxy materials for the 2014 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act is August 19, 2013, except as may otherwise be provided in Rule 14a-8. All such proposals must be in writing and received by our Corporate Secretary, Ariela St. Pierre, at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999 by close of business on the required deadline in order to be considered for inclusion in our proxy materials for the 2014 annual meeting of stockholders. Submission of a proposal before the deadline does not guarantee its inclusion in our proxy materials.

Advance Notice Procedure for 2014 Annual Meeting

Under our Bylaws, director nominations and other business may be brought at an annual meeting of stockholders only by or at the direction of the board of directors or by a stockholder entitled to vote who has submitted a proposal in accordance with the requirements of our Bylaws as in effect from time to time. To be timely under the Bylaws as now in effect, a stockholder notice must be delivered and received by our Corporate Secretary, Ariela St. Pierre, at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999 not less than ninety (90) days nor more than one hundred twenty (120) days prior to the date of the annual meeting. However, if we provide less than one hundred (100) days’ notice or other prior public disclosure of the date of the meeting, the stockholder notice must be received no later than the close of business on the tenth (10th) day following the earlier of the day on which notice of the date of the meeting was mailed or other public disclosure was made. Please refer to the full text of our advance notice Bylaw provisions for additional information and requirements. A copy of our Bylaws may be obtained by writing to our Corporate Secretary at the address listed above or by visiting the Investor Relations page of our website at http://investor.visa.com under “Corporate Governance.”

Stockholders Sharing the Same Address

The SEC has adopted rules that allow a company to deliver a single proxy statement or annual report to an address shared by two or more of its stockholders. This method of delivery, known as “householding,” permits us to realize significant cost savings, reduces the amount of duplicate information stockholders receive, and reduces the environmental impact of printing and mailing documents to you. Under this process, certain stockholders will receive only one copy of our proxy materials and any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. Any stockholders who object to or wish to begin householding may notify our Investor Relations Department at (650) 432-7644 or Investor Relations, Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999. We will send an individual copy of the proxy statement to any stockholder who revokes their consent to householding within 30 days of our receipt of such revocation.

Fiscal Year 2012 Annual Report and SEC Filings

Our financial statements for the fiscal year ended September 30, 2012 are included in our Annual Report on Form 10-K, which we will make available to stockholders at the same time as this proxy statement. Our Annual Report and this proxy statement are posted on our website at http://investor.visa.com and are available from the SEC at its website at www.sec.gov. If you do not have access to the Internet or have not received a copy of our Annual Report, you may request a copy of it or any exhibits thereto without charge by writing to our Corporate Secretary, at Visa Inc., P.O. Box 8999, San Francisco, California 94128-8999.

By Order of the Board of Directors

Joseph W. Saunders
Executive Chairman

VISA INC. P.O. BOX 8999 SAN FRANCISCO, CA 94128-8999 ATTN: VICTORIA HYDE-DUNN

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on January 29, 2013. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on January 29, 2013. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M50993-P30318	KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

VISA INC.
The Board of Directors recommends you vote FOR each of the nominees listed in Proposal 1:

1.	Election of Directors
		For	Against	Abstain
Nominees:

	1a. Gary P. Coughlan	☐	☐	☐

	1b. Mary B. Cranston	☐	☐	☐

	1c. Francisco Javier Fernández-Carbajal	☐	☐	☐

	1d. Robert W. Matschullat	☐	☐	☐

	1e. Cathy E. Minehan	☐	☐	☐

	1f. Suzanne Nora Johnson	☐	☐	☐

	1g. David J. Pang	☐	☐	☐

	1h. Joseph W. Saunders	☐	☐	☐

	1i. Charles W. Scharf	☐	☐	☐

	1j. William S. Shanahan	☐	☐	☐

	1k. John A. Swainson	☐	☐	☐

The Board of Directors recommends you vote FOR Proposals 2 and 3:
		For	Against	Abstain

2.	Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐

3.	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2013.	☐	☐	☐

The Board of Directors recommends you vote AGAINST Proposal 4:
		For	Against	Abstain

4.	Stockholder proposal on lobbying practices and expenditures, if properly presented.	☐	☐	☐

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting and any adjournment or postponement thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of

Stockholders to Be Held on January 30, 2013: The Notice and Proxy Statement and our Annual Report

to Stockholders can be accessed electronically at http://investor.visa.com or www.proxyvote.com.

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M50994-P30318

VISA INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE

ANNUAL MEETING OF THE STOCKHOLDERS OF VISA INC. TO BE HELD ON

JANUARY 30, 2013 AT 8:30 A.M. PACIFIC TIME.

The undersigned revokes all previous proxies and, having received the Notice of Meeting and Proxy Statement dated December 17, 2012, appoints Joshua R. Floum, Thomas A. M’Guinness and Ariela St. Pierre, and each of them as proxies with full power of substitution, to represent and vote all of the shares of Class A common stock of Visa Inc. the undersigned is entitled to vote, either on his or her own behalf or on behalf of an entity or entities, at the Annual Meeting of the Stockholders to be held at 8:30 a.m. Pacific Time on January 30, 2013, and any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL 4.

This proxy, when properly executed and returned in a timely manner, will be voted in the manner directed, or if no choice is specified, “FOR” each of the nominees listed in Proposal 1, “FOR” Proposals 2 and 3, and “AGAINST” Proposal 4. The proxies are authorized to vote upon such other business as may properly come before the meeting and any postponement or adjournment thereof.

Continued and to be signed on reverse side